    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 2000

                                                      REGISTRATION NO. 333-90601
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                        HOTEL RESERVATIONS NETWORK, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  7389                                 75-2817683
   (State or other jurisdiction of           (Primary Standard Industrial                   (IRS Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                         ------------------------------

                             8140 WALNUT HILL LANE
                                   SUITE 203
                              DALLAS, TEXAS 75231
                                 (214) 361-7311
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                  DAVID LITMAN
                             8140 WALNUT HILL LANE
                                   SUITE 203
                              DALLAS, TEXAS 75231
                                 (214) 361-7311
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   Copies to:

        PAUL D. GINSBERG, ESQ.                   THOMAS J. KUHN, ESQ.              RICHARD D. TRUESDELL, JR., ESQ.
       ROBERT B. SCHUMER, ESQ.                   USA NETWORKS, INC.                     DAVIS POLK & WARDWELL
        PAUL, WEISS, RIFKIND,                    CARNEGIE HALL TOWER                     450 LEXINGTON AVENUE
          WHARTON & GARRISON               152 WEST 57TH STREET, 42ND FLOOR            NEW YORK, NEW YORK 10017
     1285 AVENUE OF THE AMERICAS               NEW YORK, NEW YORK 10019                    (212) 450-4000
       NEW YORK, NEW YORK 10019                     (212) 314-7200
           (212) 373-3000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION -- FEBRUARY 3, 2000


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS
           , 2000
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THIS OFFERING AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                    5,400,000 SHARES OF CLASS A COMMON STOCK
----------------------------------------------------------------------

    HOTEL RESERVATIONS NETWORK, INC.:

    - We are a leading online consolidator of hotel accommodations, providing service through our websites, affiliated websites and our toll-free call center.

    -  Hotel Reservations Network, Inc.
        8140 Walnut Hill Lane, Suite 203
        Dallas, Texas 75231
        (214) 361-7311

    SYMBOL AND MARKET:

    -  ROOM/Nasdaq National Market

    THE OFFERING:

    -  We are offering 5,400,000 shares of our class A common stock.

    - The underwriters have an option to purchase from us up to an additional 810,000 shares of our class A common stock to cover overallotments.

    - This is our initial public offering. We estimate that the public offering price will be between $11.00 and $13.00 per share.

    - Shares of our class A common stock have one vote per share and shares of our class B common stock have 15 votes per share.

    -  Closing:          , 2000


                                                      PER SHARE
                                                                      TOTAL
Public offering price:                               $             $
Underwriting fees:
Proceeds to Hotel Reservations Network, Inc.:


       THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
DONALDSON, LUFKIN & JENRETTE
               ALLEN & COMPANY INCORPORATED
                               BEAR, STEARNS & CO. INC.
                                              THOMAS WEISEL PARTNERS LLC
                                                              DLJDIRECT INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                           PAGE
Prospectus Summary.....................      1
Risk Factors...........................      8
Special Note Regarding Forward-Looking
  Statements...........................     18
Use of Proceeds........................     18
Dividend Policy........................     18
Capitalization.........................     19
Dilution...............................     20
Selected Financial Data................     21
Unaudited Pro Forma Combined Condensed
  Statement of Operations..............     23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     27



                                           PAGE

Business...............................     37
Management.............................     46
Certain Transactions...................     52
Principal Stockholders.................     55
Description of Capital Stock...........     59
Shares Eligible for Future Sale........     64
Underwriting...........................     66
Legal Matters..........................     68
Experts................................     68
Available Information..................     68
Reports to Security Holders............     68
Index to Financial Statements..........    F-1


                            ------------------------

    In this prospectus, unless the context otherwise requires, the terms "we," "us," "our," "our company" and "Hotel Reservations Network" refer to Hotel Reservations Network, Inc. and our predecessor entities; and "USAi" and "our parent" refer to USA Networks, Inc. and its subsidiaries and managed affiliates (other than our company).

    Unless otherwise noted, all numbers discussed in this prospectus are approximated to the closest round number.

    This prospectus includes statistical data regarding our company, the Internet and the industry in which we compete. This data is based on our records or is taken or derived from information published or prepared by various sources, including Jupiter Communications, LLC, Smith Travel Research and Travel Industry Association of America, all of which are providers of market and strategic information for the travel industry.

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR CLASS A COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES TO THOSE STATEMENTS.

                        HOTEL RESERVATIONS NETWORK, INC.

OUR COMPANY


    We are a leading online consolidator of hotel accommodations in terms of hotel rooms booked online, providing service through our websites, affiliated websites and our toll-free call center. We contract with hotels in advance for volume purchases and guaranteed availability of hotel rooms at wholesale prices and sell these rooms to consumers, often at significant discounts to published rates. In addition, our hotel supply relationships often allow us to offer our customers hotel accommodation alternatives for otherwise unavailable dates. At December 31, 1999, we had room supply agreements with approximately 1,500 hotels in 40 major markets in North America and Western Europe.



    We market our hotel accommodations primarily over the Internet through our own websites, www.hoteldiscount.com and www.180096hotel.com, and through third-party affiliated websites. We have negotiated affiliate marketing agreements with many of the leading travel-related websites including Preview Travel, Expedia (operated by Microsoft), Travelocity (operated by Sabre Inc.), TravelWeb (operated by Pegasus Systems), Cheap Tickets, Yupi.com, GetThere.com and over 1,600 other affiliate websites. We also are prominently featured on and directly linked to most of the leading Internet search engines and online communities, including America Online, Lycos, Yahoo!, Ticketmaster Online-CitySearch, Excite and Infoseek. Through these agreements, our hotel accommodations are prominently featured on and linked to these affiliated websites on a co-branded or private label basis. By establishing these wide-ranging affiliations, we believe that we are well-positioned to capitalize on the expected growth in online hotel bookings regardless of where those bookings are originated.


    We have room supply relationships with a wide range of independent hotel operators, as well as hotels associated with national chains, including Hilton, Sheraton, Westin, Radisson, Best Western, Loews, Doubletree and Hampton Inn. Our hotel suppliers view us as an efficient distribution channel to help maximize their overall revenues and occupancy levels. Although we contract in advance for volume room commitments, our hotel supply contracts often allow us to return unsold rooms without penalty within a specified period of time. In addition, because we contract to purchase hotel rooms in advance, we are able to manage billing procedures for the rooms we sell and thereby maintain direct relationships with our customers. We have developed proprietary revenue management and reservation systems software that is integrated with our websites and call center operations. These systems and software enable us to accurately monitor our room inventory and provide prompt, efficient customer service. Our hotel supply contracts and revenue management capabilities differentiate us from retail travel agencies and other commission-based resellers of hotel accommodations.


    Our revenues have increased from $23.3 million in 1996 to $161.8 million in 1999, representing a compound annual growth rate of 90.8%. Internet generated bookings accounted for 44% of our revenues in 1998 and 81% in 1999. On a pro forma basis, our net loss for the year ended December 31, 1999 was $8.5 million, which reflects pro forma amortization of $34.1 million. As a result of the acquisition of substantially all the assets of TMF, Inc. and HRN Marketing Corp. on May 10, 1999, $200.3 million of goodwill was created. This goodwill is being amortized over ten years and, as of December 31, 1999, goodwill represented approximately 91.8% of the book value of our assets. The amount of goodwill and related amortization will increase by approximately $140.4 million due to the issuance of an estimated 11,699,900 shares of our class A common stock to an assignee of TMF, Inc.

and HRN Marketing Corp. immediately prior to the closing of this offering. It may also increase if we are required to make a future contingent payment in connection with this acquisition. See "Our History," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."


OUR INDUSTRY

    Online sales of travel services have become an important part of the overall travel industry and have expanded dramatically in recent years due to the increased acceptance of the Internet by both travel service providers and consumers. According to a May 1999 study by Jupiter Communications, the U.S. online travel market has more than doubled from $911 million in 1997 to $2.2 billion in 1998 and is expected to increase to $16.6 billion in 2003. In addition, Jupiter Communications projects that online hotel bookings will increase from $630 million in 1999 to $4.2 billion in 2003, representing a compound annual growth rate of 60%.


    Hotel reservations are particularly well-suited to the Internet and the services of third-party consolidators. The Internet provides an efficient way for travelers to quickly compare price, quality and location of a variety of hotel rooms. The hotel industry is extremely fragmented and, unlike airline and car rental reservations, pricing and availability cannot be controlled easily through central reservation systems. Moreover, the central reservation systems often do not provide access to discounted rates or to rooms during otherwise unavailable dates. Alternative booking methods, such as calling individual hotels or using publications like guidebooks or yellow pages, are both cumbersome and time-consuming. Online consolidators like our company are able to aggregate inventory and market this inventory to travelers over the Internet, benefitting hotels, travel agents and travelers.


OUR GROWTH STRATEGY

    Our objective is to build upon our position as a leading online hotel consolidator by pursuing the following growth strategies:

    - increasing our Internet presence, including our number of Internet affiliations;

    - expanding our hotel supply arrangements in existing markets;

    - entering new markets;

    - initiating new affiliations with travel agencies, travel and membership clubs and other groups;

    - enhancing our offering of products and services to include other travel-related services;

    - offering paid advertising on our websites;

    - pursuing strategic acquisitions; and

    - leveraging our relationship with our parent company, USAi, and its affiliates.

    Our ability to implement our growth strategy may be impaired by the types of risks described under the section "Risk Factors."

OUR HISTORY

    TMF, Inc. was incorporated in Texas in 1991, and HRN Marketing Corp. was incorporated in Florida in 1998. In the spring of 1998, TMF, Inc. and HRN Marketing Corp. engaged an advisor to explore a variety of strategic alternatives. USAi, our parent company, was approached during this process. Negotiations for a possible transaction began in August of 1998. In connection with these negotiations, our company was formed in Delaware on March 25, 1999 as a direct, wholly owned subsidiary of USAi.


    On April 13, 1999, we entered into a definitive agreement with USAi, TMF, Inc., HRN Marketing Corp. and Messrs. David Litman and Robert Diener to acquire substantially all the assets and liabilities of TMF, Inc. and HRN Marketing Corp. This transaction was completed on May 10, 1999. Consequently, TMF, Inc. and HRN Marketing Corp. are, collectively, our predecessor business. Along with their spouses and trusts for the benefit of some members of their families, Messrs. Litman and Diener were the sole stockholders of TMF, Inc. and HRN Marketing Corp. Since the acquisition, Messrs. Litman and Diener have continued on as our Chief Executive Officer and President, respectively.



    At the closing of the acquisition, we paid approximately $162.5 million to TMF, Inc. and HRN Marketing Corp. This amount consisted of the $150.0 million purchase price, which was paid in the form of a promissory note, and a $12.5 million payment for our predecessor business' attainment of financial targets during its first fiscal quarter of 1999. Approximately $145.0 million of the principal amount of the promissory note was paid on the day after the closing, and the final $5.0 million payment was paid on January 31, 2000. Under the purchase agreement, we were required to pay TMF, Inc. and HRN Marketing Corp. up to $12.5 million at the end of each of the last three fiscal quarters in 1999 and for the year ended December 31, 1999 if specified financial targets were met in each of those quarters and for the year. As a result, we have paid a total of $25.0 million to an assignee of TMF, Inc. and HRN Marketing Corp. for the fiscal quarters ended June 30, 1999 and September 30, 1999. We have accrued for a $12.5 million payment for our year ended December 31, 1999 that we expect to make in the first fiscal quarter of 2000. This payment will be funded by a capital contribution from USAi.



    TMF, Inc. and HRN Marketing Corp. are entitled to a contingent cash payment based on our performance for the twelve-month period ending March 31, 2000. This additional payment will be based upon the greater of:



    - 2.5 times the total growth in our adjusted earnings for the period; or



    - 1.44 times the total growth in our adjusted gross profit for the period (provided this growth in adjusted gross profit exceeds 50%).



In addition to being a guarantor of our obligations, USAi has agreed to make this contingent payment on our behalf.



    We have entered into an amended and restated asset purchase agreement that eliminates contingent cash payments based on performance for the twelve-month periods ending March 31, 2001 and March 31, 2002. In exchange for the elimination of these cash payments, we will issue to an assignee of TMF, Inc. and HRN Marketing Corp. $81.6 million of class A common stock (an estimated 6,800,000 shares of class A common stock, assuming an initial public offering price of $12.00 per share). See "Certain Transactions."



    We also are required to issue to an assignee of TMF, Inc. and HRN Marketing Corp. shares of our class A common stock equal to 10% of the number of shares of our common stock outstanding immediately prior to the closing of this offering or 4,899,900 shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."


    Our offices are located at 8140 Walnut Hill Lane, Suite 203, Dallas, Texas 75231, and our telephone numbers are (214) 361-7311 and (800) 96-hotel. Our world wide websites are www.hoteldiscount.com and www.180096hotel.com. The information on our websites is not incorporated by reference into this prospectus.

                                  THE OFFERING


Class A common stock offered(1).............................  5,400,000 shares

Common stock to be outstanding after this offering:

  Class A common stock(1)(2)................................  17,099,900 shares
  Class B common stock......................................  37,299,100 shares

    Total common stock(1)(2)................................  54,399,000 shares


------------------------

(1) Excludes 810,000 shares of class A common stock issuable upon exercise of the overallotment option described in "Underwriting."


(2) Includes an estimated 11,699,900 shares of class A common stock to be issued to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to the closing of this offering. See "Certain Transactions." Excludes 5,500,000 shares of class A common stock reserved for issuance under our stock option plans as described in "Management--Employee Benefit Plans" and "Management--Directors' Stock Option Plan"; and an estimated 4,197,955 shares (assuming an initial public offering price of $12.00 per share) of class A common stock to be reserved for issuance under warrants we have agreed to issue to a number of our third-party website affiliates upon the closing of this offering, of which warrants to purchase an estimated 1.75 million shares will be immediately exercisable and a performance warrant to purchase 2,447,955 shares will be subject to specified vesting criteria. See "Description of Capital Stock--Warrants to Purchase Common Stock."



Voting rights.............................  Holders of class A common stock will have one vote per share.

Relative rights of class A common stock
  and class B common stock................  The class A common stock and class B common stock have substantially identical rights except for conversion and
                                            voting rights. The class A common stock entitles its
                                            holders to one vote per share, and the class B common
                                            stock entitles its holders to 15 votes per share on all
                                            matters submitted to a vote or for the consent of
                                            stockholders unless Delaware law requires otherwise. The
                                            class A common stock and class B common stock will vote
                                            together as a single class on all matters submitted to a
                                            vote or for the consent of stockholders unless Delaware
                                            law requires otherwise. The shares of class B common
                                            stock are convertible at any time at the option of the
                                            holder into shares of class A common stock on a
                                            share-for-share basis. In addition, shares of class B
                                            common stock will be automatically converted into a like
                                            number of shares of class A common stock upon any sale,
                                            conveyance, foreclosure upon, assignment or other
                                            transfer of shares of class B common stock, other than a
                                            transfer to an affiliate of USAi or, in certain
                                            circumstances, a tax-free spin-off or similar
                                            transaction by USAi. See "Description of Capital Stock."

Controlling stockholder...................  USAi beneficially owns all the shares of our outstanding class B common stock, and immediately after this
                                            offering, but before any exercise of the overallotment
                                            option, will beneficially own approximately 68.6% of our
                                            outstanding common stock, representing approximately
                                            97.0% of the total voting power of our common stock. See
                                            "Risk Factors--Our

                                            business is controlled by USAi and, as a result, our
                                            other stockholders will have little or no influence over
                                            stockholders' decisions," "--We may face potential
                                            conflicts of interest with USAi which may harm our
                                            business," "--USAi may sell its shares of our common
                                            stock in the future which may depress our stock price"
                                            and "Principal Stockholders."

Use of proceeds...........................  We estimate that the net proceeds from this offering will be approximately $59.5 million. We expect to use
                                            the net proceeds of this offering for general corporate
                                            purposes, including working capital to support the
                                            continued expansion of our operations, expenses
                                            associated with enhancing our websites, advertising
                                            campaigns and other marketing efforts, capital
                                            expenditures and strategic acquisitions, although we
                                            currently have no commitments to make any acquisitions.
                                            See "Use of Proceeds."

Nasdaq National Market Symbol.............  "ROOM"

                             SUMMARY FINANCIAL DATA


    The following table presents summary financial data of our company and our predecessor business. The data was derived from our audited financial statements and our predecessor business' audited combined financial statements, and reflects the operations and financial position of our company or our predecessor business at the dates and for the periods indicated. The table also presents summary unaudited pro forma combined condensed financial data as of and for the year ended December 31, 1999. The pro forma combined condensed statements of operations data gives effect to the acquisition of substantially all the assets of our predecessor business and to the capital transactions that will occur in connection with this offering as if they had occurred on January 1, 1999. The pro forma combined condensed balance sheet data gives effect to the capital transactions that will occur in connection with this offering as if they had occurred on December 31, 1999. Pro forma earnings per share data is presented based on 37,299,100 shares of class B common stock to be issued to USAi, 11,699,900 shares of class A common stock to be issued to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to the public offering (see "Prospectus Summary--Our History"), and 5,400,000 shares of class A common stock issued in this offering, assuming an initial public offering price of $12.00 per share and no exercise of the overallotment option. The information in this table should be read in conjunction with the financial statements and accompanying notes and other financial data pertaining to our company and our predecessor business as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. For a further discussion of the pro forma adjustments, including the capital transactions that will occur in connection with this offering, see "Unaudited Pro Forma Combined Condensed Statements of Operations."



                                                                  PREDECESSOR                         REGISTRANT
                                               --------------------------------------------------    ------------
                                                                     ACTUAL                             ACTUAL        PRO FORMA
                                               --------------------------------------------------    ------------    ------------
                                                                                                        PERIOD
                                                    YEAR ENDED DECEMBER 31,             PERIOD        MAY 11 TO       YEAR ENDED
                                               ----------------------------------    JANUARY 1 TO    DECEMBER 31,    DECEMBER 31,
                                                 1996         1997         1998      MAY 10, 1999        1999          1999 (1)
                                               --------     --------     --------    ------------    ------------    ------------
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenues..............................     $23,275      $34,758      $66,472     $    37,701     $   124,113     $   161,814
Operating costs and expenses:
  Cost of sales...........................      16,003       23,284       45,818          26,538          89,385         115,923
  Selling, general and administrative
    (2)...................................       3,857        5,782        9,770           5,669          16,177          22,022
  Officers' distributions (2).............       3,618        6,160       10,126              --              --              --
  Non-recurring acquisition-related costs
    (3)...................................          --           --           --          19,277              --              --
  Amortization of goodwill (4)............          --           --           --              --          12,897          34,071
                                               -------      -------      -------     -----------     -----------     -----------
    Total operating costs and expenses....      23,478       35,226       65,714          51,484         118,459         172,016
                                               -------      -------      -------     -----------     -----------     -----------
  Operating profit (loss).................        (203)        (468)         758         (13,783)          5,654         (10,202)
Other income (expense):
  Interest and other, net.................         257          447          911             429             889           1,234
  Gain on sale of securities..............          71           13           74             471              --             471
                                               -------      -------      -------     -----------     -----------     -----------
                                                   328          460          985             900             889           1,705
                                               -------      -------      -------     -----------     -----------     -----------
Earnings (loss) before income taxes.......         125           (8)       1,743         (12,883)          6,543          (8,497)
Income tax expense (5)....................          38            2            5              --           2,421              --
                                               -------      -------      -------     -----------     -----------     -----------
  Net earnings (loss).....................     $    87      $   (10)     $ 1,738     $   (12,883)    $     4,122     $    (8,497)
                                               =======      =======      =======     ===========     ===========     ===========
  Basic and diluted earnings (loss) per
    share.................................                                                                           $     (0.16)
                                                                                                                     ===========
  Basic and diluted weighted average
    shares outstanding....................                                                                            54,399,000
                                                                                                                     ===========

                                                                            AS OF DECEMBER 31, 1999
                                                              ---------------------------------------------------
                                                                 ACTUAL         PRO FORMA         AS ADJUSTED (6)
                                                              -------------   -------------       ---------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $  6,257       $     6,257           $ 65,746
Deferred revenue............................................      16,447            16,447             16,447
Net working capital (deficit) (7)...........................     (44,754)          (32,254)            27,235
Goodwill, net...............................................     187,411           327,810            327,810
Total assets................................................     204,250           344,649            404,138
Current liability for amounts due under purchase
  agreement (7).............................................      17,500             5,000              5,000
Net stockholders' equity (7)................................     146,347           299,246            358,735



                                                         PREDECESSOR                PREDECESSOR      REGISTRANT
                                              ----------------------------------    ------------    -------------
                                                            ACTUAL                     ACTUAL          ACTUAL         PRO FORMA
                                              ----------------------------------    ------------    -------------    ------------
                                                                                                       PERIOD
                                                   YEAR ENDED DECEMBER 31,             PERIOD         MAY 11 TO       YEAR ENDED
                                              ----------------------------------    JANUARY 1 TO    DECEMBER 31,     DECEMBER 31,
                                                1996         1997         1998      MAY 10, 1999        1999           1999 (1)
                                              --------     --------     --------    ------------    -------------    ------------
OTHER DATA:
Total room nights sold...................     183,000      224,000      442,000         295,000          934,000       1,229,000
Cities served (during the period)........          15           16           27              34               40              40
Internet generated sales (8).............           6%          21%          44%             70%              86%             81%
CASH FLOW DATA:
Operating activities.....................     $ 3,040      $   647      $ 8,849     $    17,223      $    23,763
Investing activities.....................        (390)        (897)      (4,214)          3,006         (159,819)(9)
Financing activities.....................          --           --       (2,499)             --          142,313 (9)
EBITDA (10)..............................     $  (150)     $  (384)     $   990     $   (13,664)     $    18,891


------------------------------

(1) Pro forma statements of operations data gives effect to the elimination of officers' distributions and non-recurring acquisition-related costs, amortization of goodwill, interest expense and pro forma income taxes. Pro forma balance sheet data reflects the recapitalization of our capital stock and the capital contribution of $12.5 million by USAi for the satisfaction of our acquisition related liability. See "Unaudited Pro Forma Combined Condensed Statements of Operations."


(2) Our predecessor business distributed substantially all of its earnings before taxes to its officers and recorded the distributions as expense. We have new compensation arrangements with our officers and the expense related to those arrangements is included in selling, general and administrative costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(3) Our predecessor business paid discretionary bonuses of $0.4 million to its employees (other than Messrs. Litman and Diener) and incurred $0.2 million of professional and advisory fees related directly to the acquisition. Our predecessor business recorded a compensation charge of $18.7 million related to an agreement that the principal owners of our predecessor business had with an employee of TMF, Inc. See "Certain Transactions."



(4) As a result of our acquisition of substantially all the assets of our predecessor business on May 10, 1999, we recorded goodwill of $200.3 million, representing the preliminary allocation to goodwill of the unallocated excess of acquisition costs over net assets acquired, which is being amortized over ten years. Furthermore, the amount of goodwill and related amortization will increase by approximately $140.4 million due to the issuance of an estimated 11,699,900 shares of class A common stock to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to the closing of this offering. The pro forma information reflects the incremental amount of goodwill amortization as if the acquisition and offering had taken place at the beginning of the periods presented. In connection with finalizing the purchase price allocation, we are currently evaluating the fair value of assets acquired and liabilities assumed. Using this information, we will make a final allocation of the excess purchase price. Accordingly, the purchase accounting information in this prospectus is preliminary. TMF, Inc. and HRN Marketing Corp. are also entitled to other payments based on our future earnings which, if realized, will result in additional purchase price and goodwill. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions." The pro forma information does not reflect the incremental amount of goodwill amortization that will occur from the payment of any additional purchase price by us or USAi.



(5) As of January 1, 1997, our predecessor business elected to be taxed as a subchapter S corporation and as a result, did not pay federal income taxes. As of May 11, 1999, in connection with our acquisition of our predecessor business, we elected to be taxed as a subchapter C corporation as part of USAi's consolidated group until the completion of this offering.



(6) Balance sheet data is adjusted to give effect to the issuance of 5,400,000 shares of class A common stock in this offering assuming an initial public offering price of $12.00 per share, which is the midpoint of the range, assuming no exercise of the overallotment option.



(7) As of December 31, 1999, we reflect a $17.5 million current liability related to additional consideration in connection with the acquisition of our predecessor business. Of that amount, $5.0 million was paid on January 31, 2000 and $12.5 million will be funded by a capital contribution from USAi in our first fiscal quarter of 2000. The pro forma balance sheet data reflects the elimination of $12.5 million of this liability.



(8) Reflects the percentage of revenues earned from hotel room bookings generated through our websites or our third-party affiliated websites.



(9) For the period May 11 to December 31, 1999, cash flows used in investing activities includes $158.0 million of cash used in connection with our acquisition of our predecessor business. Cash flows from financing activities includes $142.3 million of net capital contributions by USAi.



(10) EBITDA is defined as operating profit before depreciation and amortization of goodwill. Prior to the acquisition, EBITDA reflects officers' distributions and non-recurring acquisition related costs. EBITDA is presented in this prospectus because we believe it is a widely accepted valuation indicator for companies in our industry. EBITDA should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles. EBITDA may not be comparable to calculations of similarly titled measures presented by other companies. Depreciation expense for the years ended December 31, 1996, 1997, 1998 and the periods January 1 to May 10, 1999 and May 11 to December 31, 1999 was $53, $84, $232, $119 and
    $340, respectively.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO INVEST IN OUR CLASS A COMMON STOCK. ALL OF THESE RISKS COULD ADVERSELY AFFECT OUR BUSINESS. THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE BECAUSE OF GENERAL MARKET CONDITIONS OR IF ANY OR ALL OF THESE RISKS CAME TO PASS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. IN EVALUATING THE RISKS OF INVESTING IN OUR COMPANY, YOU SHOULD ALSO EVALUATE THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE NOTES ACCOMPANYING THEM.



IN THE FUTURE, IF WE ARE UNABLE TO OBTAIN ARRANGEMENTS WITH HOTEL SUPPLIERS SIMILAR TO THOSE WE CURRENTLY HAVE, OUR BUSINESS MAY SUFFER.



    If we are unable to maintain satisfactory relationships with our existing hotel suppliers or if our hotel suppliers establish similar or more favorable relationships with our competitors, our operating results and our business would be harmed because we would not have the necessary supply of hotel rooms to satisfy the needs of our customers or our affiliates. Consequently, we would not be able to successfully compete for customers. Our business depends significantly upon our ability to contract with hotels in advance for volume purchases and guaranteed availability. We rely on our hotel suppliers to provide us with rooms at wholesale prices. However, our contracts with our hotel suppliers are not exclusive and most of the contracts must be renewed annually. At times in the past, hotels have reduced our allotment of rooms or renewed our contracts on less favorable terms and they may do so again in the future. Furthermore, in order to maintain and grow our business, we will need to establish new arrangements with hotels in our existing markets and in new markets. We cannot assure you that we will be able to identify appropriate hotels or enter into agreements with those hotels on favorable terms, if at all. This failure could harm the growth of our business and, consequently, our stock price. See "Business--Competition."



IF HOTELS ARE NOT ABLE TO PROVIDE US WITH AN ADEQUATE SUPPLY OF HOTEL ROOMS, OUR BUSINESS MAY SUFFER.



    If we do not have an adequate supply of hotel rooms, we would not be able to meet the needs of our customers and our business could be harmed. From time to time, hotels may not have a sufficient number of hotel rooms to sell to us. These shortages would be particularly detrimental to our business results if we do not have available inventory during our peak seasons.


IF WE ARE UNABLE TO MAINTAIN OUR AFFILIATIONS OR OBTAIN NEW AFFILIATIONS WITH OTHER TRAVEL SERVICE PROVIDERS, WE MAY LOSE ACCESS TO CUSTOMERS AND FACE INCREASED COMPETITION.


    We derive significant benefits, including revenues and customer awareness, from our arrangements with leading travel websites on the Internet, such as Preview Travel, Microsoft's Expedia, Sabre's Travelocity, Pegasus System's TravelWeb, Cheap Tickets, Yupi.com and GetThere.com. Although we currently have affiliations with these travel websites, these websites also may compete with us for hotel bookings. If a substantial number of these websites were to terminate their affiliation with us, we would lose access to the visitors to their websites and, consequently, we would lose access to potential customers. Alternatively, if our affiliates offer their own hotel accommodations or if they develop relationships with our competitors, we would face increased competition for customers. A loss of online exposure also could be detrimental to our ability to maintain or enhance our relationships with our hotel suppliers. See "--The travel industry, particularly the online travel services market, is highly competitive. If we do not compete successfully, we will not be able to attract customers and maintain our arrangements with our hotel suppliers." We also have numerous alliances with travel agencies, travel clubs and other marketing organizations that we depend on to provide us with a broad market presence and customer base. However, we cannot assure you that any of these affiliations will continue, that our strategic affiliations will be successful or that we will be able to find suitable additions or replacements. The failure or loss of these affiliations would impair our growth strategy because we would lose access to customers and face increased competition and, consequently, the profitability of our business could suffer.



OUR OPERATING RESULTS FLUCTUATE BECAUSE OF SEASONALITY AND OUR RELIANCE UPON LEISURE TRAVEL. THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO DECLINE.



    Our operating results fluctuate because our business is seasonal and because we rely significantly upon revenues from leisure travelers. Therefore, there are numerous factors beyond our control that affect our operating results. For any of the reasons listed below, or for other reasons we do not presently anticipate, it is possible that our operating results will be below market expectations, including the expectations of financial analysts and investors. The failure to meet market expectations would have a material and adverse effect on the price of our class A common stock.



    Because of the travel patterns of our customers, we often have higher sales and gross profits in the fourth quarter during the heavy holiday travel season. Leisure travelers are sensitive to discretionary spending levels, tend to curtail travel during general economic downturns and are affected by other trends or events that may include:


    - bad weather or natural disasters;

    - fuel price increases;

    - travel-related accidents;

    - hotel, airline or other travel-related strikes; or


    - terrorism.



    Other factors that may adversely affect our quarterly operating results include, but are not limited to:



    - the number of rooms we are able to sell;



    - our ability to expand into new markets;



    - our ability to develop strong brand recognition and customer loyalty;


    - our ability to increase the level of traffic on our websites;

    - our ability to retain or expand our wholesale hotel supply arrangements, obtain satisfactory discounts or obtain sufficient inventory of rooms; and


    - the announcement or introduction of lower prices or new travel services and products by our competitors.



    See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."



WE MAY SUFFER LOSSES BECAUSE OF OUR INABILITY TO PREDICT THE NUMBER OF ROOMS WE WILL NEED TO PURCHASE.



    We contract for hotel rooms based on our predictions for the travel market in the cities we serve. However, we are not always able to return unsold rooms that we have committed to purchase. If we do not correctly predict demand for hotel rooms which we are committed to purchase, we would be responsible for covering the cost of the rooms we are unable to sell. The losses relating to the lack of demand for rooms we have committed to purchase could be material. To date, however, we have not incurred material losses due to lack of demand for rooms we have committed to purchase.


THE TRAVEL INDUSTRY, PARTICULARLY THE ONLINE TRAVEL SERVICES MARKET, IS HIGHLY COMPETITIVE. IF WE DO NOT COMPETE SUCCESSFULLY, WE WILL NOT BE ABLE TO ATTRACT CUSTOMERS AND MAINTAIN OUR ARRANGEMENTS WITH OUR HOTEL SUPPLIERS.


    We primarily compete with other consolidators of hotel accommodations, online travel reservation services and entities that maintain travel-related websites. We also compete with traditional travel agencies and hotels. We may face more competition, directly or indirectly, from hotels as hotels enter the discount rate market or book discount accommodations through travel agents. In addition, the proliferation of special rate offers by hotels may affect the rates that we can charge our customers, which would affect our profit margins and, in turn, our business results. Announcements of technological innovations, new services, business relationships or acquisitions by our competitors could cause our stock price to decline. Increased competition could reduce our operating margins and profitability, result in loss of market share and diminish our brand recognition.


    Some of our actual and potential competitors may have competitive advantages, such as:

    - longer operating histories;

    - larger customer bases;


    - potential to offer greater selection at better prices;


    - greater brand recognition;

    - more website traffic; or

    - significantly greater financial, marketing or other resources.


    We cannot assure you that we will be able to successfully compete against current or future competitors. See "Business--Competition" for a more complete discussion of our competition.


BECAUSE OUR BUSINESS HAS GROWN SO RAPIDLY, OUR BUSINESS COULD SUFFER IF WE DO NOT SUCCESSFULLY MANAGE THIS GROWTH AND POTENTIAL FUTURE GROWTH.


    Our business has grown very quickly in its few years of operating. We have rapidly expanded our operations and anticipate further expansion. We began operations in 1991, and since then, we have launched our online operations, expanded the number of destinations we offer and increased the number of hotels with which we have supply arrangements. In addition, we entered into our first Internet marketing arrangement in 1995, and implemented our first proprietary website in 1997. These changes have increased our volume of sales and have placed, and we expect they will continue to place, a strain on our management, operational and financial resources. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations and any failure to do so may limit our future growth and hamper our business strategy.



THE AMORTIZATION OF DEFERRED DISTRIBUTION AND MARKETING EXPENSES RESULTING FROM THE ISSUANCE OF THE PERFORMANCE WARRANT TO TRAVELOCITY UPON COMPLETION OF THIS OFFERING WILL HAVE AN ADVERSE IMPACT ON OUR FUTURE OPERATING RESULTS AND THE MAGNITUDE OF SUCH IMPACT, IN SOME CASES, IS DIFFICULT TO PREDICT.



    The value of the performance warrant we will issue to Travelocity upon completion of this offering, to the extent earned, will be recorded as a non-cash deferred distribution and marketing expense to be amortized over the term of our relationship with Travelocity and will decrease our net income and negatively impact our future operating results during that time.



    The performance warrant will be subject to vesting based on our achievement of performance targets, as described in "Description of Capital Stock--Warrants to Purchase Common Stock." If this performance warrant becomes fully exercisable, it will entitle the holder to purchase up to 2,447,955 shares of our class A common stock. We will record an additional non-cash deferred distribution and marketing expense related to the vested portion of this warrant. The amount of this non-cash deferred distribution and marketing expense cannot be determined at this time because it is dependent on the portion of the performance warrant that vests and the value of the vested portion of the performance warrant at the vesting date. The value of the vested portion may be large if our stock price rises significantly during the term of our relationship with Travelocity. If the amount of the deferred distribution and marketing expenses associated with the performance warrant is large, it will have an adverse effect on our net income and operating results. If we are forced to expense the entire performance warrant in one year, the effect on our net income and operating results for that year will be even more adverse.



    For a more detailed description of the potential financial impact of the warrants, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

GOODWILL AMORTIZATION WILL, AND CONTINGENT PAYMENTS MAY, HAVE AN ADVERSE IMPACT ON OUR FUTURE OPERATING RESULTS.



    Goodwill is generally created at the time a business is acquired if the total amount of the purchase price paid is greater than the fair value of the assets acquired. Goodwill is amortized over a specified period and reduces earnings as it is amortized. In connection with our acquisition of our predecessor business, we recorded $200.3 million of goodwill, which will be amortized over ten years. The amount of goodwill and related amortization will increase by approximately $140.4 million due to the issuance of an estimated 11,699,900 shares of class A common stock to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to the closing of the offering. We also may be required to make a cash payment to an assignee of TMF, Inc. and HRN Marketing Corp. for the twelve-month period ending March 31, 2000 if we meet specified financial targets. The contingent cash payment, if made, also will increase our goodwill and future amortization. As of December 31, 1999, goodwill represented 91.8% of the book value of our company's assets, and we will amortize approximately $187.4 million in goodwill ratably through May 2009. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."


OUR BUSINESS DEPENDS SUBSTANTIALLY ON THE CONTINUING EFFORTS OF OUR KEY EMPLOYEES AND OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR KEY EMPLOYEES AND TO ATTRACT TALENTED NEW PERSONNEL.


    We depend substantially on the continued services and performance of our senior management, particularly David Litman, our Chief Executive Officer, Robert Diener, our President, and some other key personnel. The loss of services of either of these executive officers or other key employees could harm the management of our business and our operating results because of the significant role these employees play in the operation of our business.



    Our future success depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. We expect to hire additional key personnel and support staff in the future. However, we cannot assure you that we will be able to identify or hire the right individuals to manage our growth effectively. Competition for such personnel is intense. We may not be able to attract, assimilate or retain sufficiently qualified personnel. This failure could negatively impact the day-to-day operations of our business and impair our growth strategy by decreasing our ability to compete effectively with our competition and implement expansion initiatives.


ACQUISITIONS WHICH MAY EXPOSE US TO RISKS THAT COULD SIGNIFICANTLY HARM OUR BUSINESS ARE A PART OF OUR GROWTH STRATEGY.


    One part of our growth strategy is to broaden the scope and content of our existing business through acquisitions. Although we are not currently committed to any particular acquisitions, our management regularly evaluates acquisition opportunities as a way for us to remain competitive. See "Business--Our Growth Strategy." Our failure to successfully complete acquisitions could adversely affect our ability to compete in the online travel services market. If we are successful in acquiring and integrating businesses, the acquisitions may be time-consuming, costly or unwise, which may cause our acquisitions not to have the desired or predicted effects on our operating results and may adversely affect our growth strategies. Acquisitions that are completed in the future would expose us to potential risks. These include risks associated with the:


    - assimilation of new operations, sites and personnel;


    - unforeseen liabilities;


    - diversion of resources from our existing businesses, sites and technologies;

    - inability to generate sufficient revenues or content to offset the costs and expenses of acquisitions;

    - consequences of doing business in international markets, such as the conversion of foreign currencies;

    - maintenance of uniform standards, controls, procedures and policies; and


    - potential loss of, or harm to, relationships with employees, customers and hotel suppliers as a result of integration of new businesses.


OUR BUSINESS IS CONTROLLED BY USAI AND, AS A RESULT, OUR OTHER STOCKHOLDERS WILL HAVE LITTLE OR NO INFLUENCE OVER STOCKHOLDERS' DECISIONS.


    We are currently a wholly owned subsidiary of USAi. Following this offering, USAi will own an estimated 37,299,100 shares of our class B common stock, which has 15 votes per share. Consequently, USAi will have approximately 97.0% of the total voting power of our common stock and, therefore, will have the right to control the outcome of any matter submitted for the vote or consent of our stockholders, except for when a separate vote of the holders of class A common stock is required by Delaware law. USAi will have the voting power to control the election of our board of directors and it will be able to cause the amendment of our restated certificate of incorporation or our restated bylaws. USAi also may be able to cause changes in our business without seeking the approval of any other party. These changes may not be to the advantage of our company or in the best interest of our other stockholders. For example, USAi will have the power to prevent, delay or cause a change in control of our company and could take other actions that might be favorable to USAi, but not necessarily to other stockholders. Similarly, USAi has the voting power to exercise a controlling influence over our business and affairs and has the ability to make decisions concerning such things as:


    - mergers or other business combinations;

    - purchases or sales of assets;

    - offerings of securities;

    - indebtedness that we may incur; and

    - payments of any dividends.

    We cannot assure you that USAi's ownership of our common stock or its relationship with us will not have a material adverse effect on our business, financial condition or results of operations, or on the market price of our class A common stock.


    USAi could elect to sell all or a substantial portion of its equity interest in us to a third party, which would represent a controlling or substantial interest, without offering to our other stockholders the opportunity to participate in this transaction. If another party acquires USAi's interest in us, that third party may be able to control us in the same manner that USAi is able to control us. A sale to a third party also may adversely affect the market price of our class A common stock because the change in control may result in a change in management decisions, business policy and our attractiveness to future investors. See "--Some of our shares will be eligible for future sale which may depress our stock price."


WE MAY FACE POTENTIAL CONFLICTS OF INTEREST WITH USAI WHICH MAY HARM OUR
  BUSINESS.


    Conflicts of interest may arise between us, on the one hand, and USAi and its affiliates, on the other hand, in areas relating to past, ongoing and future relationships, corporate opportunities, indemnity agreements, tax and intellectual property matters, potential acquisitions or financing transactions, sales or other dispositions by USAi of shares of our common stock held by it and the exercise by USAi of its ability to control our management and affairs. For example, USAi is engaged in a diverse range of media- and entertainment-related businesses, including businesses engaged in electronic and online commerce, such as Home Shopping Network, Ticketmaster Online-CitySearch and USA Networks Interactive, and these businesses may have interests that conflict or compete in some manner with our business. USAi is under no obligation to share any future business opportunities available to it with us, unless Delaware Law requires it to do so, and our restated certificate of incorporation specifically includes provisions which release USAi from this obligation and any liability that would result from a breach of these obligations. We cannot assure you that any conflicts that may arise between us and USAi or any of its affiliates, any loss of a corporate opportunity to USAi that may otherwise be available to us or any engagement by USAi in any activity that is similar to our business, will not harm our business or negatively impact our financial condition or results of operations because these conflicts of interest or a loss of a corporate opportunity could result in a loss of customers and, therefore, business. See "Description of Capital Stock--Corporate Opportunities."


IF OUR SECURITY SYSTEM IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.


    In our business, secured transmission of confidential information over public networks is essential to maintaining consumer and supplier confidence. Although we employ measures such as encryption technology, our current security measures may not be adequate. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the methods we use to protect customer transactions and personal data such as our customers' credit card numbers. A party who can circumvent our security might be able to steal or misuse this or other proprietary information or cause interruptions in our operations. Security breaches also could expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer or supplier information. If any compromise of our security were to occur, it could have a detrimental effect on our reputation and could adversely affect our ability to attract customers. We also may be required to expend significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches in the future. Furthermore, concerns about the security of transactions conducted on the Internet and the potential compromise of customer privacy may inhibit the growth of commercial online services as a means of conducting commercial transactions which, in turn, could adversely affect the growth of our business.


WE MAY NOT BE ABLE TO PREVENT OTHERS FROM USING OUR DOMAIN NAMES, TRADE NAMES OR OTHER INTELLECTUAL PROPERTY WHICH MAY HARM OUR BUSINESS AND EXPOSE US TO LITIGATION.


    We regard our domain names and similar intellectual property as critical to our success. Failure to effectively protect our intellectual property could harm us through erosion of our brand name or the misappropriation of our proprietary technologies by our competitors, thereby hindering our ability to compete effectively. Some of our trade names are not eligible to receive trademark protection in every country where our products and services are available.



    In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear and subject to change. Consequently, we may not be able to maintain domain names in all of the locations where we conduct business or prevent others from acquiring domain names that decrease the value of our domain names.



    We also may be required to incur significant expenses to protect our rights or to defend claims by others of alleged infringement of trademarks and other intellectual property rights of third parties by us. If we do not prevail, we could be required to stop using our trade names or domain names or to pay damages. See "Business--Proprietary Rights."



OUR BUSINESS MAY BE HARMED IF OUR INFRASTRUCTURE AND TECHNOLOGY ARE UNABLE TO HANDLE OUR GROWTH OR BECOME OBSOLETE ARE DAMAGED OR OTHERWISE FAIL.


    We use an internally developed system that supports our websites and substantially all aspects of transaction processing, including making reservations and confirmations. Our business may be harmed if we are not able to:

    - accurately project the rate or timing of increases in traffic levels on our websites;


    - upgrade our systems and infrastructure fast enough to accommodate future traffic levels or to avoid obsolescence; or


    - successfully integrate any newly developed or purchased technology with our existing systems.

    Upgrading or expanding our systems would likely be expensive and time-consuming and could harm our operating results. Capacity constraints could cause unanticipated system disruptions, slower response times, poor customer service, impaired quality and speed of reservations and confirmations and delays in reporting accurate financial information. These factors could result in our losing customers and, in turn, our arrangements with our hotel suppliers. In addition, the attention of our management may be diverted by dealing with these and other operational issues as we grow.



    Our call center and substantially all of our computer and communications systems are located at a single facility in Dallas and, therefore, are vulnerable to damage or interruption from human error, computer viruses, fire, flood, power loss, telecommunications failure, physical or electronic break-ins, sabotage, intentional acts of vandalism, natural disasters and similar events. We currently do not have redundant systems and do not carry sufficient business interruption insurance to compensate us for losses that may occur. In addition, although we back up data on a regular basis, we do not have a formal disaster recovery plan. See "Business--Technology" for a discussion of our technology and "Business--Operations" for a discussion of our Internet and call center operations.


OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF ONLINE COMMERCE AND OUR ONLINE SALES. A DECLINE IN EITHER OF THESE MAY HARM OUR FUTURE SUCCESS.


    The success of our business could be adversely affected if online commerce and our online sales do not continue to grow. Our future revenues and profits depend, to a large degree, on the widespread acceptance and use of the Internet and online services as a medium for commerce by customers and sellers. The future demand for and acceptance of products and services delivered over the Internet is uncertain. For us to achieve significant growth, customers who have historically used traditional means of commerce will instead need to elect to purchase products and services online. Customers could potentially use our website for information but choose to book accommodations directly from hotels or elsewhere. If online commerce does not grow or if our online sales do not continue to improve, we will be unable to gain access to a significant number of new customers and, in turn, the growth of our business and our profitability may decline significantly.


OUR BUSINESS DEPENDS ON THE INFRASTRUCTURE OF THE INTERNET TO FUNCTION PROPERLY. IF THE INTERNET OR OUR TECHNOLOGY FAILS TO PERFORM, OUR BUSINESS MAY BE HARMED.

    We cannot assure you that the infrastructure for the Internet and other online services will be able to support the demands placed upon them. Our business depends, to a large degree, on the ability of our customers to access our websites and to book their hotel reservations through our websites or affiliated websites. If customers are unable to access any or all of these websites, our business would be harmed.

    Major online service providers and the Internet itself have experienced outages and other delays as a result of software and hardware failures and could face outages and delays in the future. If significant outages and delays occur, these occurrences are likely to affect the level of Internet usage, consumer and supplier confidence and the processing of transactions. Furthermore, any system interruptions that result in the loss of data, the unavailability of our websites or reduced performance of our reservation system would reduce the volume of reservations and the attractiveness of our service offerings, which could have a negative impact on our business and, as a result, our stock price. It is unlikely that we could make up for the level of orders lost in those circumstances by increased phone orders.


    In addition, the Internet could lose its viability by reason of delays in the development or adoption of new standards to handle increased levels of activity or of increased government regulation. The adoption of new standards or government regulation also may require us to incur substantial compliance costs. See "--Changing government regulations and legal uncertainties may impair our future growth and harm our business." If use of the Internet and other online services does not continue to grow, or grows more slowly than expected, or if the infrastructure for the Internet and other online services does not effectively support the growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, our future profitability could be adversely affected because we will lose access to customers who choose to make hotel reservations through means other than the Internet.



WE RELY ON THIRD-PARTY SYSTEMS AND SERVICES AND OUR BUSINESS MAY SUFFER IF THEY ARE UNAVAILABLE IN THE FUTURE OR IF THEY NO LONGER OFFER QUALITY PERFORMANCE.



    We rely on some third-party computer systems and third-party service providers, including the infrastructure and database of those Internet sites with which we have relationships, our websites and our call center operations. We also are dependent on major credit card companies to process payment for our transactions. Any interruption or termination in these third-party services or a deterioration in their performance could seriously disrupt our business and negatively impact our operating results. If our arrangement with any of these third parties is terminated, we may not find an alternative source of systems support on a timely basis or on commercially reasonable terms, which would harm our business and our growth by decreasing our ability to provide our services effectively.



THERE IS UNCERTAINTY REGARDING HOW NEW OR EXISTING TAX LAWS MAY AFFECT OUR BUSINESS AND OUR INDUSTRY AND ANY CHANGES TO THESE LAWS MAY ADVERSELY AFFECT OUR BUSINESS.



    Changes in tax laws, determinations, or interpretations that result in significant additional taxes on our business could have an adverse effect on our cash flows and results of operations. There is currently great uncertainty as to whether or how existing laws governing sales and other taxes apply to the Internet and commercial online services. In addition, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate online commerce. A number of proposals have been made at state and local levels that could impose these taxes on the sale of products and services online or the income derived from these sales. These proposals, if adopted, could remove a significant competitive advantage of online commerce versus standard forms of commerce and, therefore, the growth of our business. In addition, there is uncertainty as to how certain state taxes should be applied to the sale of hotel rooms by consolidators such as ourselves. Changes in policy regarding the state tax applicable to our transactions could harm our business by subjecting us to significant additional expenses. Furthermore, there is a possibility that we may be subject to significant taxes and penalties for any past failures to comply with these requirements. Additional taxes could negatively affect our cash flows and results of operations. See "Business--Government Regulation."


CHANGING GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES MAY IMPAIR OUR FUTURE GROWTH AND HARM OUR BUSINESS.


    Some segments of the travel industry are heavily regulated by the United States and other governments under, for example, consumer protection laws and unfair and deceptive trade practice regulations. The laws could result in substantial compliance costs and could interfere with the conduct of our business. See "Business--Government Regulation."


    Currently, few laws and regulations directly apply to the Internet and commercial online services. However, it is possible that laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services and increase our cost of doing business, or otherwise hurt our business. In addition, the applicability to online commerce of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

OUR EXPANSION INTO INTERNATIONAL MARKETS MAY MAKE US SUSCEPTIBLE TO GLOBAL ECONOMIC FACTORS, FOREIGN TAX LAW ISSUES, FOREIGN BUSINESS PRACTICES AND CURRENCY FLUCTUATIONS.


    Our addition of international destinations may require us to make significant investments to develop relationships in these locations for an extended period of time before we realize returns on these investments, if any. Providing our customers with international destinations to choose from may subject us to particular risks, including:


    - a decrease in tourism due to adverse political and economic conditions;

    - fluctuations in the value of the U.S. dollar relative to other currencies;

    - potentially adverse tax consequences;

    - reduced protection for intellectual property rights and domain names in some countries; and

    - additional regulatory requirements.


    If we do not realize increased sales from our international operations, our profitability could suffer because of the investment we expect to make in this effort.



OUR STOCK PRICE MAY BE VOLATILE WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT IN OUR COMPANY TO DECLINE.



    Prior to this offering, you could not buy or sell our class A common stock publicly. An active market for our class A common stock may not develop or be sustained after this offering. With the underwriters, we will determine the offering price for our class A common stock. That price may bear no relationship to the price at which the class A common stock will trade after completion of this offering. The market price of our class A common stock is likely to be volatile and could be subject to significant fluctuations in response to some factors beyond our control. See "Shares Eligible for Future Sale" for a more complete description of the factors affecting our stock price.


BECAUSE WE ARE AN INTERNET-RELATED BUSINESS, OUR STOCK PRICE MAY FLUCTUATE AND THE VALUE OF YOUR INVESTMENT MAY BE AFFECTED.


    The market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, frequently experience wide fluctuations and reach levels that bear no relationship to the operating performance of these companies. These market prices generally are not sustainable and are subject to wide variations. If our class A common stock trades to these levels following this offering, it likely will experience a material decline thereafter.



    In the past, securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. If our stock price is volatile, we may be the target of securities litigation in the future. Securities litigation, regardless of merit or outcome, could result in substantial costs and divert management's attention and resources and also could have a material adverse effect on our business, financial condition and results of operations. In particular, we could be required to pay substantial damages, including punitive damages, if we were to lose a lawsuit.


SOME OF OUR SHARES WILL BE ELIGIBLE FOR FUTURE SALE WHICH MAY DEPRESS OUR STOCK PRICE.


    Prior to this offering, there has been no market for our class A common stock and we cannot assure you that a significant public market for our class A common stock will develop or be sustained after this offering. Future sales of substantial amounts of our class A common stock in the public market after this offering, including shares issued upon the conversion of our class B common stock, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.



    Upon completion of this offering, we estimate that we will have 17,099,900 shares of our class A common stock outstanding, assuming no exercise of the underwriters' overallotment option, and 37,299,100 shares of our class B common stock outstanding. Shares of class B common stock, however, are convertible for class A common stock on a share-for-share basis at the election of the holder.

In addition, upon completion of this offering, we have agreed to issue warrants to purchase at the initial public offering price an estimated 4,197,955 shares (assuming an initial public offering price of $12.00 per share) of class A common stock to a number of our third-party website affiliates, of which warrants to purchase an estimated 1.75 million shares will be immediately exercisable and a performance warrant to purchase 2,447,955 shares will be subject to specified vesting criteria. Once they are issued upon the exercise of the performance warrant, the shares underlying the performance warrant will be entitled to two demand registration rights exercisable after the initial closing of this offering, subject to customary limitations, although the Travelocity performance warrant itself will not (absent a waiver from us) be exercisable prior to the third anniversary of the closing of this offering. See "Description of Capital Stock--Warrants to Purchase Common Stock" and "Shares Eligible for Future Sale" for a more complete description.


USAI MAY SELL ITS SHARES OF OUR COMMON STOCK IN THE FUTURE WHICH MAY DEPRESS OUR STOCK PRICE.


    Subject to applicable federal securities laws and the restrictions set forth below, after completion of this offering, USAi may convert its shares of our class B common stock at any time into shares of class A common stock on a share-for-share basis. USAi also may transfer its class B common stock to its affiliates, sell any portion, including all or substantially all, of the shares of our class A common stock beneficially owned by it or distribute any or all of these shares of our class A common stock to its stockholders. See "Description of Capital Stock." Any sales or distributions by USAi of a substantial amount of our class A common stock in the public market or to its stockholders, or the perception that these transfers, sales or distributions could occur, could adversely affect the prevailing market prices for our class A common stock.



    We cannot assure you that in any transfer by USAi of its controlling interest in our company, you or any other holders of our common stock will be able to participate in this transaction or will realize any premium or other amounts with respect to the sale.


INVESTORS WHO PURCHASE OUR CLASS A COMMON STOCK IN THIS OFFERING WILL SUFFER AN IMMEDIATE DILUTION OF THEIR INVESTMENT.


    The initial public offering price is expected to be substantially higher than the book value per share of the outstanding classes of our common stock. Assuming an initial public offering price of $12.00 per share, investors purchasing shares of our class A common stock in this offering will incur immediate, substantial dilution of their investment of approximately $11.43 per share. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements" within the meaning of the securities laws. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. These forward-looking statements are principally contained in the sections "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The forward-looking statements include, among other things, statements relating to our anticipated financial performance, business prospects, new developments, new strategies and similar matters.


    These forward-looking statements are subject to risks, uncertainties and assumptions that may affect the operations, performance, development and results of our business and include, but are not limited to, the risk factors described under the section "Risk Factors" in this prospectus and the following:


    - material adverse changes in economic conditions in our markets;

    - future regulatory actions and conditions in our operating areas;

    - competition from others;

    - successful integration of our divisions' management structures;

    - product demand and market acceptance;

    - the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and


    - the ability to obtain and retain key executives and employees.


    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus may not prove correct.

                                USE OF PROCEEDS


    Assuming an initial public offering price of $12.00 per share, we estimate that we will receive approximately $59,489,000 in net proceeds from the sale of shares in this offering, after we deduct underwriting discounts and commissions and an estimated $775,000 in expenses payable by us. If the underwriters exercise their overallotment option in full, we will receive approximately $68,528,600. We expect to use the net proceeds of this offering for general corporate purposes, including working capital to support the continued expansion of our operations, expenses associated with enhancing our websites, advertising campaigns and other marketing efforts, capital expenditures and strategic acquisitions, although we currently have no commitments to make any acquisitions.


    As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we will receive upon the completion of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds. Pending these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We do not expect to declare or pay dividends on our common stock in the foreseeable future. We currently anticipate that we will retain any future earnings for use in our business.

                                 CAPITALIZATION


    The following table gives effect to the recapitalization of our capital stock and to the issuance of an estimated 11,699,900 shares of our class A common stock to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to this offering. See "Certain Transactions." The table shows our actual and unaudited pro forma capitalization as of December 31, 1999 and our adjusted capitalization as of December 31, 1999 as if the offering had occurred as of December 31, 1999 and assuming an initial public offering price of $12.00 per share and no exercise of the underwriters' overallotment option. You should read this table together with the financial statements and accompanying notes included in this prospectus beginning on page F-1 and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                    AS OF DECEMBER 31, 1999
                                                             -------------------------------------
                                                              ACTUAL    PRO FORMA(1)   AS ADJUSTED
                                                                        (IN THOUSANDS)
Cash.......................................................  $  6,257     $  6,257       $ 65,746
                                                             ========     ========       ========
Long-term obligations, less current portion................  $     --     $     --       $     --

Stockholders' equity:
  Preferred stock, $0.01 par value; 20,000,000 shares
    authorized; none outstanding...........................        --           --             --
Common stock:
  Common stock, $0.01 par value; 1,000 shares authorized,
    100 shares issued and outstanding......................        --           --             --
  Class A common stock, $0.01 par value; 600,000,000 shares
    authorized; none, 11,699,900, 17,099,900 actual, pro
    forma and as adjusted shares, respectively, issued and
    outstanding (2)........................................        --          117            171
  Class B common stock, $0.01 par value; 150,000,000 shares
    authorized; none actual, 37,299,100 pro forma and as
    adjusted shares issued and outstanding.................        --          373            373
Additional paid-in capital.................................   142,313      294,722        354,157
Accumulated other comprehensive loss.......................       (88)         (88)           (88)
Retained earnings..........................................     4,122        4,122          4,122
                                                             --------     --------       --------
Total stockholders' equity.................................   146,347      299,246        358,735
                                                             --------     --------       --------
    Total capitalization...................................  $146,347     $299,246       $358,735
                                                             ========     ========       ========


------------------------


(1) Pro forma capitalization reflects a capital contribution that will be made by USAi in the first fiscal quarter of 2000 to pay a $12.5 million liability to an assignee of TMF, Inc. and HRN Marketing Corp. based on the attainment of specified financial targets during our year ended December 31, 1999. It also reflects the proposed recapitalization, whereby USAi will exchange its common stock for 37,299,100 shares of Class B common stock, and the estimated 11,699,900 shares of class A common stock to be issued to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to the public offering. See "Certain Transactions."



(2) Excludes 810,000 shares of class A common stock issuable upon exercise of the overallotment option described in "Underwriting," 5,500,000 shares of class A common stock reserved for issuance under our stock option plans as described in "Management--Employee Benefit Plans" and an estimated 4,197,955 shares of class A common stock (assuming an initial public offering price of $12.00 per share) to be reserved for issuance under warrants we have agreed to issue upon the closing of this offering to a number of our third-party website affiliates as described in "Description of Capital Stock--Warrants to Purchase Common Stock."

                                    DILUTION


    As of December 31, 1999, our pro forma net tangible book value was approximately $(28.6) million, or $(0.58) per share of common stock. "Pro forma net tangible book value per share" represents net tangible assets (total tangible assets less total liabilities) divided by the assumed total number of shares of common stock outstanding before this offering but after our proposed recapitalization and the issuance of an estimated 11,699,900 shares of our class A common stock to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to this offering (based on an initial public offering price of $12.00 per share), which will result in additional goodwill of approximately $140.4 million. Without taking into account any changes in net tangible book value after December 31, 1999, other than to give effect to this offering, the adjusted pro forma net tangible book value of the common stock as of December 31, 1999 would have been approximately $30.9 million, or $0.57 per share. The following table shows the effect of the offering as if it had occurred at December 31, 1999 and illustrates the immediate increase in pro forma net tangible book value of $1.15 per share to existing shareholders and the immediate dilution of $11.43 per share to new investors purchasing shares at the initial public offering price:



Assumed initial public offering price per share.............              $12.00
  Pro forma net tangible book value per share as of
    December 31, 1999.......................................   $(0.58)
  Increase in pro forma net tangible book value per share
    attributable to the offering............................   $ 1.15
                                                               ------
  Pro forma net tangible book value per share as adjusted
    for this offering.......................................              $ 0.57
                                                                          ------
Dilution per share to new investors in this offering........              $11.43
                                                                          ======


    The calculation in the table above excludes 810,000 shares issuable upon exercise of the underwriters' overallotment option.


    The following table summarizes the number and percentage of shares of our common stock purchased, the amount and percentage of consideration paid and the average price per share paid by existing shareholders and by new investors purchasing shares of our class A common stock in this offering, assuming an initial public offering price of $12.00 per share.



                                                                       TOTAL CONSIDERATION
                                               SHARES PURCHASED               PAID              AVERAGE
                                            ----------------------   -----------------------   PRICE PER
                                              NUMBER      PERCENT       AMOUNT      PERCENT      SHARE
Existing shareholders.....................
  Class A common stock....................   11,699,900     21.5%              --       --      $   --
  Class B common stock (1)................   37,299,100     68.6%    $154,813,000     70.5%       4.15
New investors (2).........................
  Class A common stock....................    5,400,000      9.9%    $ 64,800,000     29.5%      12.00
                                            -----------    -----     ------------    -----
      Total...............................   54,399,000    100.0%    $219,613,000    100.0%
                                            ===========    =====     ============    =====


------------------------


(1) The total consideration paid by the class B shareholder, USAi, is based on $194.8 million of net cash paid less a dividend of $40.0 million that we paid to USAi.



(2) If the underwriters' overallotment option is exercised in full, the number of shares held by new investors will be increased to 6,210,000 or 11.3% of the total shares of all classes of common stock to be outstanding after this offering.

                            SELECTED FINANCIAL DATA


    The following table presents selected financial data of our company and our predecessor business. The data was derived from our audited financial statements and our predecessor business' audited combined financial statements, and reflects the operations and financial position of our company or our predecessor business at the dates and for the periods indicated. The combined financial statements as of and for the four year period ended December 31, 1998 were audited by Grant Thornton LLP, independent certified public accountants. The combined financial statements for the period January 1 to May 10, 1999 (Predecessor) and the financial statements as of December 31, 1999 and for the period May 11 to December 31, 1999 (Registrant) were audited by Ernst &
Young LLP, independent auditors. The information in this table should be read in conjunction with the financial statements and accompanying notes and other financial data pertaining to our company and our predecessor business as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



    On May 10, 1999, we acquired substantially all the assets and assumed substantially all the liabilities of our predecessor business. We accounted for this acquisition using the purchase method of accounting.



                                            PREDECESSOR                      REGISTRANT
                           ----------------------------------------------   ------------
                                                                 PERIOD        PERIOD
                                YEAR ENDED DECEMBER 31,        JANUARY 1     MAY 11 TO
                           ----------------------------------  TO MAY 10,   DECEMBER 31,
                            1995     1996     1997     1998       1999          1999
                                    (IN THOUSANDS, EXCEPT SHARE AND OTHER DATA)
STATEMENTS OF OPERATIONS
  DATA:
Net revenues.............  $17,121  $23,275  $34,758  $66,472   $ 37,701    $   124,113
Operating costs and
  expenses:
  Cost of sales..........   12,358   16,003   23,284   45,818     26,538         89,385
  Selling, general and
    administrative (1)...    2,986    3,857    5,782    9,770      5,669         16,177
  Officers' distributions
    (1)..................    1,996    3,618    6,160   10,126         --             --
  Non-recurring
    acquisition-related
    costs (2)............       --       --       --       --     19,277             --
  Amortization of
    goodwill (3)                --       --       --       --         --         12,897
                           -------  -------  -------  -------   --------    -----------
Total operating costs and
  expenses...............   17,340   23,478   35,226   65,714     51,484        118,459
                           -------  -------  -------  -------   --------    -----------
Operating profit
  (loss).................     (219)    (203)    (468)     758    (13,783)         5,654
Other income (expense):
  Interest and other,
    net..................      186      257      447      911        429            889
  Gain on sale of
    securities...........       --       71       13       74        471             --
                           -------  -------  -------  -------   --------    -----------
                               186      328      460      985        900            889
                           -------  -------  -------  -------   --------    -----------
Earnings (loss) before
  income taxes...........      (33)     125       (8)   1,743    (12,883)         6,543
Income tax (expense)
  benefit (4)............        9      (38)      (2)      (5)        --         (2,421)
                           -------  -------  -------  -------   --------    -----------
Net earnings (loss)......  $   (24) $    87  $   (10) $ 1,738   $(12,883)   $     4,122
                           =======  =======  =======  =======   ========    ===========
Pro forma tax information
  (4):
  Historical earnings
    (loss) before income
    tax expense..........                             $ 1,743   $(12,883)
  Pro forma income tax
    benefit (expense)....                                (645)     4,767
                                                      -------   --------
  Pro forma net earnings
    (loss)...............                             $ 1,098   $ (8,116)
                                                      =======   ========

                                             PREDECESSOR                      REGISTRANT
                           -----------------------------------------------   ------------
                                YEAR ENDED DECEMBER 31,         JANUARY 1     MAY 11 TO
                           ----------------------------------  TO MAY 10,    DECEMBER 31,
                            1995     1996     1997     1998       1999           1999
                                    (IN THOUSANDS, EXCEPT SHARE AND OTHER DATA)
                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash
  equivalents............  $   428  $ 3,078  $ 2,828  $ 4,964    $25,193     $     6,257
Deferred revenue.........    1,305    1,470    3,278    7,299     19,293          16,447
Net working capital
  (deficit) (5)..........     (483)    (463)    (532)  (1,856)    (3,311)        (44,754)
Goodwill, net............       --       --       --       --         --         187,411
Total assets.............    4,013    7,105    7,958   14,544     32,127         204,250
Current liability for
  amounts due under
  purchase agreement
  (5)....................                                             --          17,500
Net stockholders' equity
  (deficit)..............     (384)    (295)     (54)    (852)    (2,129)        146,347
OTHER DATA:
Total room nights sold...  171,000  183,000  224,000  442,000    295,000         934,000
Cities served (during the
  period)                       21       15       16       27         34              40
Internet generated sales
  (6)....................       --        6%      21%      44%        70%             86%
CASH FLOW DATA:
Operating activities.....  $ 1,795  $ 3,040  $   647  $ 8,849    $17,223     $    23,763
Investing activities.....   (1,718)    (390)    (897)  (4,214)     3,006        (159,819)
Financing activities.....       --       --       --   (2,499)        --         142,313
EBITDA (7)...............  $  (193) $  (150) $  (384) $   990    $(13,664)   $    18,891


------------------------------

(1) Our predecessor business distributed substantially all of its earnings before taxes to its officers and recorded the distributions as expense. We have new compensation arrangements with our officers and the expense related to those arrangements is included in selling, general and administrative costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Our predecessor business paid discretionary bonuses of $0.4 million to its employees (other than Messrs. Litman and Diener) and incurred $0.2 million of professional and advisory fees related directly to the acquisition. Our predecessor business recorded a compensation charge of $18.7 million related to an agreement that the principal owners of our predecessor business had with an employee of TMF, Inc. See "Certain Transactions."



(3) As a result of our acquisition of substantially all the assets of our predecessor business on May 10, 1999, we recorded goodwill of $200.3 million, representing the preliminary allocation to goodwill of the unallocated excess of acquisition costs over net assets acquired, which is being amortized over ten years. Furthermore, the amount of goodwill and related amortization will increase by approximately $140.4 million due to the issuance of an estimated 11,699,900 shares of class A common stock to be issued to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to the closing of this offering. In connection with finalizing the purchase price allocation, we are currently evaluating the fair value of assets acquired and liabilities assumed. Using this information, we will make a final allocation of the excess purchase price. Accordingly, the purchase accounting information in this prospectus is preliminary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."



(4) As of January 1, 1997, our predecessor business elected to be taxed as a subchapter S corporation and as a result, did not pay federal income taxes. As of May 11, 1999, in connection with our acquisition of our predecessor business, we elected to be taxed as a subchapter C corporation as part of USAi's consolidated group until the completion of this offering.



(5) As of December 31, 1999, we reflect a $17.5 million current liability related to additional consideration in connection with the acquisition of our predecessor business. Of that amount, $5.0 million was paid on January 31, 2000 and $12.5 million will be funded by a capital contribution from USAi in our first fiscal quarter of 2000.



(6) Reflects the percentage of revenues earned from hotel room bookings generated through our websites or our third-party affiliated websites.



(7) EBITDA is defined as operating profit before depreciation and amortization of goodwill. Prior to the acquisition, EBITDA reflects officers' distributions and non-recurring acquisition-related costs. EBITDA is presented in this prospectus because we believe it is a widely accepted valuation indicator for companies in our industry. EBITDA should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles. EBITDA may not be comparable to calculations of similarly titled measures presented by other companies. Depreciation expense for the years ended December 31, 1995, 1996, 1997, 1998 and the periods January 1 to May 10, 1999 and May 11 to December 31, 1999 was $26, $53, $84, $232, $119 and $340, respectively.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS



    The following unaudited pro forma combined condensed statement of operations has been prepared to give effect to the following capital transactions that will occur in connection with this offering:


    (1) the acquisition of substantially all the assets of our predecessor business, which was accounted for under the purchase method of accounting;


    (2) the issuance of an estimated 11,699,900 shares of our class A common stock to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to the closing of this offering;


    (3) the issuance of our class A common stock in this offering, assuming no exercise of the overallotment option; and

    (4) the recapitalization of our capital stock.


    The pro forma combined condensed statement of operations reflects some assumptions regarding these transactions and the acquisition and are based on the historical statement of operations of our company and the historical combined statements of operations of our predecessor business. The combined condensed statements of operations, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, the audited and unaudited combined financial statements, including the notes accompanying them, of our predecessor business, and the financial statements, including the notes accompanying them, of our company, all of which are included in this prospectus.



    The pro forma combined condensed statement of operations for the year ended December 31, 1999 reflects the audited combined statement of operations of our predecessor business for the period January 1 to May 10, 1999 and the audited statement of operations of our company for the period May 11 to December 31, 1999, including the pro forma effects of the acquisition referred to in item (1) above and the capital transactions referred to in items (2) through (4) above, that will occur in connection with this offering as if such transactions had occurred as of January 1, 1999.



    We are in the process of evaluating the fair value of assets acquired and liabilities assumed in the acquisition in order to make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information included in this prospectus is preliminary.



    The pro forma combined condensed statements of operations are presented for illustrative purposes only. They are not necessarily indicative of the results of operations which actually would have been reported had these transactions occurred as of January 1, 1999, nor are they necessarily indicative of our future financial results of operations.

                        HOTEL RESERVATIONS NETWORK, INC.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 1999



                                            PREDECESSOR       REGISTRANT
                                            ------------   -----------------
                                            JANUARY 1 TO       MAY 11 TO        PRO FORMA        PRO FORMA
YEAR ENDED DECEMBER 31, 1999                MAY 10, 1999   DECEMBER 31, 1999   ADJUSTMENTS       COMBINED
----------------------------                ------------   -----------------   -----------      -----------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenues..............................    $ 37,701         $124,113                         $   161,814
Operating costs and expenses:
  Cost of sales...........................      26,538           89,385                             115,923
  Selling, general and administrative.....       5,669           16,177          $    176 (1)        22,022
  Non-recurring acquisition-related
    costs.................................      19,277               --           (19,277)(2)            --
  Amortization of goodwill................          --           12,897            21,174 (3)        34,071
                                              --------         --------          --------       -----------
Total operating costs and expenses........      51,484          118,459             2,073           172,016
                                              --------         --------          --------       -----------
Operating profit (loss)...................     (13,783)           5,654            (2,073)          (10,202)

Interest and other, net...................         429              889               (84)(4)         1,234
Gain on sale of securities................         471               --                --               471
                                              --------         --------          --------       -----------
                                                   900              889               (84)            1,705
                                              --------         --------          --------       -----------
Earnings (loss) before income taxes.......     (12,883)           6,543            (2,157)           (8,497)
Income tax benefit (expense)..............          --           (2,421)            2,421(5)             --
                                              --------         --------          --------       -----------
Net earnings (loss).......................    $(12,883)        $  4,122          $    264       $    (8,497)
                                              ========         ========          ========       ===========

Basic and diluted loss per share..........                                                      $     (0.16)
                                                                                                ===========
Basic and diluted weighted average shares
  outstanding(6)..........................                                                       54,399,000
                                                                                                ===========


                                                                  (NOTES FOLLOW)

                        HOTEL RESERVATIONS NETWORK, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                       (in thousands, except share data)


(1) We have new compensation arrangements with our officers. The following table presents historical compensation expense, the amount of compensation expense that would have been incurred had the new compensation arrangements been in place and the net amount which represents the pro forma adjustment.



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              -------------
    Historical compensation.................................      $  74
    Compensation under new arrangements.....................        250
                                                                  -----
      Net pro forma income (expense) adjustment.............      $(176)
                                                                  =====



(2) Represents elimination of discretionary compensation and bonuses of $0.4 million paid to its employees (other than Messrs. Litman and Diener) and professional and advisory fees of $0.2 million related directly to the acquisition. In connection with the sale of substantially all the assets of TMF, Inc. and HRN Marketing Corp., the principal owners entered into an agreement to pay an executive of TMF, Inc., for past services, 5% of all net sales proceeds, including all contingent payments, received by the principal owners in connection with the sale. During the period January 1 to May 10, 1999, the predecessor business recorded a charge of $18.7 million in connection with this obligation.


(3) Reflects additional amortization expense resulting from the increase in goodwill due to the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of our predecessor business. The determination of the purchase price and the preliminary allocation of the excess purchase price over net liabilities assumed is set forth below:


Promissory note...........................................  $150,000
Initial contingent payments...............................    50,000
Working capital adjustment................................      (798)
Transaction costs.........................................       611
                                                            --------
                                                             199,813
Plus: net liabilities assumed.............................       495
                                                            --------
Amount preliminarily allocated to goodwill................   200,308
Issuance of an estimated 11,699,900 shares of class A
  common stock to sellers.................................   140,399
                                                            --------
Total preliminary allocation of goodwill..................  $340,707
                                                            ========



    The purchase price was $149.2 million, net of a working capital adjustment of $0.8 million based on the specified level of working capital agreed to in the asset purchase agreement, plus contingent payments based on our operating performance during (a) the four fiscal quarters for the year ended December 31, 1999, (b) the year ended December 31, 1999 and (c) the twelve-month period ended March 31, 2000. Through December 31, 1999, we have paid a total of $25.0 million for the amounts due for the fiscal quarters ended June 30, 1999 and September 30, 1999. Our management has determined that, based on our operating performance, the remaining $12.5 million of the 1999 contingent payment will be due to an assignee of TMF, Inc. and HRN Marketing Corp. during the first fiscal quarter of 2000. This payment will be made during the first

                        HOTEL RESERVATIONS NETWORK, INC.

                       (in thousands, except share data)


    fiscal quarter of 2000 and will be funded by a $12.5 million capital contribution from USAi. See "Certain Transactions."



    The pro forma information does not reflect the incremental amount of goodwill amortization that will occur from the payment of any additional purchase price by us or by USAi for the twelve-month period ended March 31, 2000. Based on currently available financial information, management believes that the additional payment will total between $30 million to $40 million.



(4) Represents incremental interest expense at 4.75% on the promissory note of $5.0 million issued in connection with the acquisition.


(5) Represents the income tax effect of the pro forma adjustments related to the acquisition of our predecessor business.


(6) Shares outstanding reflect all 37,299,100 shares of our class B common stock owned by USAi; an estimated 11,699,900 shares of our class A common stock to be issued to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to the closing of this offering; and 5,400,000 shares of our class A common stock to be issued in this offering, assuming an initial public offering price of $12.00 per share and no exercise of the overallotment option.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OUR COMPANY SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES ELSEWHERE IN THIS PROSPECTUS AND BEGINNING ON PAGE F-1. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS. YOU SHOULD READ THE INFORMATION IN THE SECTIONS ENTITLED "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" FOR INFORMATION ABOUT OUR PRESENTATION OF FORWARD-LOOKING INFORMATION.

OVERVIEW


    We contract with hotels in advance for volume purchases and guaranteed availability of hotel rooms at wholesale prices and resell these rooms to consumers through our websites, third-party affiliated websites and our toll-free call center. At December 31, 1999, we had room supply agreements with approximately 1,500 hotels in 40 major markets in North America and Western Europe.



    We began booking hotel rooms in six markets in December 1991. We introduced service in sixteen additional markets through December 1994. During 1995, we entered into our first Internet marketing arrangement through an affiliation with a third party. In December 1996, we introduced service in Las Vegas. In 1997, we implemented our first proprietary website and started service in the Reno and Lake Tahoe markets. In early 1998, our website was fully-automated, and by mid-1998, we implemented our strategy of pursuing affiliate relationships with Internet search engines and travel-related websites. We also entered into eleven new markets in 1998. As of December 31, 1999, we have entered another thirteen markets. We typically have expanded our relationships with new hotels and increased our room allotments and bookings with existing hotels in each market over time as we have demonstrated our ability to fill rooms.



    We service our customer base through the Internet and our call center operations. Although the Internet is generating an increasing proportion of our business, both operations have experienced significant growth. Our Internet generated sales accounted for 21%, 44% and 81% of our sales in 1997, 1998 and 1999, respectively.


    We bill a customer's credit card in full when a reservation is booked and pay the hotel after a guest has departed. We record prepaid bookings as deferred revenue until check-out, at which time revenue is recognized. Accordingly, prepaid bookings represent payments received for revenue to be recognized in the future. We also impose a $50 change/cancellation fee that is recorded as revenue upon change/cancellation of a reservation. Because our customers pay us when a reservation is booked, charged or cancelled and we do not pay a hotel until after a guest has departed, we are able to operate with limited or even negative working capital.


    Cost of sales includes room rates contracted for or purchased by us as well as commissions paid to affiliates and travel agents. We contract with hotels in advance for volume purchases and guaranteed availability at discounted rates. Although we contract in advance for volume room commitments, our hotel supply contracts often allow us to return unsold rooms without penalty within a specified period of time. Nonetheless, we are responsible for the cost of rooms cancelled by customers when we can no longer return the room to the hotel. We have developed proprietary revenue management and reservations systems software that is integrated with our websites and call center operations. These systems and software enable us to accurately monitor our room inventory. Consequently, our gross margins are affected by a number of different factors, including the mix of rooms sold during peak and off-peak periods, the mix of rooms sold directly by us or through our affiliates or travel agents, the mix of rooms sold in various cities and the amount of commissions paid to affiliates and travel agents. We typically realize higher gross margins on rooms sold during peak periods and rooms sold directly by us (rather than by travel agents or our Internet affiliates).



    Operating expenses include selling, general and administrative costs associated with payroll and related costs, telephone line charges, credit card processing fees, advertising and promotion costs, depreciation costs and other miscellaneous expenses. As our Internet-related bookings have increased as a percentage of our total revenues, our selling, general and administrative costs have declined as a percentage of revenues due to lower telephone and payroll costs associated with this sales growth. Prior to the acquisition of our predecessor business, we did not pay fixed salaries to our two senior executive officers, but distributed substantially all pre-tax profits to our officers and recorded these amounts as additional operating expense. As a result of the acquisition, officers' distributions were eliminated and we entered into new compensation arrangements with our officers.



    We will record non-cash deferred distribution and marketing expenses of up to $16.0 million upon consummation of this offering related to fully exercisable, non-forfeitable warrants to acquire up to an estimated
1.75 million shares of class A common stock (assuming an initial public offering price of $12.00 per share) that we will issue to a number of third-party affiliate website companies upon completion of this offering, as described in "Description of Capital Stock--Warrants to Purchase Common Stock." We will amortize these non-cash distribution and marketing expenses over the term of the related affiliation agreements, resulting in amortization expense of approximately $5.3 million per year over the next three years.



    The performance warrant that we will issue to Travelocity upon completion of this offering will be subject to vesting based upon achieving performance targets, as described in "Description of Capital Stock--Warrants to Purchase Common Stock." If this performance warrant becomes fully exercisable it will entitle the holder to acquire approximately 2,447,955 shares of our class A common stock. We will record an additional non-cash deferred distribution and marketing expense related to the vested portion of this warrant. The amount of this non-cash deferred distribution and marketing expense cannot be determined at this time because it is dependent on the amount of the performance warrant that vests and the value of the vested portion of the performance warrant at the vesting date.



    The amount of this non-cash deferred distribution and marketing expense resulting from the performance warrant could be significant. For example, if the performance warrant were to fully vest and if the price of our class A common stock were to appreciate by 5% each year over the next three years, the aggregate amount of non-cash deferred distribution and marketing expense would be approximately $27.2 million. The aggregate amount of non-cash deferred distribution and marketing expense would instead be approximately $41.8 million if the price of our class A common stock appreciated by 25% each year over the next three years, approximately $102.8 million if that appreciation were 75% per year over the next three years and approximately $270.9 million if that appreciation were 150% each year over the next three years. Of course, these examples are solely for illustrative purposes only and we cannot assure you about the trading price of our class A common stock or the actual amount of non-cash deferred distribution and marketing expense we will record.



    The timing of our recognition of this non-cash deferred distribution and marketing expense depends on a number of factors that could result in the expense being recognized over a three-year period or a shorter period, including the possibility that the entire amount could be expensed in one year.


    Other income relates mainly to interest and dividends earned on marketable securities in which we invest working capital generated by our operations. We have been able to generate positive cash flows from operations as a result of our billing practices and hotel supply arrangements. Our ability to generate positive cash flow from operations has allowed us to generate significant interest and dividend income from investment-related activities. Related investment income has increased in each of the past five years along with free cash flow from operations.

    On May 10, 1999, we completed our acquisition of our predecessor business and as of May 11, 1999, we changed our tax status from a subchapter S corporation to a subchapter C corporation. At the closing of the acquisition, we paid approximately $162.5 million to TMF, Inc. and HRN Marketing Corp., which consisted of a $150.0 million promissory note and a $12.5 million payment for attainment of financial targets during our predecessor business' first fiscal quarter of 1999. Approximately $145.0 million of the principal amount of the promissory note was paid on the day after the closing and the final
$5.0 million payment was paid on January 31, 2000. Following the closing, TMF, Inc. and HRN Marketing Corp. paid $0.8 million to us as a working capital adjustment to the purchase price based on the specified level of working capital agreed to in the asset purchase agreement. Under the purchase agreement, we were required to pay TMF, Inc. and HRN Marketing Corp. up to $12.5 million at the end of each of the last three fiscal quarters in 1999 and for the year ended December 31, 1999 if specified financial targets were met in each of those quarters and for the year. As a result, we have paid a total of $25.0 million to TMF, Inc. and HRN Marketing Corp. for the fiscal quarters ended June 30, 1999 and September 30, 1999. A final $12.5 million payment for our year ended December 31, 1999 will be made in the first fiscal quarter of 2000, and will be funded by a capital contribution from USAi.



    TMF, Inc. and HRN Marketing Corp. are entitled to a contingent cash payment based on our performance for the twelve-month period ending March 31, 2000. In addition to being a guarantor of our obligations, USAi has agreed to make this contingent payment on our behalf. See "--Financial position, liquidity and capital resources" and "Certain Transactions."



    For the period May 11 to December 31, 1999, the acquisition resulted in a significant increase in amortization expense related to the resulting goodwill, which is being amortized over ten years, and a significant decrease in operating costs related to the elimination of officers' distributions. Any contingent purchase price obligation will increase goodwill by the same amount and will result in an increase in related amortization expense. Any such additional goodwill will be recorded when the amount becomes reasonably estimable. Because the performance targets are based on a fiscal year ending March 31, 2000 it is expected that such amounts will not be reasonably estimable until that date, as of which date they will be recorded. Amortization of any increase would begin in the subsequent quarter.


    To enhance comparability, the discussion of consolidated results of operations is supplemented, where appropriate, with separate pro forma financial information that gives effect to the acquisition as if it had occurred at the beginning of the respective periods presented.


    The pro forma information is not necessarily indicative of the revenues and cost of sales which actually would have been reported had the acquisition occurred at the beginning of the respective periods, nor is it necessarily indicative of future results.

RESULTS OF OPERATIONS

    The following table presents results of operations data for our company and our predecessor business as well as pro forma operations data as a percentage of total net revenue for the periods presented. Some columns may not add due to rounding differences.


                                                                     PREDECESSOR                     REGISTRANT
                                                     --------------------------------------------   ------------
                                                                               ACTUAL                               PRO FORMA
                                                     -----------------------------------------------------------   ------------
                                                                                        PERIOD
                                                                                       JANUARY 1       PERIOD          YEAR
                                                        YEAR ENDED DECEMBER 31,           TO         MAY 11 TO        ENDED
                                                     ------------------------------     MAY 10,     DECEMBER 31,   DECEMBER 31,
                                                       1996       1997       1998        1999           1999           1999
Net revenues.......................................   100.0%     100.0%     100.0%      100.0%         100.0%         100.0%

Operating costs and expenses:
  Cost of sales....................................    68.8%      67.0%      68.9%       70.4%          72.0%          71.6%
  Selling, general and administrative..............    16.6%      16.6%      14.7%       15.0%          13.0%          13.6%
  Officers' distributions..........................    15.5%      17.7%      15.2%          --             --             --
  Non-recurring acquisition-related costs..........       --         --         --       51.1%             --             --
  Amortization of goodwill.........................       --         --         --          --          10.4%          21.1%
                                                      ------     ------     ------      ------         ------         ------
    Total operating costs and expenses.............   100.9%     101.3%      98.9%      136.6%          95.4%         106.3%
                                                      ------     ------     ------      ------         ------         ------
    Operating profit (loss)........................    (0.9%)     (1.3%)      1.1%      (36.6%)          4.6%          (6.3%)



TWELVE MONTHS ENDED DECEMBER 31, 1999 VS. TWELVE MONTHS ENDED DECEMBER 31, 1998



    We compare the twelve months ended December 31, 1998 to the sum of the periods January 1 to May 10, 1999 and May 11 to December 31, 1999 for revenues, cost of sales and selling, general and administrative costs, as we believe this is the most meaningful presentation.



    Revenues for the twelve months ended December 31, 1999 increased by $95.3 million, or 143.4%, to $161.8 million compared to $66.5 million for the twelve months ended December 31, 1998. The increase resulted from expansion of affiliate marketing programs, an increase in the number of hotels for existing cities and expansion into new cities. Internet generated sales for the twelve months ended December 31, 1999 increased by $103.0 million, or 357.2%, to $131.8 million compared to $28.8 million for the twelve months ended
December 31, 1998. As a percentage of total revenues, Internet generated sales increased to 81% for the twelve months ended December 31, 1999 from 44% for the twelve months ended December 31, 1998. Non-Internet generated and other sales for the twelve months ended December 31, 1999 decreased by $7.7 million, or 20.5%, to $29.9 million compared to $37.6 million for the twelve months ended December 31, 1998.



    Cost of sales for the twelve months ended December 31, 1999 increased by $70.1 million, or 153.0%, to $115.9 million compared to $45.8 million for the twelve months ended December 31, 1998. As a percentage of total revenues, cost of sales increased to 71.6% for the twelve months ended December 31, 1999 from 68.9% for the twelve months ended December 31, 1998. The increase in cost of sales is primarily due to increased percentage of revenue attributable to affiliate and travel agent sales (for which we pay commissions), the use of revenue management techniques to maximize revenues, increased credit card charge backs and increased competition.



    Selling, general and administrative costs for the twelve months ended December 31, 1999 increased by $12.1 million, or 123.6%, to $21.9 million compared to $9.8 million for the twelve months ended December 31, 1998, primarily as a result of growth in staffing levels and systems to support increased operations. As a percentage of net revenues, selling, general and administrative costs decreased to 13.5% for the twelve months ended
December 31, 1999 from 14.7% for the twelve months ended December 31, 1998 as telephone and payroll costs decreased as a percentage of net revenues due to an increase in Internet-related bookings as a percentage of total revenue.

    Our predecessor business paid discretionary compensation and bonuses of $0.4 million to its employees (other than Messrs. Litman and Diener) and incurred $0.2 million of professional and advisory fees related directly to the acquisition. In connection with the sale of substantially all the assets of TMF, Inc. and HRN Marketing Corp., the principal owners entered into an agreement to pay an executive of TMF, Inc., for past services, 5% of all net sales proceeds, including all contingent payments, received by the principal owners in connection with the sale. During the period January 1 to May 10, 1999, the predecessor business recorded a charge of $18.7 million in connection with this obligation.



    On a pro forma basis, operating loss for the twelve months ended
December 31, 1999 decreased by $13.3 million to a loss of $10.2 million compared to a loss of $23.5 million for the twelve months ended December 31, 1998. Pro forma operating loss for the twelve months ended December 31, 1998 of $23.5 million is calculated as historical operating profit ($0.8 million) plus pro forma adjustments for goodwill amortization expense ($34.1 million), officers' salary expense ($0.3 million) and the elimination of historical officers' distributions ($10.1 million). Pro forma results reflect the new compensation arrangements with our officers, which are significantly lower than historical amounts incurred and recorded by our predecessor business, as substantially all of our predecessor business' earnings before taxes were distributed to its officers.



    Historical amortization expense of $12.9 million in the period May 11 to December 31, 1999 relates to goodwill of $200.3 million from the acquisition of our predecessor business which is being amortized over ten years.



    Other income relates mainly to interest and dividends earned on marketable securities. Other income for the twelve months ended December 31, 1999 increased by $0.8 million to $1.8 million compared to $1.0 million for the twelve months ended December 31, 1998 due to the sale of securities at the time of the acquisition and an increase in cash flow from operations.



    Our effective tax rate for the period May 11, 1999 to December 31, 1999 is 37%, which reflects the federal and state income taxes. In 1998 and in the period from January 1 to May 10, 1999, we were taxed as a subchapter S corporation and, accordingly, the tax liability was incurred by our shareholders.


TWELVE MONTHS ENDED DECEMBER 31, 1998 VS. TWELVE MONTHS ENDED DECEMBER 31, 1997


    Revenues for the twelve months ended December 31, 1998 increased by $31.7 million, or 91.2%, to $66.5 million compared to $34.8 million for the twelve months ended December 31, 1997. The increase resulted primarily from higher revenues generated from our websites and expansion into new markets. We introduced our fully-automated website in January 1998 and implemented our strategy of pursuing affiliate relationships with Internet search engines and travel-related websites during the second quarter of 1998. Internet generated sales for the twelve months ended December 31, 1998 increased by $21.6 million, or 299.6%, to $28.8 million compared to $7.2 million for the twelve months ended December 31, 1997. As a percentage of total revenues, Internet generated sales increased to approximately 44% for the twelve months ended December 31, 1998 from approximately 21% for the twelve months ended December 31, 1997. Non-Internet generated and other sales for the twelve months ended December 31, 1998 increased by $10.1 million, or 36.6%, to $37.7 million compared to $27.6 million for the twelve months ended December 31, 1997. The increase in non-Internet generated sales resulted from repeat and referral customers and increased marketing programs with travel agents and membership groups. In addition, we entered the Atlanta, Reno and Lake Tahoe markets in December 1997 and realized the full impact of these markets in 1998.


    Cost of sales for the twelve months ended December 31, 1998 increased by $22.5 million, or 96.8%, to $45.8 million compared to $23.3 million for the twelve months ended December 31, 1997. As a percentage of total revenues, cost of sales increased to 68.9% for the twelve months ended December 31, 1998 from 67.0% for the twelve months ended December 31, 1997. The increase in cost of sales is primarily due to increased commissions paid to affiliates and travel agents (for which we pay commissions), the use of revenue management techniques to maximize revenue and increased competition.

    Selling, general and administrative costs for the twelve months ended December 31, 1998 increased by $4.0 million, or 69.0%, to $9.8 million compared to $5.8 million for the twelve months ended December 31, 1997. As a percentage of net revenues, selling, general and administrative costs decreased to 14.7% for the twelve months ended December 31, 1998 from 16.6% for the twelve months ended December 31, 1997 as Internet-related bookings increased and associated telephone and payroll costs decreased as a percentage of revenue.

    Officers' distributions for the twelve months ended December 31, 1998 increased by $4.0 million to $10.1 million compared to $6.1 million for the twelve months ended December 31, 1997 due to higher profits, as substantially all profits were distributed as salary and distribution to the officers and recorded as expense.


    On a pro forma basis, operating loss for the twelve months ended
December 31, 1998 decreased by $5.2 million, or 25.4%, to a loss of $23.5 million compared to a loss of $28.7 million for the twelve months ended December 31, 1997. The pro forma operating loss for the year ended December 31, 1997 of $28.7 million is calculated as historical operating loss ($0.5 million) plus pro forma adjustments for goodwill amortization expense ($34.1 million), officers' salary expense ($0.3 million) and the elimination of historical officers' distributions ($6.2 million). Pro forma results reflect the new compensation arrangements with our officers, which are significantly lower than historical amounts incurred and recorded by our predecessor business, as substantially all of our predecessor business' earnings before taxes were distributed to its officers. Pro forma goodwill amortization for this period is $34.1 million.



    Other income relates mainly to interest and dividends earned on marketable securities. Investment income for the twelve months ended December 31, 1998 increased by $0.5 million, or 114.1%, to $1.0 million compared to $0.5 million for the twelve months ended December 31, 1997 due to increased cash flow from operations.


SELECTED QUARTERLY OPERATING RESULTS AND SEASONALITY


    The following table sets forth certain historical statements of operations data of our company and our predecessor business for the eight quarters ended December 31, 1999. This information has been derived from unaudited historical financial records of our company and our predecessor business. In our management's opinion, the unaudited historical information has been prepared on the same basis as the annual financial statements of our predecessor business and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation for the quarters presented. This information should be read in conjunction with the financial statements of our company and our predecessor business and the accompanying notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                 PREDECESSOR (UNAUDITED)
                         ------------------------------------------------------------------------
                                                                                         PERIOD
                                             THREE MONTHS ENDED                        ----------
                         -----------------------------------------------------------    APRIL 1
                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DEC. 31,   MARCH 31,   TO MAY 10,
                           1998        1998         1998          1998       1999         1999
                                                      (IN THOUSANDS)

Net revenues...........   $9,051     $14,281       $17,462      $25,678     $22,921     $ 14,780

Operating costs and
  expenses:
  Cost of sales........    6,100      10,048        12,268       17,402      15,852       10,686
  Selling, general and
    administrative.....    1,650       2,410         2,520        3,190       3,657        2,012
  Officers'
    distributions......      556         482           780        8,308          --           --
  Non-recurring
    acquisition-related
    costs..............       --          --            --           --          --       19,277
  Amortization of
    goodwill...........       --          --            --           --          --           --
                          ------     -------       -------      -------     -------     --------
    Total operating
      costs and
      expenses.........    8,306      12,940        15,568       28,900      19,509       31,975
                          ------     -------       -------      -------     -------     --------
    Operating profit
      (loss)...........      745       1,341         1,894       (3,222)      3,412      (17,195)

Other income (expense):
  Interest and other,
    net................       99         166           211          435         243          186
  Gain on sale of
    securities.........       --          --            --           74          --          471
                          ------     -------       -------      -------     -------     --------
                              99         166           211          509         243          657
Earnings (loss) before
  income taxes.........      844       1,507         2,105       (2,713)      3,655      (16,538)
Income tax expense.....       --          --            --            5          --           --
                          ------     -------       -------      -------     -------     --------
  Net earnings
    (loss).............   $  844     $ 1,507       $ 2,105      $(2,718)    $ 3,655     $(16,538)
                          ======     =======       =======      =======     =======     ========

                                   REGISTRANT (UNAUDITED)
                         ------------------------------------------
                           PERIOD
                         -----------        THREE MONTHS ENDED
                           MAY 11      ----------------------------
                         TO JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                            1999           1999            1999
                                       (IN THOUSANDS)
Net revenues...........    $23,018        $47,652        $53,443
Operating costs and
  expenses:
  Cost of sales........     16,774         34,950         37,661
  Selling, general and
    administrative.....      2,580          6,389          7,208
  Officers'
    distributions......         --             --             --
  Non-recurring
    acquisition-related
    costs..............         --             --             --
  Amortization of
    goodwill...........      2,809          5,025          5,063
                           -------        -------        -------
    Total operating
      costs and
      expenses.........     22,163         46,364         49,932
                           -------        -------        -------
    Operating profit
      (loss)...........        855          1,288          3,511
Other income (expense):
  Interest and other,
    net................        172            582            135
  Gain on sale of
    securities.........         --             --             --
                           -------        -------        -------
                               172            582            135
Earnings (loss) before
  income taxes.........      1,027          1,870          3,646
Income tax expense.....        380            692          1,349
                           -------        -------        -------
  Net earnings
    (loss).............    $   647        $ 1,178        $ 2,297
                           =======        =======        =======

SEASONALITY


    We have historically experienced seasonal fluctuations in our operating results, with the fourth quarter contributing the highest portion of our annual revenue due to the higher volume of travelers during the fall shopping and holiday season. Furthermore, the travel industry is subject to seasonal fluctuations dependent upon business and leisure travel patterns. If seasonality in the travel industry causes quarterly fluctuations, there could be a material adverse effect on our business and the value of your stock. See "Risk Factors--Our operating results fluctuate because of seasonality and our reliance upon leisure travel. These fluctuations may cause our stock price to decline."


FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES


    At the closing of the acquisition, we paid approximately $162.5 million to TMF, Inc. and HRN Marketing Corp. The payment consisted of the $150.0 million purchase price, which was paid in the form of a promissory note, and a $12.5 million payment for the attainment of financial targets during our predecessor business' first fiscal quarter of 1999. On the day after the closing, $145.0 million of the principal amount of the promissory note was paid and the final $5.0 million payment was paid on January 31, 2000. The purchase price was subject to a working capital adjustment and TMF, Inc. and HRN Marketing Corp. paid us approximately $0.8 million following the closing as a working capital adjustment to the purchase price based on the specified level of working capital agreed to in the asset purchase agreement. We have paid an additional $25.0 million to TMF, Inc. and HRN Marketing Corp. for our attainment of specified financial targets during our fiscal quarters ended June 30, 1999 and September 30, 1999. We have accrued for a $12.5 million payment for our attainment of financial targets during the year ended December 31, 1999 that we expect to make in the first fiscal quarter of 2000 with funds contributed by USAi.



    In addition, TMF, Inc. and HRN Marketing Corp. are entitled to a contingent cash payment based on our performance for the twelve-month period ending
March 31, 2000.



    This additional payment will be based upon the greater of:



    - 2.5 times the total growth in our adjusted earnings for the period; or



    - 1.44 times the total growth in our adjusted gross profit for the period (provided this growth in adjusted gross profit exceeds 50%).



Under an assumption agreement, USAi has agreed to make this contingent payment on our behalf. See "Risk Factors--Goodwill amortization will, and contingent payments may, have an adverse impact on our future operating results" and "Certain Transactions."



    Net cash provided by operating activities was $17.2 million and $23.8 million for the period January 1 to May 10, 1999 and the period May 11 to December 31, 1999, respectively. Net cash provided by operating activities was $3.0 million, $0.6 million and $8.8 million for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash provided by operating activities reflects officers' distributions and non-recurring acquisition-related costs. We paid officers' distributions of $3.6 million, $6.2 million and $10.1 million in the years ended December 31, 1996, 1997 and 1998, respectively. During the period January 1 to May 10, 1999, our predecessor business paid discretionary bonuses of $7.2 million to its employees (other than Messrs. Litman and Diener) and incurred $0.2 million of professional and advisory fees related directly to the acquisition. We will not incur such amounts in the future, as our predecessor business distributed substantially all profits to its officers. As of May 11, 1999, we entered into new compensation arrangements with our officers and paid discretionary bonuses related to the acquisition. Operating cash flow is generated based on our practice of billing a customer's credit card in full when a reservation is booked, and paying the hotel after a guest has departed. We record prepaid bookings as deferred revenue until check-out. Accordingly, to the extent customers do not cancel their reservations, prepaid bookings represent payments received for revenue to be recognized in the future. Net cash provided by prepaid bookings was $12.0 million for the period January 1 to May 10, 1999, and $0.2 million, $1.8 million and $4.0 million for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash used in reducing prepaid bookings was $2.8 million for the period May 11 to December 31, 1999.


    We declared and paid a dividend of $40.0 million to USAi on September 30, 1999.


    Cash proceeds from operating activities and available cash were used to purchase marketable securities (net) of ($3.2) million and $0.5 million for the periods January 1 to May 10, 1999 and May 11 to December 31, 1999, respectively. Cash proceeds were used to purchase marketable securities (net) of $0.3 million, $0.4 million and $3.6 million for the years ended December 31, 1996, 1997 and 1998, respectively.



    Capital expenditures were $0.2 million and $1.1 million in the periods January 1 to May 10, 1999 and May 11 to December 31, 1999, respectively. Capital expenditures were $0.1 million, $0.5 million and $0.7 million for the years ended December 31, 1996, 1997 and 1998, respectively. Capital expenditures were primarily used for computers, furniture, equipment and software.


    We anticipate that we will need to invest working capital towards the development and expansion of our overall operations, including expansion into new cities and increasing our penetration in existing markets.


    Our company generates significant cash flows from operations and cash flows are expected to increase as revenues increase due to our billing and payment policies. Our company anticipates that cash on hand and cash provided by operating activities will be sufficient to fund our operations for the next twelve months. Additional funds could be necessary, however, to complete strategic acquisitions or other business combinations in 2000 or beyond. Management has no such plans at this time.


MARKET RELATED RISKS

    We currently have no significant floating rate indebtedness, hold no derivative instruments and do not earn income denominated in foreign currencies. All of our revenue is recognized in dollars. Accordingly, changes in interest rates do not generally have a material direct effect on our financial position. However, to the extent that changes in interest rates and currency exchange rates affect general economic conditions, we would be affected by such changes. In addition, we also are subject to some risk from currency fluctuations because the hotel rooms in foreign markets that we contract to purchase are paid for in the currency of the country where they are located and are paid for by us in advance of our reselling the rooms to our customers. As less than 10% of our revenues are currently derived from hotel accommodations in foreign markets, we do not believe we have any significant foreign currency exchange risk and as a result, do not hedge against foreign currency exchange rate changes.

YEAR 2000


    The widespread use of computer programs that rely on two-digit dates to perform computation and decision-making functions may cause computer systems, including systems and software used by our company and our websites, to malfunction in the Year 2000, and may lead to significant business delays and disruptions in our business and operations in the United States and internationally. We have completed our plan to minimize the impact of this Year 2000 problem on our operations. The dollar cost of our Year 2000 compliance was approximately $75,000, substantially all of which has been spent through the date of this offering. As of the date of this prospectus, we have not experienced any significant Year 2000 problems and, therefore, the risk that any Year 2000 problems will occur in the future has diminished significantly.

    In addition to our internal systems, several systems provided by third parties are required for the operation of our services, any of which may contain software code that still might prove not to be Year 2000 compliant. These systems include server software used to operate our network servers, software controlling routers, switches and other components of our data network, disk management software used to control our data disk arrays, firewall, security, monitoring and back-up software, as well as desktop PC applications software. In most cases, we employ widely available software applications and other products from leading third-party vendors, and expect that these vendors will provide any required upgrades or modifications in a timely fashion. However, any failure of third-party suppliers to provide Year 2000 compliant versions of the products used by us could result in a temporary disruption of our services or otherwise disrupt our operations. Although as of the date of this prospectus we have not experienced any material disruptions in our operations, an undiscovered failure to achieve Year 2000 compliance by third-party systems could result in complete failure or inaccessibility of our services and could adversely affect our business, financial condition and results of operations.



    Although, as of the date of this prospectus, we have not experienced any material disruptions in our operations from Year 2000 related issues, Year 2000 compliance problems potentially could undermine the general infrastructure necessary to support our operations. For instance, we depend on third-party Internet service providers for connectivity to the Internet. Any interruption of service from our Internet service providers could result in a temporary interruption of our services. Moreover, the effects of Year 2000 compliance deficiencies on the integrity and stability of the Internet are difficult to predict. A significant disruption in the ability of businesses and consumers to reliably access the Internet or portions of it would have an adverse effect on demand for our services and, therefore, could adversely impact our business, financial condition and results of operations.



TAX MATTERS



    Prior to the completion of this offering, we were included in the consolidated federal income tax return of USAi. Under a tax sharing agreement with USAi, we paid our parent amounts equal to the taxes that we would otherwise have paid if we had filed a separate federal income tax return. We also were included in certain state and local tax returns of USAi. Upon the completion of this offering, because USAi's equity ownership in our company will fall below 80%, we will no longer be included in the consolidated federal income tax return of USAi or any of its state and local returns. Thus, following completion of this offering, we will be required to file our own federal, state and local income tax returns on a stand-alone basis and will make all of our tax payments directly to the relevant taxing authorities. We also will have no further rights or obligations under the tax sharing agreement with USAi, except with respect to periods ending on or before the completion of this offering.

                                    BUSINESS

OVERVIEW


    In terms of hotel rooms booked online, we are a leading online consolidator of hotel accommodations, providing service through various websites and our toll-free call center. We contract with hotels in advance for volume purchases at wholesale prices and sell these rooms to consumers, often at significant discounts to published rates. In addition, these hotel supply relationships often allow us to offer our customers hotel accommodation alternatives for otherwise unavailable dates.


INDUSTRY BACKGROUND

    THE GROWTH OF ONLINE TRAVEL SERVICES. The U.S. travel industry is large and growing. The Travel Industry Association of America estimates that consumers in the U.S. spent in excess of $515 billion on business and leisure travel in 1998, making travel one of the nation's largest industries. Lodging accounts for a significant share of these travel expenditures. According to Smith Travel Research, the U.S. lodging industry generated $93 billion in revenues in 1998.

    Online sales of travel services have become an important part of the overall travel industry and have expanded dramatically in recent years due to the increased acceptance of the Internet by both travel service providers and consumers. According to a May 1999 study by Jupiter Communications, the U.S. online travel market has more than doubled from $911 million in 1997 to $2.2 billion in 1998. Jupiter Communications projects that online travel bookings will increase from $4.2 billion in 1999 to $16.6 billion in 2003, representing a compound annual growth rate of 41%. For travel service providers, the Internet is an efficient distribution channel and offers a medium to reach more travelers and increase occupancy. The Internet also enables dynamic, real-time updating of pricing and availability and targeted marketing of last minute "specials" in order to maximize occupancy and yields. Consumers, on the other hand, are attracted by the convenience of purchasing travel products and services via the Internet because it provides an efficient way for customers to quickly compare travel options and make reservations.


    HOTEL RESERVATIONS ON THE INTERNET. Hotel reservations are particularly well-suited to the Internet and the services of third-party consolidators. The hotel industry is extremely fragmented. Historically, hotels have relied on travel agencies and internal sales departments as their primary distribution channel. These traditional channels have not enabled hotels to maximize capacity and generally have offered limited assistance to the traveler. In addition, the central reservation system that hotels and travel agents rely upon often does not have access to discounted rates or to rooms during otherwise unavailable dates. Alternative booking methods, such as calling individual hotels or using publications like guidebooks or yellow pages, are both cumbersome and time-consuming.


    According to a May 1999 study by Jupiter Communications, online hotel bookings totaled $282 million in 1998. In addition, Jupiter Communications projects that online hotel bookings will increase from $630 million in 1999 to $4.2 billion in 2003, representing a compound annual growth rate of 60%.

    Online consolidators like our company are able to aggregate inventory from various travel service providers and market this inventory to travelers over the Internet, often at reduced rates. To the hotel industry, consolidators offer an efficient distribution platform that improves hotel occupancy levels and helps maximize overall revenues for hotels. Travel agents use consolidators because they typically pay commissions quickly and consistently and strengthen their relationships with their customers by allowing them to provide better customer service and competitive prices. Travelers enjoy access to the selection of inventory and generally lower rates that consolidators typically provide. In addition, consolidators offer both travel agents and travelers with information about specific services from many different travel providers, which is becoming increasingly important as the number of travel options continues to expand.

OUR COMPETITIVE STRENGTHS


    We are a leading online consolidator of hotel accommodations, providing service through our websites, third-party affiliated websites and our toll-free call center. We have achieved a leading position, in part, by establishing the competitive strengths described below.



    ESTABLISHED SUPPLY RELATIONSHIPS WITH HOTELS. We have developed supply relationships with approximately 1,500 hotels. Due to our proven ability to sell rooms in volume, we are able to secure room inventory during both peak and off-peak time periods and often are permitted to return unsold rooms without a penalty within a specified period of time. We believe we have established a customer base that has made us a reliable distribution channel for hotels. When featured on our websites, our hotel suppliers also benefit from our extensive online exposure, which may not be economical for them to replicate on their own.



    WIDE VARIETY OF OFFERINGS IN POPULAR DESTINATIONS. At December 31, 1999, we offered accommodations in 40 major metropolitan markets. In each market, we seek to offer a range of hotel options at a variety of prices. We are typically able to secure rooms at a substantial discount from the published rates, which allows us to offer our customers substantial discounts off quoted hotel room prices, and to provide our customers with hotel accommodations alternatives for otherwise unavailable dates. Set forth below are the domestic and international destinations we currently serve:


                               DOMESTIC                                     INTERNATIONAL
----------------------------------------------------------------------  ----------------------
     Anaheim                              Nashville                        Amsterdam
     Atlanta                              New Orleans                      Berlin
     Atlantic City                        New York                         Florence
     Baltimore                            Orlando                          Frankfurt
     Boston                               Palm Beach                       London
     Chicago                              Philadelphia                     Milan
     Cleveland                            Phoenix                          Paris
     Dallas                               Reno                             Rome
     Denver                               San Antonio                      Toronto
     Florida Keys                         San Diego                        Vancouver
     Ft. Lauderdale                       San Francisco                    Venice
     Houston                              Seattle
     Las Vegas                            Tahoe
     Los Angeles                          Tampa
     Miami                                Washington D.C.

    Our two most important markets, New York and Las Vegas, represent a significant portion of our revenues. Although we expect these markets to continue to represent a significant portion of our revenues in the near term, we expect the percentage of our revenues represented by New York and Las Vegas to decline as we expand our presence in both our existing markets and new markets.

    EASY TO USE WEBSITES. Through our fully automated websites, customers can quickly and easily compare price, availability and amenity options, view photos of accommodations and maps of the relevant area and securely book room reservations with or without any assistance from our operators. Our user-friendly websites are designed for intuitive operation and include helpful guidance to "walk" consumers through each step of booking a hotel reservation and completing an online transaction. Multiple room options are displayed simultaneously based on availability for the date(s) requested to assist in comparison shopping. We do not require customers to pre-register or to provide detailed personal information to use our website, which allows for more convenient access and reduces customer concerns about online privacy. Our website, www.180096hotel.com, was one of the Internet sites to be recognized as "Best of the Web" by U.S. News and World Report Online in December of 1998.


    We established our first proprietary website in 1997 and our Internet generated bookings have accounted for an increasing percentage of our total room bookings in recent periods. Internet generated bookings accounted for 21%, 44% and 81% of our total bookings in 1997, 1998 and 1999, respectively.



    AFFILIATIONS WITH A NUMBER OF INTERNET WEBSITES. We have negotiated marketing agreements with many of the leading travel-related websites including Preview Travel, Microsoft's Expedia, Sabre's Travelocity, Pegasus System's TravelWeb, Cheap Tickets, Yupi.com, GetThere.com and over 1,600 other affiliate websites. Through these agreements, our websites are prominently featured on and linked to these affiliated websites on a co-branded or private label basis in exchange for a commission we pay based on bookings we receive through them. In some instances, our website is positioned as the preferred hotel accommodations option on our affiliated websites. In addition, some of our affiliates, such as Preview Travel, are fully integrated with our websites, and as a result, their customers have direct access to our hotel accommodation offerings, and we are in the process of integrating our hotel accommodation offerings with Travelocity's network. We also are prominently featured on most of the leading Internet search engines and online communities, including America Online, Lycos, Yahoo!, Ticketmaster Online-City Search, Excite and Infoseek. We believe our ability to establish such wide-ranging Internet affiliations and Internet presence has positioned us to capitalize upon the expected growth in online hotel bookings regardless of where these reservations are originated, through our websites or through our affiliated websites.



    For 1998, 16% of our Internet generated bookings were made through our online affiliations. For 1999, 40% of our Internet generated bookings were made through our online affiliations and no single affiliate accounted for more than 10% of our revenue.



    AFFILIATIONS WITH OTHER PROVIDERS OF TRAVEL SERVICES. We work with a network of thousands of agencies to ensure awareness of our accommodations and booking options. We believe travel agencies view us as complementary to their business. Travel agencies typically book rooms through a central reservation system, such as Sabre or Galileo, at "rack" rates (the regular non-discounted published rate), corporate rates (typically 10-15% lower than the rack rate) or other discount rates. However, the lowest rates offered by some hotels are often not displayed. In addition, many available rooms do not appear on a central reservation system if the hotel is predicting maximum capacity. We offer agents one-stop shopping to check rates, confirm availability, obtain inventory and promptly receive commission payments. We also offer travel agents access to accommodations at discounted rates or for otherwise unavailable dates, which improves their relationship with customers. In 1998, 8% of our sales were generated through travel agencies and for 1999, 3% of our sales were generated through travel agencies.


    We also are affiliated with a number of travel clubs and other membership groups. Our services are featured as a benefit in many of the major hotel and travel club programs including Quest, Entertainment and the Texaco Auto/Travel Club. In addition, we are promoted by a number of prominent membership programs including GNC, Great Earth, Damark and 24-hour Fitness Centers.

    REVENUE MANAGEMENT TECHNIQUES. Unlike companies that book rooms on a commission basis, we contract with hotels in advance for volume purchases and guaranteed availability at discounted rates. Although we contract in advance for volume room commitments, our hotel supply contracts often allow us to return unsold rooms without penalty within a specified period of time. In addition, because we contract to purchase hotel rooms in advance, we are able to manage billing procedures for the rooms we sell and thereby maintain direct relationships with our customers. We have developed proprietary revenue management and reservation systems software which assists us in enhancing our revenues. Our inventory tracking system and other software are integrated with our websites and call center operations and enable us to accurately monitor our room inventory.


    POSITIVE CASH FLOW FROM OPERATIONS. Our operations generate positive cash flow, even during periods of significant growth. We bill a customer's credit card in full upon booking of a reservation, which occurs prior to check-in. Our typical payment terms with hotels are within 30 days of receipt of invoice, which generally occurs after the customer checks out. As a result of our payment policies, we generate significant investment income on cash balances and incur low expenses from collecting accounts receivable. In addition, our room supply arrangements typically allow us to return unsold inventory without penalty within specified periods of time.


    EXCELLENT CUSTOMER SERVICE. We have invested in technology, personnel and training to facilitate a high level of customer service. Using our fully-automated websites, customers can quickly review pricing, availability and amenities of available inventory, book accommodations and receive instant confirmation. For customers who prefer to book reservations by telephone, we maintain a call center staffed by sales agents that are trained and knowledgeable to answer questions about and review hotel options we offer to our customers. We monitor call center conversations and hold times to ensure that our customer service standards are properly maintained.

OUR GROWTH STRATEGY

    Our objective is to build upon our position as a leading hotel consolidator by pursuing the following growth strategies.

    INCREASING OUR INTERNET PRESENCE, INCLUDING OUR NUMBER OF INTERNET AFFILIATES. We intend to continue to establish strategic marketing affiliations with additional Internet portals, search engines, content providers, communities and other travel-related websites to capitalize on their brand recognition and significant customer traffic levels. Although we have established affiliations with most of the major Internet travel websites and search engines, many of these affiliations have been operational only for a short time. As existing affiliations mature and new ones are implemented, we believe that our Internet traffic will continue to grow.

    EXPANDING OUR HOTEL SUPPLY ARRANGEMENTS IN EXISTING MARKETS. We currently account for only a small portion of the total hotel rooms that are sold in our existing markets. Our proven ability to fill room commitments and our reputation for reliable payment has allowed us to steadily increase our room inventory in existing markets by broadening our hotel base and increasing inventory with our current hotels. Each year we have been increasing our available room inventory and revenues in each of our existing markets. We believe that there are opportunities to expand our service in existing markets.


    ENTERING NEW MARKETS. We began offering hotel accommodations in one new market in 1997, eleven new markets in 1998 and thirteen new markets in 1999. We receive a number of inquiries for other destinations and have identified numerous cities for future expansion. We plan to enter additional domestic and international markets in future periods.



    INITIATING NEW AFFILIATIONS WITH TRAVEL AGENCIES, TRAVEL AND MEMBERSHIP CLUBS AND OTHER GROUPS.
We will pursue opportunities to increase our affiliations with travel agents, travel clubs, membership organizations and other groups. Currently, a small percentage of our revenue is derived from group and convention bookings. In many of our markets, these sources account for a significant portion of hotel accommodations. In addition, we have established affiliations with only a small percentage of the travel agencies in the United States. Through more aggressive marketing of our product and service offerings, we plan to further penetrate our accessibility to these customer groups.

    ENHANCING OUR OFFERING OF PRODUCTS AND SERVICES TO INCLUDE OTHER TRAVEL-RELATED SERVICES. From the date of our inception, we have focused exclusively on the hotel reservation market. However, there are a number of complementary travel-related products which we could market to our customers, such as vacation packages, vacation rentals, time share rentals, apartment rentals, tours, theater tickets, and travel insurance. While we are committed to continuing our expertise in the hotel room reservation market, our growing customer base and affiliations represent an attractive distribution platform for additional products.


    OFFERING PAID ADVERTISING ON OUR WEBSITES. We currently offer limited third-party advertising on our websites and our online newsletter, but with our growing popularity, we believe they would be valuable platforms for other travel service providers, advertisers in our destination cities and other businesses. We intend to explore these options to increase our advertising revenues.

    PURSUING STRATEGIC ACQUISITIONS. We intend to explore opportunities to acquire other travel-related consolidators and online travel companies that we believe will allow us to expand our offerings of hotels or other travel-related products.

    LEVERAGING OUR RELATIONSHIP WITH OUR PARENT COMPANY, USAI, AND ITS AFFILIATES. Our recent acquisition by USAi provides us with access to several potentially valuable cross-marketing opportunities with other entities also controlled by USAi, such as the USA Network and the Sci-Fi Channel, Ticketmaster Online-City Search, USA Broadcasting and Home Shopping Network. In addition, our relationship with USAi may provide us with valuable expertise and resources that will assist us in the growth of our business.

OPERATIONS

    We service our customer base through the Internet and our call center operations. Although the Internet is generating an increasing proportion of our business, both operations have experienced significant growth.


    INTERNET OPERATIONS. Our Internet operations have allowed us to expand our customer base, improve customer service and reduce transactional costs. We offer hotel accommodations through our www.hoteldiscount.com and www.180096hotel.com websites and over 1,600 affiliate websites. Our websites are completely automated and allow customers to compare hotel booking options, price, availability and amenities and to book, charge and confirm orders within seconds. Our websites are designed to provide customers with quick, efficient and flexible service in a manner that facilitates comparison shopping. Our Internet generated bookings accounted for 21%, 44% and 81% of our total bookings in 1997, 1998 and 1999, respectively.



    CALL CENTER OPERATIONS. We currently employ approximately 180 people in our call center in Dallas, Texas. Our toll-free call center handles inbound calls from our toll-free number (1-800-96-hotel) and hundreds of travel clubs and affinity groups. On average, our call center receives approximately 6,000 calls per day and provides customer service for our toll-free number customers, our Internet customers, and a number of our affiliated travel and membership clubs. Our highly-trained commissioned call center sales force is equipped to quickly review a comprehensive list of the hotels and prices in individual markets and to provide information on location and amenities. Our management continuously monitors wait times and phone conversations to ensure superior sales technique and compliance with our policies. Our call center recently began operating
24 hours a day, seven days a week to handle the increase in demand from our customers. We also have entered into a relationship with Ticketmaster Online-CitySearch, another USAi subsidiary, to assist us in handling additional calls from our customers. Our non-Internet generated sales accounted for 79% of our sales in 1997, 56% in 1998 and 19% in 1999.

    REVENUE MANAGEMENT TECHNIQUES. We have developed revenue management and booking software that allows us to monitor available rooms, prices and sales trends on a real-time basis to maximize revenues and gross margins, to process transactions quickly and to provide prompt, effective customer service. We have integrated this software with our websites and call center operations so that customers always receive current room availability and pricing information. We are developing enhancements to our software which will enable us to further automate and enhance our revenue management capabilities.

SUPPLY ARRANGEMENTS


    We contract with hotels in advance for volume purchases and guaranteed availability. We obtain room inventory from approximately 1,500 hotels through two primary methods: (a) contracting for initial room allotments on a non-recourse basis, where we have the opportunity to purchase rooms at predetermined wholesale rates and to return unsold inventory to the hotel within a specified period of time, and (b) purchasing rooms in advance when we feel there is a strong likelihood of selling all of the rooms. Most of our wholesale arrangements allow us to return unsold rooms without penalty. However, most of our contracts are not exclusive and must be renewed annually. See "Risk Factors--In the future, if we are unable to obtain arrangements with hotel suppliers similar to those we currently have, our business may suffer."


    Our proprietary software allows us to continuously update our room availability and keeps us aware of our supply needs. As a result, we are able to monitor our room supply and return rooms or request additional rooms as necessary. We have developed a strong reputation with our hotel suppliers because we are able to fill a consistently high percentage of our contracted room allotments.

MARKETING AND SALES

    We have achieved our historical growth with only a modest advertising and marketing budget. We intend to increase our marketing efforts in future periods to capitalize upon our success and to expand customer awareness by actively pursuing the following sales and marketing initiatives.


    ONLINE MARKETING SOURCES. Our websites, www.hoteldiscount.com and www.180096hotel.com, are among the most accessed and used hotel booking sites on the Internet. Our websites also are integrated into most of the leading travel-related websites on the Internet, and are prominently featured on and linked to many of the leading Internet search engines and online communities. Our standard affiliate agreements contain provisions whereby we pay a commission for bookings originated from that website. In 1997, we began circulating a weekly online newsletter highlighting available hotels and rates in selected markets to subscribers. Our subscribers have increased from 30,000 at December 31, 1997 to over 700,000 at December 31, 1999. We will seek to continue to expand this number of subscribers as traffic on our websites increases. In addition, we also purchase online advertising for preferred placement on certain websites.



    TRAVEL AGENCIES, TRAVEL CLUBS AND OTHER MEMBERSHIP ORGANIZATIONS. We consider travel agencies to be marketing affiliates and, as such, work with a network of thousands of agencies to ensure awareness of our accommodations and booking options. We pay a commission to travel agents who book rooms on behalf of their customers. Commissions are tracked by the International Association of Travel Agents' numbers that are input directly on our websites or provided to our call center agents at the time of booking. We also are affiliated with a variety of travel clubs and membership organizations which promote our company as a source of hotel accommodations. In addition, we provide hotel accommodation booking services for a number of membership clubs on a private label basis.


    MEDIA PROMOTION. We have developed a significant media network through our use of television, radio, newspapers and magazines. Our President, Mr. Robert Diener, is featured regularly on over 100 radio stations across the country. In addition, our services have been featured by such media outlets as The New York Times, the Los Angeles Times, USA Today, The Wall Street Journal and The Chicago Tribune and have been profiled on CNN, CBS, MSNBC and CNBC.

TECHNOLOGY

    We have developed proprietary booking software that automatically updates room availability and enables us to provide efficient customer service. The software is integrated with our websites and call center operations and completes booking, billing and accounting functions within seconds. In addition, the software reports daily bookings by hotel, city and room type so that management can monitor room availability. We are continuing to improve our revenue management capabilities and are currently developing enhancements to our software which will automatically adjust the presentation of information on our websites based on booking activity. We expect this enhanced software to become operational in mid-2000. We also intend to continue to develop or purchase technology-driven enhancements to our websites and back-office systems in order to continue to improve our efficiency and profit margins.

    Our hardware platform for the Internet consists of an IBM RS 6000 and Silicon Graphics Internet servers. We maintain our database on an IBM AS model 720 with a RAID disk storage tower and conduct daily backup functions for off-site storage. We access the Internet backbone via T-1 data communication lines. Our call center operations are managed by a Lucent Definity G3 Octel switch. We also maintain backup in the event of power outages. Our systems have not experienced significant downtime in over four years. We maintain an Internet firewall to protect our internal systems. All credit card transactions are processed using encryption technology, including public key cryptology and secured socket layer technology.

COMPETITION

    The online travel services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry. We believe that competition in the online travel services market is based predominantly on:

    - price;

    - selection and availability of hotel rooms;

    - selection of destination markets;

    - ease of use of online booking service;

    - customer service;

    - reliability; and

    - travel-related content.


    We compete against other consolidators of hotel accommodations, hotels, travel agencies and other online travel services. Currently, most hotels sell their services through travel agencies, travel wholesalers or directly to customers, mainly by telephone. Increasingly, major hotels are offering travel products and services directly to consumers through their own websites. We believe that this trend will continue. Hotels and travel agents also may continue to rely upon central reservations systems. In the online travel services market, we compete with travel-related websites such as Preview Travel, Microsoft's Expedia, Sabre's Travelocity, Pegasus System's TravelWeb, Priceline.com, Travelscape and GetThere.com, among others. Although we currently have agreements with many of these websites under which our booking engine is prominently displayed on and integrated into their websites, we cannot assure you that these affiliations will continue in the future or that they will continue to be beneficial to our business and we may find ourselves in competition with these affiliates. See "Risk Factors--If we are unable to maintain our affiliations or obtain new affiliations with other travel service providers, we may lose access to customers and face increased competition." As the market for online travel services grows, we believe that companies already involved in the online travel services industry, as well as traditional travel suppliers and travel agencies, will increase their efforts to develop services that compete with our online services. We also face potential competition from Internet companies not yet in the leisure travel market and from travel companies not yet operating online. We are unable to anticipate which other companies are likely to offer services in the future that will compete with the services we provide.



    In addition, many of our current and potential competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than us and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to website and systems development than our company. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on our company. We cannot assure you that we will be able to compete successfully against current and future competitors or address increased competitive pressures. See "Risk Factors--The travel industry, particularly the online travel services market, is highly competitive. If we do not compete successfully, we will not be able to attract customers and maintain our arrangements with our hotel suppliers."


PROPRIETARY RIGHTS

    We regard our domain names and similar intellectual property as critical to our success. We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates and others to establish and protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization. In addition, we cannot assure you that others will not independently develop substantially similar intellectual property. Although we are pursuing the registration of our key trademarks in the United States, some of our trade names are not eligible to receive trademark protection. In addition, effective trademark protection may not be available or may not be sought by us in every country in which our products and services are made available online, including the United States. Our failure to protect our intellectual property in a meaningful manner could materially adversely affect our business or result in erosion of our brand name.

    From time to time we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by our company. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business. See "Risk Factors--We may not be able to prevent others from using our domain names, trade names or other intellectual property which may harm our business and expose us to litigation."

GOVERNMENT REGULATION

    Some segments of the travel industry are heavily regulated by the federal and state governments and foreign governments and, accordingly, some services we offer are affected by these regulations. All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. In addition, federal regulations concerning the display and presentation of information currently applicable to hotel booking services could be extended to us in the future. These consumer protection laws could result in substantial compliance costs and could interfere with the conduct of our business.

    Although there are very few laws and regulations directly applicable to the protections of consumers with respect to Internet commerce, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy (including the collection, use, retention and transmission of personal information provided by an online user). Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. See "Risk Factors--Changing government regulations and legal uncertainties may impair our future growth and harm our business."

    Moreover, in many states there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. These issues may take years to resolve. For example, tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. In addition, it is unclear how certain state taxes apply to the sale of hotel rooms by consolidators such as ourselves. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes on our business. These taxes could have an adverse effect on our cash flows and results of operations. Furthermore, there is a possibility that we may be subject to significant fines or other payments for any past failures to comply with these requirements.


    Federal legislation imposing some limitations on the ability of states to impose taxes on Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, imposes a three-year moratorium on state and local taxes on Internet access (unless these taxes were in effect prior to October 1, 1998) but only where these taxes are multiple or discriminatory on electronic commerce. It is possible that the legislation will not be renewed when it terminates in October 2001. Failure to renew the legislation could allow state and local government to impose taxes on Internet-based sales, and these taxes could hurt our business.


EMPLOYEES


    As of December 31, 1999, we had approximately 268 employees. Of the total, 93 people were employed in sales; 32 in reservation services; 41 in customer service; six in sales support; 42 in finance and accounting; six in revenue management; nine in programming and technical support; and 14 in management. We have never had a work stoppage and none of our employees is represented by a labor union. We consider our employee relationships to be positive.


FACILITIES


    Our operations are headquartered in Dallas, Texas, where we lease an aggregate of approximately 28,000 square feet of office space. In addition, we have a right to use an additional 4,500 square feet of office space, if necessary. We currently pay approximately $31,400 per month, which will increase periodically, to a maximum of approximately $34,914 per month, until May 31, 2003. Our lease for this space expires in 2003.


    We also have a small office in Miami, Florida, where we rent approximately 851 square feet of office space for approximately $1,246 per month. Our lease for this space expires in 2002.

LEGAL PROCEEDINGS

    We are not currently involved in any material legal proceedings. Our operations are subject to federal, state and local laws and regulations. Our management believes that our company is in general compliance with applicable laws, regulations and permits, including operating permits, safety, health, environmental and consumer protection laws and regulations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth certain information regarding our executive officers and directors as of February 1, 2000:



NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
David Litman..............................     42      Chief Executive Officer and Director
Robert Diener.............................     41      President, Treasurer and Director
Jack Rubin................................     48      Chief Financial and Strategic Officer
Shauna Martin.............................     28      General Counsel and Secretary
Barry Baker...............................     47      Director
Beverly A. Harms..........................             Director, Nominee
Victor A. Kaufman.........................     56      Director
Dara Khosrowshahi.........................     30      Director
Eli J. Segal..............................     57      Director, Nominee
Michael Sileck............................     40      Director


    Mr. Litman serves as our Chief Executive Officer and Secretary and as a director of our company. He founded our predecessor business with Mr. Diener in 1991 and served as its Chief Executive Officer. From 1985 to 1990, he served as the Chief Executive Officer of World Enterprises, Inc., an airline ticketing company, which he co-founded with Mr. Diener. Prior to that time, Mr. Litman was an attorney with the law firm of Johnson & Gibbs in Dallas, Texas.

    Mr. Diener serves as our President and as a director of our company. He founded our predecessor business with Mr. Litman in 1991 and served as its President and Treasurer. From 1985 to 1990, he served as the President of World Enterprises, Inc., an airline ticketing company, which he co-founded with Mr. Litman. Prior to that time, Mr. Diener was an attorney with the law firm of Gibson, Dunn & Crutcher in Los Angeles, California.


    Mr. Rubin has served as the Chief Financial and Strategic Officer of our company since December 28, 1999. Prior to then, he served as a Senior Vice President for NCH Corporation in Irving, Texas and from 1981 to 1991 he served as a Vice President of the same corporation. While at NCH Corporation, Mr. Rubin served as the Chief Executive Officer of various subsidiaries in five different industries. Mr. Rubin is a CPA and a CVA.



    Ms. Martin serves as our General Counsel and Secretary. Ms. Martin has served as our General Counsel since January 24, 2000 and as our Secretary since February 1, 2000. From 1998 to 2000, Ms. Martin served as General Counsel and Secretary to TriStar Aerospace Corp., a distributor of aerospace hardware, which was publicly traded on the New York Stock Exchange. Prior to February 1998,
Ms. Martin was an attorney with the law firm of Husch & Eppenberger in Springfield, Missouri.



    Mr. Baker has served as a director of our company since November 1999. He has been President and Chief Operating Officer of USAi since March 1999.
Mr. Baker was Executive Vice President of Sinclair Broadcast Group, Inc. and served as Chief Executive Officer designate and as a director of Sinclair Communications, Inc. from June 1996 through February 1999. From 1989 through
May 1996, he was the founder and served as Chief Executive Officer of River City Broadcasting, L.P., which was acquired by Sinclair Broadcasting. Mr. Baker serves as a director of Ticketmaster Online-CitySearch, Inc. and USAi.



    Ms. Harms has been nominated to serve as a Director of our company effective immediately upon the closing of this offering. Since 1990, she has been Senior Vice President of Managed Investments for Communications Equity Associates
(CEA), a Tampa based firm with offices worldwide, where she sponsors investments in start up companies funded through CEA partnerships. Prior to that, she was

President of Gulfstream Cablevision, a cable system in the Tampa, Florida area, and was the owner and CEO of cable systems in suburban Syracuse, New York. She was President and CEO of TeleCable Sale, Inc., one of the cable industry's first successful advertising interconnects. She also owned and operated AM/FM radio stations in New York and New Hampshire. Ms. Harms served on the advisory board of River City Broadcasting and currently sits on the Board of Directors of AccentHEALTH, a media company that delivers health information to patients and doctors nationwide.


    Mr. Kaufman has served as a director of our company since November 1999. Since October 1999, Mr. Kaufman has served as Vice Chairman of USAi. From January 1997 until October 1999, Mr. Kaufman served in the Office of the Chairman for USAi, and from November 1997 until October 1999, he served as Chief Financial Officer for USAi. Prior to that time, he served as Chairman and Chief Executive Officer of Savoy since March 1992 and as a director of Savoy since February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also serves as a director of Ticketmaster Online-CitySearch, Inc. and USAi.

    Mr. Khosrowshahi has served as a director of our company since
November 1999. Since August 1999, Mr. Khosrowshahi has been President of USA Networks Interactive, a division of USAi. Prior to that time, Mr. Khosrowshahi was the Vice President of Strategic Planning for USAi and USANi LLC since March 1998. Prior to joining USAi, from 1991 to 1998, he was at Allen & Company Incorporated where he was a Vice President from 1995 to 1996 and a Director from 1996 to 1998. Mr. Khosrowshahi also serves as a director of Ticketmaster Online-CitySearch, Inc., BET.com LLC and FreePC.


    Mr. Segal has been nominated to serve as a Director of our company effective immediately upon the closing of this offering. He currently serves as President and CEO of The Welfare to Work Partnership. He also serves as the Chair of the University of Michigan Center for Learning through Community Service and Co-Chair of the National Alliance to End Homelessness. Mr. Segal has served as Chairman of the Board of School Sports, Inc., an online network and high school sports magazine celebrating the world of high school sports, since December 1996. Mr. Segal previously served as Assistant to the President of the United States from January 1993 to February 1996. In October 1993, Mr. Segal was confirmed by the United States Senate to the additional position as the first Chief Executive Officer of the Corporation for National Service. Prior to that, Mr. Segal served as President of Bits & Pieces, Inc., a direct mail consumer product company, from 1984 to January 1993, and publisher of GAMES magazine, a monthly publication from 1990 to January 1993. Mr. Segal also serves as a director of Fannie Mae, Citizens Financial Group, Tower Air, City Year and the Board of Overseers of the Heller School of Brandeis University.



    Mr. Sileck has served as a director of our company since December 23, 1999. Since October 12, 1999, Mr. Sileck has served as Chief Financial Officer of USA Networks, Inc. Prior to that time, Mr. Sileck had served as CFO for USA Networks, a division of USA Networks, Inc., since September 1999. Before joining USA Networks, Mr. Sileck served as Vice President of Finance at Sinclair Broadcast Group from June 1996 to August 1999. Prior to that, he served as Director of Finance at River City Broadcasting from July 1990 to June 1996.


BOARD COMPOSITION


    Our board of directors is currently comprised of six directors. Upon completion of this offering, under our restated certificate of incorporation, the number of directors will be fixed from time to time by resolution of the board of directors. All members of the board of directors are elected annually by our stockholders. Four of our current directors are directors, officers or employees of USAi. See "Risk Factors--Our business is controlled by USAi and, as a result, our other stockholders will have little or no influence over stockholders' decisions."



    Our board of directors has a compensation committee initially consisting of Mr. Baker and Mr. Kaufman. The compensation committee makes recommendations to our board of directors concerning salaries and incentive compensation for our officers and employees, including equity compensation for our senior executives. In addition, the board of directors has an audit committee comprised of Mr. Baker and Mr. Kaufman that reviews and monitors our corporate financial reporting and audits, as well as any other accounting-related matters. After the independent directors are elected to our board of directors, they will be appointed to serve on our audit committee.


DIRECTOR COMPENSATION


    Mr. Segal and Ms. Harms will receive options to purchase 5,000 shares of our class A common stock under the Directors' Stock Option Plan at an exercise price equal to the initial public offering price per share upon election to our board of directors. Upon completion of this offering, Mr. Segal and Ms. Harms each will receive 5,000 additional discretionary stock options under this plan or under the 2000 Stock Plan. See "-- Directors' Stock Option Plan." In addition, Mr. Khoshrowshahi will receive options to purchase 100,000 shares of our class A common stock under the 2000 Stock Plan at an exercise price equal to the initial public offering price per share.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The board of directors has a compensation committee, comprised of Mr. Baker and Mr. Kaufman. No interlocking relationship exists between our board of directors or the compensation committee and the board of directors or compensation committee of any company other than USAi.



    Each of our directors who is not an employee of our company or one of our affiliates receives an annual retainer of $20,000 per year. We also pay each of our non-employee directors $1,000 for each board meeting and each board committee meeting attended, plus reimbursement for all reasonable expenses incurred as a result of attendance at any of these meetings.


EXECUTIVE COMPENSATION


    The following table sets forth summary information concerning the compensation awarded to, earned by or paid for services rendered during the years ended December 31, 1998 and 1999 by our Chief Executive Officer and our other executive officers and during the year ended December 31, 1999 by our Chief Financial and Strategic Officer, all of whom earned in excess of $100,000 in compensation during those years (the "Named Executive Officers").



                                                                 ANNUAL COMPENSATION
                                                                 -------------------
                                                                                       OTHER ANNUAL
NAME AND PRINCIPAL POSITION                         YEAR       SALARY       BONUS      COMPENSATION
---------------------------                       --------   ----------   ----------   ------------
David Litman, Chief Executive Officer...........  1998(1)    $4,966,078           --      $8,093
                                                  1999       $  125,000(2)
Robert Diener, President and Treasurer..........  1998(1)    $4,966,078           --      $8,093
                                                  1999       $  125,000(2)
Jack Rubin, Chief Financial and Strategic                    $  180,000(3)         --         --
  Officer.......................................  1999


--------------------------


(1) From January 1, 1997 until May 10, 1999, our predecessor business was a subchapter S corporation, and substantially all its earnings before taxes were distributed to its officers. As our executive officers were the officers and stockholders of our predecessor business, the previous compensation for our executive officers does not accurately reflect their current or future compensation.



(2) Reflects annualized compensation for 1999. Actual compensation was $37,000 for the period May 11 to December 31, 1999.

(3) Reflects annualized amount of compensation under Mr. Rubin's employment agreement. As Mr. Rubin began his employment on December 28, 1999, he earned only a portion of that amount.



Messrs. Litman and Diener are not parties to an employment agreement with our company.



Mr. Rubin is party to an employment agreement, dated December 12, 1999, under which he agrees to serve as the Chief Financial and Strategic Officer of our company in return for an annual salary, discretionary bonus and incentive or non-qualified stock options to purchase an aggregate of 100,000 shares of our class A common stock.


EMPLOYEE BENEFIT PLANS


    2000 STOCK PLAN. We have adopted the 2000 Stock Plan, subject to the approval of our stockholders, and reserved 5,400,000 shares of class A common stock for issuance under the plan. The 2000 Stock Plan provides for the grant of incentive stock options to our employees, including our officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights, or SPRs, to our employees, directors and consultants, and employees of our affiliates. Unless terminated sooner, the 2000 Stock Plan will terminate automatically on February 21, 2010.



    The administrator of the 2000 Stock Plan has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability of the option or SPR, and the form of consideration payable upon such exercise. In addition, the administrator has the authority to amend, suspend or terminate the 2000 Stock Plan, provided that no such action may affect any shares of class A common stock previously issued and sold or any option previously granted under the plan. The maximum number of shares covered by options that each optionee may be granted during the duration of the 2000 Stock Plan is 80% of the total number of shares authorized for issuance under the 2000 Stock Plan.



    The terms and conditions of options granted to optionees will be set forth in individual option agreements between the company and the optionee. Options are generally exercisable as determined by the administrator and set forth in the option agreements. Unless otherwise set forth in the individual option agreement, options granted under the 2000 Stock Plan generally must be exercised within 90 days following the end of the optionee's status as an employee, director or consultant other than as a result of termination for cause, death or disability; in the case of termination for cause, options automatically terminate and expire on the date of termination and in the event of death or disability options must be exercised within twelve months after the optionee's termination, but in no event later than the expiration of the option's terms.


    In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant our company a repurchase option exercisable upon the voluntary or involuntary termination of a purchaser's employment or consulting relationship with our company for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to our company. The repurchase option shall lapse at a rate determined by the administrator.


    The exercise price of all incentive stock options granted under the 2000 Stock Plan must be at least equal to the fair market value of the class A common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 2000 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the class A common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 10% of the fair market value on the grant date, and the term of the incentive stock option must not exceed five years. The term of all other options granted under the 2000 Stock Plan may not exceed ten years. Options and SPRs granted under the 2000 Stock Plan are generally not transferable by the optionee, and each option and SPR is exercisable only by the optionee during his or her lifetime.



    The 2000 Stock Plan provides that in the event of a merger of our company with or into another corporation, or of a sale of substantially all of our assets, each option and SPR shall be assumed or an equivalent option substituted for it by the surviving corporation. If the outstanding options and SPRs are not assumed or substituted for by the surviving corporation, the administrator shall provide for the optionee to vest and to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. If the administrator makes an option or SPR vested and exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of notice, and the option or SPR will terminate upon the expiration of the period.



DIRECTORS' STOCK OPTION PLAN



    We have adopted the Directors' Stock Option Plan, subject to the approval of our stockholders, and reserved 500,000 shares of class A common stock for issuance under the plan. The Directors' Stock Option Plan provides for the grant of nonstatutory stock options to members of our Board of Directors who are not, at the time of grant, employees of our company and/or any of our affiliates. Unless terminated sooner, the plan will terminate automatically on February 21, 2010.



    The administrator of the plan has the power to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the plan, and to make all determinations necessary or advisable for the administration of the plan.



    The terms and conditions of options granted to directors will be set forth in individual option agreements between our company and the director. Options will be automatically granted with respect to 5,000 shares of class A common stock upon a director's election to office, and thereafter annually on the date of the annual meeting of stockholders of the company at which such director is re-elected to office, at an exercise price equal to the fair market value of such shares on the trading date immediately preceding the date of grant. In addition, directors may receive additional discretionary stock options. The options will vest ratably over three years.



    The term of options granted under the plan is ten years; HOWEVER, unless otherwise provided by our Board of Directors or the Committee at the time of grant, or thereafter, options granted under the plan generally must be exercised within 120 days following a director's termination of service. Options granted under the plan are generally not transferable by the optionee, and each option is exercisable only by the optionee during his or her lifetime.



    The plan generally provides that in the event of a reorganization, merger, liquidation, sale or disposition of substantially all of the assets of our company or an acquisition by an individual, entity or group of the majority of the voting equity of our company, all options shall become exercisable, and during the 60-day period following such event, each director shall have the right to elect to receive a cash-out of each option, in an amount equal to the per share "change of control price" over the exercise price, multiplied by the number of shares with respect to which this cash-out treatment has been elected.


INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our restated certificate of incorporation limits the liability of our directors for a breach of their fiduciary duty as a director to the fullest extent permitted by law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (a) for any breach of their duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation also provides that we are required to indemnify, to the fullest extent permitted by law, any of our directors, officers or employees.


    Our restated bylaws provide that (a) we are required to indemnify our directors and officers to the fullest extent permitted by law, subject to very limited exceptions, (b) we may indemnify our other employees and agents to the fullest extent permitted by law, (c) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions and (d) the rights conferred in our restated bylaws are not the exclusive remedy for our directors, officers and employees.


    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We also are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

ACQUISITION OF OUR PREDECESSOR

    In April 1999, we entered into a purchase agreement with USAi, TMF, Inc., HRN Marketing Corp. and Messrs. David Litman and Robert Diener to acquire substantially all the assets and liabilities of our predecessor business. The acquisition was completed on May 10, 1999. Messrs. Litman and Diener are currently our Chief Executive Officer and President, respectively. Prior to the acquisition, Messrs. Litman and Diener, their spouses and trusts for the benefit of some members of their respective families, were the sole stockholders of TMF, Inc. and HRN Marketing Corp.


    At the closing of the acquisition, we paid approximately $162.5 million to TMF, Inc. and HRN Marketing Corp., which consisted of a promissory note in the principal amount of $150.0 million, bearing interest at 4.75% annually, and a $12.5 million payment for attainment of financial targets by our predecessor business during the fiscal quarter ended March 31, 1999. Approximately
$145.0 million of the principal amount of this promissory note was paid on the day after the closing and the final $5.0 million payment was paid on January 31, 2000. Following the closing, TMF, Inc. and HRN Marketing Corp. paid $0.8 million to us as a working capital adjustment to the purchase price based on the specified level of working capital agreed to in the asset purchase agreement. Under the purchase agreement, we are required to pay TMF, Inc. and HRN Marketing Corp. up to $12.5 million at the end of each of the last three fiscal quarters in 1999 and for the year ended December 31, 1999 if specified financial targets were met by us in each of those quarters and for the year. As a result, we have paid a total of $25.0 million to an assignee of TMF, Inc. and HRN Marketing Corp. for our attainment of specified financial targets during our fiscal quarters ended June 30, 1999 and September 30, 1999. We have accrued for a $12.5 million payment for our year ended December 31, 1999 that we expect to make in the first fiscal quarter of 2000. This payment will be funded by a capital contribution from USAi.



    Under the asset purchase agreement, TMF, Inc. and HRN Marketing Corp. were entitled to contingent cash payments over the next three years. The amount of these contingent payments would have depended on our performance for the twelve-month periods ending March 31, 2000, 2001 and 2002, respectively. These additional payments would have been based upon the greater of:


    - a multiple of the total growth in our adjusted earnings before taxes from the previous year; or

    - a multiple of the total growth in our adjusted gross profit from the previous year.


    Under an assumption agreement, USAi has agreed to pay, on our behalf, the contingent payment for the twelve-month period ending March 31, 2000. See "Risk Factors--Goodwill amortization will, and contingent payments may, have an adverse impact on our future operating results."



    As of February 2, 2000, we entered into an amended and restated asset purchase agreement under which our contingent cash payment obligations for the twelve-month periods ending March 31, 2001 and 2002 were extinguished in exchange for our agreement to issue to an assignee of TMF, Inc. and HRN Marketing Corp. additional shares of our class A common stock immediately prior to the closing of this offering. The number of shares to be so issued will be determined by dividing $81.6 million by the initial public offering price in this offering (6,800,000 shares, assuming an initial public offering price of $12.00 per share), except that no more than 7,418,182 shares and no less than 5,021,538 shares will be so issued. In addition, under the amended and restated asset purchase agreement, we are obligated to issue to an assignee of TMF, Inc. and HRN Marketing Corp. a number of shares of class A common stock equal to 10% of our outstanding common stock immediately prior to the completion of this offering. As a result, under the amended and restated asset purchase agreement, we will issue to TMF Liquidating Trust, as assignee of TMF, Inc. and HRN Marketing Corp., an estimated 11,699,900 shares of class A common stock immediately prior to the closing of this offering.



    The shares of class A common stock to be issued to TMF Liquidating Trust will be subject to a four year restriction on transferability, except as described below. After the first anniversary of our initial public offering, TMF Liquidating Trust may transfer all or any portion of these shares to Messrs. Diener or Litman or an immediate family member of either, or trusts for their benefit. Also, the Trust may transfer up to 5% of the number of shares originally issued to it to a former executive of TMF, Inc. who agrees to be bound by the transfer restrictions. After the first anniversary of the initial closing of this offering, the Trust may transfer approximately 1,920,000 shares of class A common stock and may transfer an additional 480,000 shares of class A common stock after the second anniversary and the third anniversary. Furthermore, upon the death, permanent disability or termination of employment without cause of Mr. Litman or Mr. Diener, the shares held by the deceased, disabled or terminated person or his family members or trusts for their benefit, shall become freely transferable subject to a limitation on the number of shares that may be sold on any one day. After the first anniversary of the initial closing of this offering, the trust and its permitted transferees shall be entitled to tag along on specified sales of common stock made by USAi and its affiliates. Finally, after the fourth anniversary, holders of these shares shall be entitled to one demand registration right on customary terms and conditions.



    The issuance to TMF Liquidating Trust of the estimated 11,699,900 shares of class A common stock immediately prior to this offering will require compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. If the waiting period for that issuance specified under the Hart-Scott-Rodino Act has not expired or been earlier terminated on the date scheduled for the closing of this offering, then, instead of issuing the 11,699,900 shares of class A common stock to the Trust, we will issue to the Trust an equivalent number of shares of class A preferred stock, par value $0.01 per share. Each share of class A preferred stock will automatically convert into one share of class A common stock upon the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act. The class A preferred stock will be in all respects identical to the class A common stock except that the class A preferred stock will have no voting rights.


    Following the twelve-month period ending March 31, 2000, TMF, Inc. and HRN Marketing Corp. are entitled to payment from us equal to the greater of:


    - 2.5 times the total growth in our adjusted earnings for the period; or



    - 1.44 times the total growth in our adjusted gross profit for the period (provided this growth in adjusted gross profit exceeds 50%).



    Under the terms of the purchase agreement, each of Messrs. Litman and Diener, TMF, Inc. and HRN Marketing Corp. are required to indemnify us up to the value of the purchase price paid to TMF, Inc. and HRN Marketing Corp. for specified losses, including breaches of the purchase agreement's representations and warranties. Each of Messrs. Litman and Diener guaranteed the obligations of TMF, Inc. and HRN Marketing Corp. under the purchase agreement and USAi guaranteed our obligations under the purchase agreement. Furthermore, under the terms of the purchase agreement, each of Messrs. Litman and Diener have agreed not to compete with our business for a five-year period following the termination of their employment with our company or any of our affiliates.

OTHER TRANSACTIONS

    TICKETMASTER. Since April 28, 1999, we have had arrangements with Ticketmaster LLC ("Ticketmaster"), a wholly owned subsidiary of USAi, under which Ticketmaster acts as our agent and sells hotel rooms to our customers using our websites. On April 28, 1999, we entered into an arrangement with Ticketmaster that provides that we pay an initial set up fee of $1,500, $12 per operator hour of initial agent training and all telephone usage charges. We also pay Ticketmaster a service fee of $7.50 for each completed transaction. In return, Ticketmaster answers calls from our customers in a manner consistent with our policies.


    On July 14, 1999, we entered into a second arrangement with Ticketmaster regarding sales in Nashville, New Orleans, Dallas, Houston, Las Vegas and
San Antonio, which provides for Ticketmaster agents to sell Ticketmaster's products in these cities upon requests for hotel reservations there. Although we pay no set up fees, training costs or telephone usage charges under this agreement, we do pay a service fee of $15 per completed transaction. In return, Ticketmaster answers calls from our customers in a manner consistent with our policies.



    On May 13, 1999, we entered into an arrangement with Ticketmaster Online-CitySearch, Inc. ("TMCS"), a publicly-traded company controlled by USAi, which operates CitySearch's Reservation Center. Under the agreement, TMCS will market our hotel products via the Internet in return for (1) links from our websites and newsletters to TMCS's website and (2) a 5% commission on total booking price on all orders placed and exercised through CitySearch links. Each of these three arrangements is terminable at will.



    HOME SHOPPING NETWORK AND USA NETWORKS. We have certain arrangements for cable television commercial advertisements with USAi affiliates. From time to time since early December 1999, Home Shopping Network has featured advertisements on our behalf in exchange for a 5% commission on the revenue generated by the advertisements. We also have been featured on USA Network from time to time pursuant to a similar arrangement. These advertisements may appear again in the future on either Home Shopping Network or USA Network or USAi's other cable channel, The Sci-Fi Channel. However, no agreement or other commitment currently exists for such an arrangement, and it is possible that future advertisements will be on different terms.



    We will continue to consider expanding the scope of our relationships with Ticketmaster, TMCS, Home Shopping Network, USA Network, The Sci-Fi Channel and other USAi affiliates. In particular we are exploring a relationship with the Electronic Commerce and Services Division of USAi, which provides integrated electronic services to businesses including teleservices, customer care and systems development.



    USAI. Prior to the completion of this offering, we were included in the consolidated Federal income tax return of USAi. Under a tax sharing agreement with USAi, we paid our parent amounts equal to the taxes that we would otherwise have paid if we had filed a separate Federal income tax return. We also were included in certain state and local tax returns of USAi. Upon the completion of this offering, because USAi's equity ownership in our company will fall below 80%, we will no longer be included in the consolidated Federal income tax return of USAi or any of its state and local returns. Thus, following completion of this offering, we will be required to file our own Federal, state and local income tax returns on a stand-alone basis and will make all of our tax payments directly to the relevant taxing authorities. We will also have no further rights or obligations under the tax sharing agreement with USAi, except with respect to periods ending on or before the completion of this offering.

                             PRINCIPAL STOCKHOLDERS

    The following tables set forth certain beneficial ownership information with respect to our company and USAi, the majority stockholder of our company.

                            OUR CLASS A COMMON STOCK


    The following table sets forth, as of the date of this prospectus, certain information regarding the beneficial ownership of our class A common stock giving effect to our recapitalization by (a) each person or entity who is known by us to own beneficially 5% or more of our outstanding class A common stock;
(b) each director of our company; (c) each of our Named Executive Officers; and
(d) all of our directors and executive officers as a group.



                                                                                          PERCENTAGE OF TOTAL
                                                                                             VOTING POWER
                                                                                          (OF ALL CLASSES)(2)
                                                                                          -------------------
NAME AND ADDRESS                           NUMBER OF SHARES       PERCENTAGE OF SHARES     BEFORE     AFTER
OF BENEFICIAL OWNER                     BENEFICIALLY OWNED (1)   BENEFICIALLY OWNED (1)   OFFERING   OFFERING
-------------------                     ----------------------   ----------------------   --------   --------
USA Networks, Inc.....................        37,299,100                    68.6%           98.0%      97.0%
  152 West 57th Street, 42nd Floor
  New York, NY 10019
David Litman (3)(4)...................        11,699,900                    21.5%            2.0%       2.0%
Robert Diener (3)(4)..................        11,699,900                    21.5%            2.0%       2.0%
Jack Rubin (3)........................                --                      --              --         --
Barry Baker (5).......................                --                      --              --         --
Victor A. Kaufman (5).................                --                      --              --         --
Dara Khosrowshahi (5).................                --                      --              --         --
Michael Sileck (5)....................                --                      --              --         --
All executive officers and directors
  as a group (8 persons)..............        11,699,000                    21.5%            2.0%       2.0%


------------------------

(1) All numbers shown give effect to the sale of 5,400,000 shares of our class A common stock in this offering. No shares of class A common stock were issued or are outstanding, and no shares of class A common stock were beneficially owned, prior to this offering, other than shares issuable upon conversion of our outstanding class B common stock and shares issued to Messrs. Litman and Diener immediately prior to this offering. Under our restated certificate of incorporation, shares of our class B common stock are convertible at any time into an equal number of shares of our class A common stock. The percentage of shares beneficially owned assumes the conversion of all shares of class B common stock beneficially owned by USAi. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of class A common stock shown as beneficially owned by them.


(2) Percentage of total voting power of all classes after this offering gives effect to the sale of 5,400,000 shares of class A common stock in this offering. Percentage of total voting power before and after the offering is based on one vote for each share of our class A common stock and 15 votes for each share of our class B common stock, calculated assuming no conversion of our class B common stock by any holder.


(3) The address of Messrs. Litman, Diener and Rubin is c/o Hotel Reservations Network, Inc., 8140 Walnut Hill Lane, Suite 203, Dallas, TX 75231.


(4) HRN Marketing Corp. is in the process of liquidating its business and has transferred all of its assets to TMF, Inc., which also is in the process of liquidation and has formed TMF Liquidating Trust, a liquidating trust. The liquidating trust holds the remaining assets of TMF, Inc. Messrs. Litman and Diener are the trustees of that liquidating trust and, along with their spouses and minor children, are the sole shareholders of TMF, Inc. and the beneficiaries of the liquidating trust. Messrs. Litman and Diener disclaim beneficial ownership of each other's shares and each other's family members' shares. They also each disclaim beneficial ownership of the other's shares.


(5) The address of Ms. Harms and Messrs. Baker, Kaufman, Khosrowshahi, Segal and Sileck is c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019.

                            OUR CLASS B COMMON STOCK


    The following table sets forth, as of the date of this prospectus, certain information regarding the beneficial ownership of our class B common stock giving effect to our recapitalization by (a) each person or entity who is known by us to own beneficially 5% or more or of our outstanding class B common stock;
(b) each director of our company; (c) each of our Named Executive Officers; and
(d) all of our directors and executive officers as a group.



                                                              NUMBER OF SHARES
NAME AND ADDRESS                                                BENEFICIALLY     PERCENTAGE OF
OF BENEFICIAL OWNER                                              OWNED (1)         CLASS (1)
-------------------                                           ----------------   -------------
USA Networks, Inc...........................................     37,299,100           100%
  152 West 57th Street, 42nd Floor
  New York, NY 10019
David Litman (2)............................................             --            --
Robert Diener (2)...........................................             --            --
Jack Rubin (2)..............................................             --            --
Barry Baker (3).............................................             --            --
Victor A. Kaufman (3).......................................             --            --
Dara Khosrowshahi (3).......................................             --            --
Michael Sileck (3)..........................................             --            --
All executive officers and directors as a group (8                       --            --
  persons)..................................................


------------------------


(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of class B common stock shown as beneficially owned by them. Percentage of class is based on 44,099,100 shares of class B common stock outstanding as of December 31, 1999. Shares of our class B common stock may be converted at any time into an equal number of shares of our class A common stock.



(2) The address of Messrs. Litman, Diener and Rubin is c/o Hotel Reservations Network, Inc., 8140 Walnut Hill Lane, Suite 203, Dallas, TX 75231.



(3) The address of Ms. Harms and Messrs. Baker, Kaufman, Khosrowshahi, Segal and Sileck is c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019.

                               USAI COMMON STOCK


    The following table sets forth, as of December 31, 1999, information relating to the beneficial ownership of the common stock of USAi by (a) each director of our company; (b) the Named Executive officers of our company; and
(c) all executive officers and directors of our company as a group.



                                                                     PERCENTAGE   PERCENTAGE OF TOTAL
NAME AND ADDRESS                                        NUMBER OF        OF           VOTING POWER
OF BENEFICIAL OWNER                                       SHARES     CLASS (1)    (OF ALL CLASSES) (2)
-------------------                                     ----------   ----------   --------------------
David Litman (3)......................................          --        --                --
Robert Diener (3).....................................          --        --                --
Jack Rubin (3)........................................          --        --                --
Barry Baker (4)(5)....................................     305,300      *              *
Victor A. Kaufman (4)(6)..............................     453,000        --                --
Dara Khosrowshahi (4)(7)..............................      30,000      *              *
Michael Sileck (4)....................................          --        --                --
All executive officers and directors as a group (6      71,178,582      37.7%             75.1%
  persons)............................................


------------------------

*   The percentage of shares beneficially owned does not exceed 1% of the class.

(1) The percentage of beneficial ownership listed assumes the conversion of any shares of USAi class B common stock owned by such listed person, but does not assume the conversion of USAi class B common stock owned by any other person. Beneficial ownership has been determined in accordance with the rules of the Commission. Shares of USAi class B common stock are convertible at any time into an equal number of shares of USAi common stock.

(2) The percentage of votes for all classes is based on one vote for each share of USAi common stock and ten votes for each share of USAi class B common stock (assuming no conversion of USAi class B common stock).


(3) The address of Messrs. Litman, Diener and Rubin is c/o Hotel Reservations Network, Inc., 8140 Walnut Hill Lane, Suite 203, Dallas, TX 75231.



(4) The address of Ms. Harms Messrs. Baker, Kaufman, Khosrowshahi, Segal and Sileck is c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019.



(5) Includes 5,300 shares of common stock and options to purchase 300,000 shares of common stock granted under USAi's stock option plans.



(6) Includes options to purchase 453,000 shares of common stock granted under USAi's stock option plans.



(7) Includes options to purchase 30,000 shares of common stock granted under USAi's stock option plans.

                           USAI CLASS B COMMON STOCK


    The following table sets forth, as of December 31, 1999, information relating to the beneficial ownership of the class B common stock of USAi for the individuals described in the table regarding ownership of USAi common stock.


                                                              NUMBER OF SHARES
NAME AND ADDRESS                                                BENEFICIALLY     PERCENTAGE OF
OF BENEFICIAL OWNER                                              OWNED (1)           CLASS
-------------------                                           ----------------   -------------
Barry Diller (2)............................................     31,516,726           100%
  c/o USA Networks, Inc.
  152 West 57th Street, 42nd Floor
  New York, NY 10019

------------------------

(1) All or any portion of the USAi class B common stock may be converted at any time into an equal number of shares of the common stock of USAi.


(2) These figures do not include any unissued shares of USAi common stock or USAi class B common stock issuable upon conversion of certain shares beneficially owned by Liberty Media Corporation or The Seagram Company Ltd.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Delaware law and our restated certificate of incorporation and restated bylaws.

COMMON STOCK


    At the completion of this offering, there will be 17,099,900 shares of class A common stock outstanding and 37,299,100 shares of class B common stock outstanding, and we will be authorized to issue an additional 582,900,100 shares of class A common stock and 112,700,900 shares of class B common stock. Stock options covering up to 5,400,000 shares of class A common stock are available for grant under the 2000 Stock Plan, and options covering an estimated aggregate of 1,666,667 shares of class A common stock will be granted but will not have been exercised. See "Management--Employee Benefit Plans--2000 Stock Plan." Stock options covering up to 100,000 shares of class A common stock are available for grant under our Directors' Stock Option Plan, and options covering an aggregate of 20,000 shares will be granted upon completion of this offering but will not have been exercised. See "Management--Employee Benefit Plans." All of the outstanding shares of our class B common stock are held by USAi. Except as otherwise provided by applicable law, each share of class B common stock issued and outstanding has 15 votes on any matter submitted to a vote of our stockholders and each share of class A common stock issued and outstanding has one vote on any matter submitted to a vote of stockholders. The class A common stock and the class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders unless otherwise required by law.



    While held by USAi or any of its affiliates, each share of class B common stock may be converted at any time into one share of class A common stock at the option of the holder, and this one-to-one conversion ratio is to be equitably preserved in the event of our merger, consolidation or other reorganization.


    Our restated certificate of incorporation provides that:

    - we will reserve and keep available out of our authorized but unissued shares of class A common stock, solely for the purpose of effecting the conversion of the shares of the class B common stock, the number of shares of class A common stock necessary to effect the conversion of all outstanding shares of class B common stock;


    - shares of class B common stock automatically will be converted into a like number of shares of class A common stock upon any sale, conveyance, foreclosure upon, assignment or other transfer of the class B common stock, other than transfers to an affiliate of USAi;



    - each share of class B common stock held by USAi or any of its affiliates may be converted into a share of class A common stock at the class
      B holder's option prior to a spin-off transaction that is on a tax-free basis ("Tax-Free Spin-Off") or other similar transaction;



    - if 20% or less of the value of our outstanding stock is issued by us in this offering or otherwise before the Tax-Free Spin-Off or similar transaction, each share of class B common stock automatically will convert into one share of class A common stock immediately prior to the Tax-Free Spin-Off or other similar transaction, unless and to the extent that, USAi has received an opinion of counsel that the conversion provision is likely to create a significant risk of material adverse tax consequence to USAi or its stockholders;


    - except as provided below, after the Tax-Free Spin-Off or the similar transaction, any outstanding shares of class B common stock will no longer be convertible into shares of class A common stock for a period of five years; and

    - shares of class B common stock automatically will convert into shares of class A common stock on the fifth anniversary of the Tax-Free Spin-Off, unless, before the Tax-Free Spin-Off, the class B common stockholder delivers to us an opinion of counsel that we find reasonably satisfactory to the effect that the conversion could adversely affect the class
      B common stockholder's ability to obtain a favorable ruling from the Internal Revenue Service stating that the transfer would be a Tax-Free Spin-Off.


WARRANTS TO PURCHASE COMMON STOCK



    COMMON STOCK PURCHASE WARRANTS. We have agreed to issue, upon completion of this offering, warrants to purchase, in the aggregate, up to an estimated 1.75 million shares of class A common stock (assuming an initial public offering price of $12.00 per share) to a number of companies that operate websites that provide links to our websites. These warrants will be exercisable for a three-year period at a price per share equal to the initial public offering price in this offering and are subject to customary anti-dilution protections. Neither these warrants nor the underlying shares of class A common stock are transferable until after the first anniversary of this offering.



    PERFORMANCE WARRANT. In addition, immediately upon completion of the initial closing of this offering, we will issue to Travelocity a performance warrant to purchase up to 2,447,955 shares of our class A common stock at an exercise price equal to the initial public offering price per share in this offering, subject to customary anti-dilution protections. This warrant will be earned over a three-year period if performance targets are met, as described below, and will be exercisable for one year after the third anniversary of the initial closing of this offering, except as described below. As set forth below, one-third of this warrant will be earned if we receive the targeted amount of bookings from Travelocity and Preview Travel in the periods indicated:



                                           TWELVE MONTHS ENDED JANUARY 29,
                                      ------------------------------------------
                                          2001           2002           2003
                                          ----           ----           ----
Target..............................  $140 million   $218 million   $298 million
Minimum.............................  $ 55 million   $ 80 million   $110 million



    If the bookings are less than the target but more than the minimum in any period, a proportionate part of the one-third of the warrant eligible to be earned during the period will be earned. The proportionate part that will be earned will be equal to the percentage of the target represented by the actual results, multiplied by the number of warrant shares eligible to be earned during that period. If the bookings are less than the target but more than the minimum less $10 million in any period, bookings in the next twelve-month period will be used to earn the unearned portion of the warrant from the last period. In addition, in order for any portion of this warrant to be earned, we must generate at least $40 million of aggregate bookings from Travelocity and Preview Travel in each of the two twelve-month periods ending January 29, 2002 and 2003.



    We may decide to waive the requirements for earning portions of the warrant in order to prevent the termination of various aspects of Travelocity's relationship with us. Under the performance warrant, if Travelocity has not earned a portion of the warrant entitling it to acquire at least 1,060,699 warrant shares by July 29, 2001, 1,632,052 warrant shares by January 29, 2002 or 1,904,019 warrant shares by July 29, 2003, it will be permitted to display the hotel offerings of our competitors and/or hotel offerings arranged by Travelocity or its affiliates for cities covered by the relationship on the Travelocity network. If we were to waive these requirements, all warrant shares deemed earned because of the waiver would be exercisable on the date of the waiver for a period that will end on the earlier of the second anniversary of the date of the waiver and the fourth anniversary of the initial closing of this offering.



    Under the performance warrant, Travelocity will also be permitted to terminate its relationship with us if we materially fail to comply with specified standards concerning the management and operations of our online services or our other obligations to Travelocity or if we fail to account for more than 10% of Travelocity's hotel bookings during the twelve-month period after our services are integrated into the Travelocity network. In the case of this type of termination, the portion of the warrant that has already been earned as of the date of termination will become exercisable on the date of termination, but Travelocity will forfeit the opportunity to earn any further portion of the performance warrant.



    Travelocity will also have two demand registration rights with respect to the shares underlying the performance warrant. The two demand registration rights will be exercisable, subject to customary limitations, after the initial closing of this offering, although the performance warrant itself will not (absent a waiver from us) be exercisable prior to the third anniversary of the initial closing of this offering.


PREFERRED STOCK


    At the completion of this offering, we will be authorized to issue 20 million shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our class A common stock. We have no current plan to issue any shares of preferred stock.


CORPORATE OPPORTUNITIES

    Our restated certificate of incorporation provides that "USA Networks" (for purposes of this discussion only, as defined below) and its officers, directors and employees do not have a fiduciary duty or any other obligation to share any business opportunities with us and releases USAi from any liability that would result from a breach of this kind of obligation. Specifically, our restated certificate of incorporation provides as follows:

    - USA Networks has no duty to refrain from engaging in lines of business similar to ours;

    - USA Networks, its officers, directors and employees are not liable to us or our stockholders for breach of a fiduciary duty by reason of its activities;

    - if USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both USA Networks and our company, USA Networks will have no duty to communicate or offer corporate opportunities to us and is not liable for breach of any fiduciary duty as a stockholder of our company because it pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person, or does not communicate information regarding the corporate opportunity to our company; and


    - nothing in the restated certificate of incorporation amends or modifies, or will amend or modify, in any respect any written contractual arrangement between USA Networks and our company.


    - in the event that a director or officer of our company who is also a director, officer or employee of USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both our company and USA Networks, the director or officer of our company will have fully satisfied and fulfilled his or her fiduciary duty to our company and our stockholders with respect to the corporate opportunity, if he or she acts in a manner consistent with the following policy:


        (1) a corporate opportunity offered to any officer of our company who is also a director, but not an officer or employee of USA Networks, belongs to our company;


        (2) a corporate opportunity offered to any person who is a director but not an officer of our company, and who is also a director, officer or employee of USA Networks, belongs to our company if the opportunity is expressly offered to that person in his or her capacity as a director of our company, and otherwise belongs to USA Networks; and

        (3) a corporate opportunity offered to any person who is an officer or employee of USA Networks and an officer of our company belongs to our company if the opportunity is expressly offered to the person in his or her capacity as an officer or employee of our company, and otherwise belongs to USA Networks.

    For purposes of this section:

    (1) a director of our company who is chairman of the board of directors of our company or of a committee of our board of directors is not deemed to be an officer of our company by reason of holding that position (without regard to whether the position is deemed an office of our company under the restated bylaws of our company), unless that person is a full-time employee of our company;

    (2) the term "company" means our company and all corporations, partnerships, joint ventures, associations and other entities in which our company beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and

    (3) the term "USA Networks" means USA Networks, Inc., a Delaware corporation, USANi LLC, a Delaware limited liability company, and all corporations, partnerships, joint ventures, associations and other entities (other than our company), as defined in accordance with this paragraph) in which USA Networks beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

    The provisions of our restated certificate of incorporation described in this section expire on the date that USA Networks ceases to beneficially own common stock representing at least 20% of the total voting power of all classes of our outstanding capital stock entitled to vote in the election of directors and on the date that no director or officer of our company is also a director or officer of USA Networks. In addition to any vote of the stockholders required by law, until the time that USA Networks ceases to beneficially own common stock representing at least 20% of the total voting power of all classes of outstanding capital stock of our company entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all classes of outstanding capital stock of our company is required to alter, amend or repeal in a manner adverse to the interests of USA Networks, or adopt any provision adverse to the interests of USA Networks and inconsistent with, the corporate opportunity provisions described above.

    Any person purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and to have consented to the foregoing provisions of our restated certificate of incorporation described above.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS


    Some provisions of our restated certificate of incorporation and our restated bylaws may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of our company or may otherwise adversely affect the market price for the class A common stock. These provisions include the right of the holders of our class B common stock to 15 votes per share, as compared to one vote per share for the holders of our class A common stock, and the prohibition against stockholders calling special meetings. In addition, our restated certificate of incorporation authorizes our board of directors to issue, without stockholder approval, two million shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock. See "--Preferred stock." Although these provisions do not have a substantial practical significance to investors while USAi, through its ownership of our common stock, is in a position to effectively control all matters affecting our company, these provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer have control of our company.


EFFECT OF ANTITAKEOVER STATUTE

    We are subject to Section 203 of Delaware law, the Antitakeover Law, which regulates corporate acquisitions. The Antitakeover Law prevents some Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging in a "business combination" with any "interested stockholder" for three years after the stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes a merger or consolidation involving our company and the interested stockholder and the sale of more than ten percent of our assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of our company and any entity or person affiliated with or controlling, or controlled by, that entity or person. Although Delaware Law permits us to "opt out" of this Antitakeover Law with an express provision in our original or amended certificate of incorporation or in bylaws approved by at least a majority of the stockholders, we have not "opted out" of the Antitakeover Law. Nevertheless, the restrictions of the Antitakeover Law will not apply to our significant stockholder, USAi, because when USAi became an "interested stockholder," we did not have a class of voting stock (x) listed on a national securities exchange,
(y) authorized for quotation on the Nasdaq Stock Market or (z) held of record by more than 2,000 stockholders.

TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for our class A common stock is ChaseMellon Shareholder Services, L.L.C.


LISTING

    An application has been made for quotation of our class A common stock on the Nasdaq National Market under the trading symbol "ROOM."

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to this offering, there has been no market for our class A common stock, and we cannot assure you that a significant public market for our class A common stock will develop or be sustained after this offering. Future sales of substantial amounts of our class A common stock, including shares issued upon conversion of our class B common stock, in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. The market price of our stock could be subject to fluctuations resulting from factors such as the following, some of which are beyond our control:



    - quarterly variations in our operating results;



    - operating results that vary from the expectations of securities analysts and investors;



    - changes in expectations as to our future financial performance;



    - changes in market valuations of other travel, Internet or online service companies;



    - announcements of technological innovations or new services by us or our competitors;



    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;



    - loss of several of our hotel room supply arrangements;



    - additions or departures of key personnel; and



    - future sales of our common stock.



    Upon completion of this offering, we estimate that we will have 17,099,900 shares of our class A common stock outstanding, assuming no exercise of the underwriters' overallotment option, and 37,299,100 shares of our class B common stock outstanding. Shares of class B common stock, however, are convertible for shares of class A common stock on a share-for-share basis at the election of the holder. Of the shares of class A common stock expected to be outstanding after this offering (plus any additional shares sold upon exercise of the underwriters' overallotment option), all of the shares sold in this offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of our company, as that term is used under the Securities Act. All shares of our class A common stock held by our affiliates are control securities. The shares of our class A common stock issued to an assignee of TMF, Inc. and HRN Marketing Corp. immediately prior to this offering, the shares of our class A common stock issuable upon conversion of the class B common stock and all of the outstanding shares of our class B common stock owned by USAi also will be "restricted shares," as that term is defined in Rule 144 of the Securities Act. Restricted and control securities may not be sold in the public market unless they qualify for an exemption from registration under Rule 144 or Rule 701 or another exemption under the Securities Act.



    The estimated 11,699,900 shares to be issued to an assignee of TMF, Inc. and HRN Marketing Corp. will be subject to a four-year restriction on transfer, except that after the first anniversary of the initial closing of this offering, that assignee may transfer approximately 1,920,000 shares of class A common stock and may transfer an additional 480,000 shares of class A common stock after the second anniversary and the third anniversary. The four-year restriction on transfer is also subject to other exceptions as described in "Certain Transactions." The holder of a majority of those estimated 11,699,900 shares will have one demand registration right exercisable after the fourth anniversary of the initial closing of this offering. See "Certain Transactions."



    In addition, upon completion of this offering, we have agreed to issue to a number of third-party affiliate website companies warrants to acquire up to an estimated 1.75 million shares of our class A common stock (assuming an initial public offering price of $12.00). Neither the warrant nor the underlying shares of class A common stock will be transferable until after the first anniversary of this offering. Upon completion of this offering, we will also issue a performance warrant to purchase up to 2,447,955 shares of our class A common stock. The holder of this warrant will also have two demand registration rights with respect to the shares underlying the warrant that will be exercisable, subject to customary limitations, after the closing of this offering. The warrant may not be transferred except that a transfer after the first anniversary of the date it is issued to an affiliate of the entity to which it was issued is permitted. The warrant (absent a waiver by us) will not be exercisable until the third anniversary of the date it is issued. See "Description of Capital Stock--Common Stock Purchase Warrants."



    There also are 5,500,000 shares of class A common stock reserved for issuance upon the exercise of stock options under our 2000 Stock Plan and our Directors' Stock Option Plan. See "Management--Employee Benefit Plans."



    We and each of our directors, executive officers and our existing stockholders have agreed that, without the prior written consent of Donaldson Lufkin & Jenrette Securities Corporation on behalf of the underwriters, none of them will, during the period ending 180 days after the date of this prospectus:


    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, file a registration statement or otherwise transfer or dispose of, directly or indirectly, any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

    The restrictions described in this paragraph do not apply to some circumstances, including:

    - the sale of the shares to the underwriters in this offering;

    - the grant of options to some officers, directors, employees or consultants, provided these options are not exercisable prior to the end of the lock-up period; and


    - other transfers of any shares of class A common stock by some of the foregoing persons to any "associate," as that term is defined in Rule 12b-2 under the Exchange Act, of that person which agrees to be bound by the foregoing provisions.



    In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated and who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner of the shares, except an affiliate of our company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of
(a) 1% of the number of shares of our class A common stock then outstanding, which will equal approximately 102,999 shares of class A common stock immediately after this offering but before any exercise of the overallotment option or (b) the average weekly trading volume of our class A common stock during the four calendar weeks preceding the filing of a Form 144 with respect to any sale. Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144. Any employee, officer or director of or consultant to our company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 also provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Under
Rule 701, all holders of shares are required to wait until 90 days after the date of this prospectus before selling their shares.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, who are represented by Donaldson Lufkin & Jenrette Securities Corporation, Allen & Company Incorporated, Bear, Stearns & Co. Inc., Thomas Weisel Partners LLC and DLJDIRECT Inc. (the "Representatives"), have severally agreed to purchase from us the respective number of shares of class A common stock set forth opposite their names below at the initial public offering price less the underwriting fees set forth on the cover page of this prospectus.

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Donaldson, Lufkin & Jenrette Securities Corporation.........
Allen & Company Incorporated................................
Bear, Stearns & Co. Inc.....................................
Thomas Weisel Partners LLC..................................
DLJDIRECT Inc...............................................
                                                                 ---------
  Total.....................................................     5,400,000
                                                                 =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to other specified conditions. The underwriters are obligated to purchase and accept delivery of all the shares (other than those shares covered by the overallotment option described below) if they purchase any of the shares.

    The underwriters initially propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not in excess of $ per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per share on sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions at any time without notice.

    We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to 810,000 additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover overallotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, such underwriter will become obligated, subject to specified conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

    The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of class A common stock.

                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per Share............................................
Total................................................

    We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.


    The underwriters have reserved for sale, at the initial public offering price, 810,000 shares of the class A common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing such shares of common stock in this offering. The number of shares of class A common stock available for sale to the general public in this offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.


    We estimate that expenses of the offering will total $775,000.

    We, USAi and those of our executive officers and directors who are holders of our common and preferred stock have agreed that, subject to some exceptions for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities
Corporation:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock;

    - purchase any option or contract to sell any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock;

    - grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock (regardless of whether any of the transactions described above is to be settled by the delivery of common stock, or such other securities, in cash or otherwise).


    In addition, during such period, we also have agreed not to file any registration statement with respect to, and each of our executive officers and directors and several of our shareholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.


    An application has been made for quotation of our class A common stock on the Nasdaq National Market under the symbol "ROOM".

    The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of class A common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of class A common stock included in this offering in any jurisdiction where that would not be permitted or legal.

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the class A common stock. Specifically, the underwriters may overallot this offering, thereby creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of class A common stock in the open market to cover such syndicate short position or to stabilize the price of the class A common stock. These activities may stabilize or maintain the market price of the class A common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.


    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since
December 1998, Thomas Weisel Partners LLC has been named as a lead-manager or co-manager on 110 filed public offerings of equity securities, of which 79 have been completed, and has acted as a syndicate member in an additional 54 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.


    Some of the underwriters engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged and may in the future engage in investment banking transactions with us, for which they receive customary compensation.

                                 LEGAL MATTERS

    Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York will pass upon certain legal matters for our company in connection with this offering. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    Grant Thornton LLP, independent certified public accountants, have audited the combined financial statements of our predecessor at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Grant Thornton LLP's report given on their authority as experts in accounting and auditing.


    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999, and for the period from May 11, 1999 to December 31, 1999, and the combined financial statements of TMF, Inc. and HRN Marketing Corp. (Predecessor) for the period January 1, 1999 to May 10, 1999 as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports given on their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION

    We have filed a registration statement on Form S-1 regarding the offering with the SEC. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Copies of the registration statement are on file at the offices of the Securities and Exchange Commission and may be inspected without charge at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration statement may be obtained from the Public Reference Section of the Commission upon payment of the fee prescribed by the Commission. Information on Hotel Reservations Network can be obtained from the Public Reference Room by calling 1-800-SEC-0330. The Commission maintains a website that contains all information filed electronically by us, including reports, proxy and information statements. The address of the Commission's website is (http://www.sec.gov).

    We intend to list our class A common stock on the Nasdaq National Market. Reports, proxy statements and other information concerning us can be inspected at: the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                          REPORTS TO SECURITY HOLDERS

    We intend to distribute to our shareholders annual reports containing audited financial statements and will make available copies of our quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
TMF, Inc. (d/b/a Hotel Reservations Network) and HRN
  Marketing Corp.
  -- Audited Combined Financial Statements

  Report of Independent Certified Public Accountants........     F-2

  Combined Balance Sheets at December 31, 1997 and 1998.....     F-3

  Combined Statements of Operations for the years ended
    December 31, 1996, 1997 and 1998........................     F-4

  Combined Statement of Changes in Stockholders' Deficit for
    the years ended December 31, 1996, 1997 and 1998........     F-5

  Combined Statements of Cash Flows for the years ended
    December 31, 1996, 1997 and 1998........................     F-6

  Notes to Combined Financial Statements....................     F-7

Hotel Reservations Network, Inc.

  Reports of Independent Auditors...........................    F-11

  Balance Sheet at December 31, 1999........................    F-13

  Combined Statement of Operations TMF, Inc. (d/b/a Hotel
    Reservations Network) and HRN Marketing Corp.
    (Predecessor) for the period from January 1 to May 10,
    1999....................................................    F-14

  Statement of Operations for the period from May 11 to
    December 31, 1999.......................................    F-14

  Statement of Stockholders' Deficit TMF, Inc. (d/b/a Hotel
    Reservations Network) and HRN Marketing Corp.
    (Predecessor) for the period from January 1 to May 10,
    1999....................................................    F-15

  Statement of Stockholders' Equity for the period from
    May 11 to December 31, 1999.............................    F-15

  Statement of Cash Flows TMF, Inc. (d/b/a Hotel
    Reservations Network) and HRN Marketing Corp.
    (Predecessor) for the period from January 1 to May 10,
    1999....................................................    F-16

  Statement of Cash Flows for the period from May 11 to
    December 31, 1999.......................................    F-16

  Notes to Financial Statements.............................    F-17

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
TMF, Inc. and HRN Marketing Corp.

    We have audited the accompanying combined balance sheets of TMF, Inc. (d/b/a Hotel Reservations Network) and HRN Marketing Corp. as of December 31, 1997 and 1998, and the related combined statements of operations, changes in stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of TMF, Inc. (d/b/a Hotel Reservations Network) and HRN Marketing Corp. as of December 31, 1997 and 1998, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Dallas, Texas
February 26, 1999

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

                            COMBINED BALANCE SHEETS

                                  DECEMBER 31,

                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                                1997       1998
                           ASSETS                             --------   --------
CURRENT ASSETS
  Cash and cash equivalents.................................   $2,828    $ 4,964
  Marketable securities--available for sale.................    4,083      7,672
  Accounts receivable.......................................       89        127
  Prepaid hotel rooms.......................................      204        341
  Other current assets......................................      177        381
                                                               ------    -------
    TOTAL CURRENT ASSETS....................................    7,381     13,485

PROPERTY AND EQUIPMENT--AT COST
  Equipment.................................................      309        440
  Software..................................................      289        613
  Furniture and fixtures....................................      123        325
                                                               ------    -------
                                                                  721      1,378
    Less accumulated depreciation...........................      176        408
                                                               ------    -------
                                                                  545        970

OTHER ASSETS................................................       32         89
                                                               ------    -------
                                                               $7,958    $14,544
                                                               ======    =======
           LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable..........................................   $4,530    $ 7,947
  Deferred revenue..........................................    3,278      7,299
  Deferred tax liability....................................       49         44
  Accrued liabilities.......................................       56         51
                                                               ------    -------
    TOTAL CURRENT LIABILITIES...............................    7,913     15,341
OTHER LIABILITIES...........................................       99         55
STOCKHOLDERS' DEFICIT
  Common stock
    TMF, Inc. $.01 par value; 1,000 shares authorized,
      issued and outstanding in 1997 and 1998...............       --         --
    HRN Marketing Corp., $.01 par value; 1,000 shares
      authorized, issued and outstanding in 1998............       --         --
  Additional paid-in capital................................        1          2
  Accumulated other comprehensive income....................      351        314
  Accumulated deficit.......................................     (406)    (1,168)
                                                               ------    -------
    TOTAL STOCKHOLDERS' DEFICIT.............................      (54)      (852)
                                                               ------    -------
                                                               $7,958    $14,544
                                                               ======    =======

        The accompanying notes are an integral part of these statements.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

                       COMBINED STATEMENTS OF OPERATIONS

                            YEARS ENDED DECEMBER 31,
                             (DOLLARS IN THOUSANDS)

                                                                1996       1997       1998
                                                              --------   --------   --------
NET REVENUES................................................  $23,275    $34,758    $66,472

OPERATING COSTS AND EXPENSES
  Cost of sales.............................................   16,003     23,284     45,818
  Officers' distributions...................................    3,618      6,160     10,126
  Selling, general and administrative.......................    3,857      5,782      9,770
                                                              -------    -------    -------
                                                               23,478     35,226     65,714
                                                              -------    -------    -------
      Operating profit (loss)...............................     (203)      (468)       758
OTHER INCOME
  Interest and other, net...................................      257        447        911
  Gain on sales of securities, net of losses of $6, $0 and
    $24, respectively.......................................       71         13         74
                                                              -------    -------    -------
                                                                  328        460        985
                                                              -------    -------    -------
      Earnings (loss) before income taxes...................      125         (8)     1,743
INCOME TAX EXPENSE..........................................       38          2          5
                                                              -------    -------    -------
      NET EARNINGS (LOSS)...................................  $    87    $   (10)   $ 1,738
                                                              =======    =======    =======

        The accompanying notes are an integral part of these statements.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)

                            AND HRN MARKETING CORP.

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                             (DOLLARS IN THOUSANDS)

                                                                            ACCUMULATED
                                           COMMON STOCK       ADDITIONAL       OTHER                         TOTAL
                                        -------------------    PAID-IN     COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                                         SHARES     AMOUNT     CAPITAL        INCOME         DEFICIT        DEFICIT
                                        --------   --------   ----------   -------------   -----------   -------------
Balances at January 1, 1996...........    1,000      $ --        $  1           $124         $  (483)       $  (358)

Comprehensive income:
  Net earnings........................       --        --          --             --              87             87
  Unrealized gain on marketable
    securities available for sale, net
    of tax effect of $11..............       --        --          --             22              --             --
    Less: reclassification adjustment
      for gains included in net
      earnings net of tax effect of
      $24.............................       --        --          --            (47)             --             --
                                                                                ----
                                             --        --          --            (25)             --            (25)
                                                                                                            -------
      Total comprehensive income......                                                                           62
                                         ------      ----        ----           ----         -------        -------
Balances at December 31, 1996.........    1,000        --           1             99            (396)          (296)
Comprehensive income:
  Net loss............................       --        --          --             --             (10)           (10)
  Unrealized gain on marketable
    securities available for sale.....       --        --          --            263              --             --
    Less: reclassification adjustment
      for gains included in net
      earnings net of tax effect of
      $2..............................       --        --          --            (11)             --             --
                                                                                ----
                                             --        --          --            252              --            252
                                                                                                            -------
      Total comprehensive income......                                                                          242
                                         ------      ----        ----           ----         -------        -------
Balances at December 31, 1997.........    1,000        --           1            351            (406)           (54)

Comprehensive income:
  Net earnings........................       --        --          --             --           1,738          1,738
  Unrealized gain on marketable
    securities available for sale.....       --        --          --             32              --             --
    Less: reclassification adjustment
      for gains included in net
      earnings net of tax effect of
      $5..............................       --        --          --            (69)             --             --
                                                                                ----
                                             --        --          --            (37)             --            (37)
                                                                                                            -------
      Total comprehensive income......                                                                        1,701
                                                                                                            -------
Sale of common stock of HRN Marketing
  Corp................................    1,000        --           1             --              --              1
Capital distributions to
  stockholders........................       --        --          --             --          (2,500)        (2,500)
                                         ------      ----        ----           ----         -------        -------
Balances at December 31, 1998.........    2,000      $ --        $  2           $314         $(1,168)       $  (852)
                                         ======      ====        ====           ====         =======        =======

        The accompanying notes are an integral part of these statements.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

                       COMBINED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,
                             (DOLLARS IN THOUSANDS)

                                                                1996       1997       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss).......................................  $    87    $   (10)   $  1,738
  Adjustments to reconcile net earnings (loss) to net cash
    provided by operating activities
    Loss on sale of property and equipment..................       --          9          --
    Depreciation............................................       53         84         232
    Gain on sale of marketable securities...................      (71)       (13)        (74)
    Deferred income taxes...................................       38         --          --
    Changes in operating assets and liabilities
      Accounts receivable...................................      113        (40)        (38)
      Receivable from sale of securities....................     (203)       203          --
      Prepaid hotel rooms...................................       43       (102)       (137)
      Other current assets..................................       63        (96)       (204)
      Other assets..........................................      (24)        (1)        (57)
      Accounts payable......................................    1,233      1,336       3,417
      Accrued bonuses.......................................    1,562     (2,641)         --
      Deferred revenue......................................      166      1,808       4,021
      Accrued liabilities and other.........................      (20)       110         (49)
                                                              -------    -------    --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES...........    3,040        647       8,849

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.......................      (57)      (482)       (657)
  Proceeds from sale of equipment...........................       --          4          --
  Purchase of marketable securities.........................   (4,512)    (3,000)    (10,158)
  Proceeds from sales of marketable securities..............    4,179      2,581       6,601
                                                              -------    -------    --------
        NET CASH USED IN INVESTING ACTIVITIES...............     (390)      (897)     (4,214)

CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of common stock......................................       --         --           1
  Capital distributions to stockholders.....................       --         --      (2,500)
                                                              -------    -------    --------
        NET CASH USED IN FINANCING ACTIVITIES...............       --         --      (2,499)
                                                              -------    -------    --------
        NET INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS.......................................    2,650       (250)      2,136

Cash and cash equivalents at beginning of period............      428      3,078       2,828
                                                              -------    -------    --------
Cash and cash equivalents at end of period..................  $ 3,078    $ 2,828    $  4,964
                                                              =======    =======    ========

        The accompanying notes are an integral part of these statements.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    TMF, Inc. ("TMF") operates Hotel Reservations Network, a leading online consolidator of hotel rooms for resale in the consumer market in the United States. Its affiliate, HRN Marketing Corp. ("Marketing"), which was formed on August 17, 1998 and commenced operations on October 1, 1998, specializes in Internet marketing and provides on a contract basis, the marketing, advertising, promotional activities and public relations for TMF. In addition, Marketing performs banner advertising, linking programs, search engine placement and arranging for Internet affiliations for TMF.

    The accompanying combined financial statements as of December 31, 1998, and since October 1, 1998, present TMF and Marketing (collectively, the "Company") on a combined basis since the companies are controlled by common shareholders, although neither company has a controlling interest in the other.

    On May 10, 1999, Hotel Reservations Network, Inc. ("Hotel Reservations Network"), a wholly-owned subsidiary of USA Networks, Inc. ("USAi"), acquired substantially all of the assets of TMF and Marketing. See Note 8.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

    CASH EQUIVALENTS

    The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

    MARKETABLE SECURITIES

    Marketable debt and equity securities are classified as available for sale and are carried at market value. Unrealized gains and losses are recorded as a component of accumulated other comprehensive income in stockholders' equity until realized. Realized gains and losses on the sale of investments are based upon the specific identification method and are included in the statement of operations.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided on a straight-line basis in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives of five to seven years.

    PREPAID HOTEL ROOMS

    Prepaid hotel rooms are carried at cost and are expensed at the conclusion of the customer's stay at the hotel. The Company reviews the carrying value of prepaid hotel rooms and provides a carrying adjustment, if necessary. As of December 31, 1997 and 1998, no carrying adjustment was recorded.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

    REVENUE RECOGNITION

    Charges for hotel accommodations are billed to customers in advance. The related payments are included in deferred revenue and recognized as income at the conclusion of the customer's stay at the hotel.


    The Company offers rooms that are contracted for in advance or are prepaid. Unsold contracted rooms may be returned by the Company based on a cancellation period, which generally expires before the date the customer may cancel the hotel reservation. Customers are subject to a penalty for all cancellation or changes to the reservation. To date the Company has not incurred significant losses under the room contracts with hotels.


    ADVERTISING AND PROMOTION COSTS

    Advertising and promotion costs are expensed when the advertising first takes place and were approximately $500, $1,000 and $2,600 for the years ended December 31, 1996, 1997 and 1998, respectively.

    The Company capitalizes costs paid for advertising to specific target audiences on third party Internet websites that have resulted in hotel room bookings for which revenue has not been recognized as of the balance sheet date. The capitalized costs are amortized over a period of no more than three months, which approximates the period over which the revenue is earned. At December 31, 1998, the amount capitalized was $125.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3--MARKETABLE SECURITIES--AVAILABLE FOR SALE

    Investments in marketable securities--available for sale consist of the following:

                                    DECEMBER 31, 1997                                 DECEMBER 31, 1998
                             --------------------------------   --------------------------------------------------------------
                                         MARKET    UNREALIZED               MARKET    UNREALIZED   UNREALIZED   NET UNREALIZED
                               COST      VALUE        GAIN        COST      VALUE        GAIN         LOSS       GAIN (LOSS)
                             --------   --------   ----------   --------   --------   ----------   ----------   --------------
Government bonds...........   $2,844     $2,887       $ 43       $3,384     $3,369       $  6         $(21)          $(15)
Common stocks..............      744      1,081        337          985      1,359        381           (7)           374
Mutual funds, primarily
  invested in government
  bonds....................       95        115         20        2,945      2,944         --           (1)            (1)
                              ------     ------       ----       ------     ------       ----         ----           ----
                              $3,683     $4,083       $400       $7,314     $7,672       $387         $(29)          $358
                              ======     ======       ====       ======     ======       ====         ====           ====

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

    Scheduled maturities of debt securities classified as available for sale at December 31, 1998 were as follows:

                                                                           MARKET
DUE IN                                                           COST      VALUE
------                                                         --------   --------
1999........................................................    $  100     $  100
2000 - 2003.................................................       914        915
2004 - 2008.................................................     2,020      1,995
2009 and later..............................................       350        359
                                                                ------     ------
                                                                $3,384     $3,369
                                                                ======     ======

NOTE 4--COMMITMENTS

    LETTERS OF CREDIT

    At December 31, 1998, the Company had a letter of credit of $500 outstanding under an agreement expiring in October 1999. Investments with a fair value of approximately $900 were pledged to secure the letter of credit.

    The Company also had unsecured letters of credit outstanding with various hotels. At December 31, 1998, the unsecured letters of credit totaled $425. They expire in March 2000.

    OPERATING LEASES

    The Company conducts a portion of its operations in leased facilities. The minimum rental commitments under these leases, which are noncancellable, are as follows:

1999........................................................    $235
2000........................................................     240
2001........................................................     244
                                                                ----
                                                                $719
                                                                ====

    Rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $100, $113 and $211, respectively.

NOTE 5--INCOME TAXES

    TMF elected S corporation status for Federal income tax purposes effective January 1, 1997. As a result, TMF does not pay Federal income taxes, except for the Federal taxes related to built-in gains which existed at January 1, 1997. Tax expense related to built-in gains was $2 and $5 for the years ended
December 31, 1997 and 1998. At January 1, 1997, TMF had net unrealized built-in gains of approximately $150 which, if recognized during the ten-year recognition period beginning on January 1, 1997, will result in a tax liability. TMF has recorded a deferred income tax liability of $49 and $44 at December 31, 1997 and 1998, respectively. Marketing has also elected S corporation status for Federal income tax purposes.

                  TMF, INC. (D/B/A HOTEL RESERVATIONS NETWORK)
                            AND HRN MARKETING CORP.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

NOTE 4--COMMITMENTS (CONTINUED)

    The income tax provision reconciled to the tax computed at the statutory Federal rate for the year ended December 31, 1996 is as follows:

Federal tax expense at statutory rate.......................    $43
Dividend exclusion..........................................     (3)
Other.......................................................     (2)
                                                                ---
                                                                $38
                                                                ===

NOTE 6--CONTINGENCIES

    In conducting its activities, the Company from time to time is the subject of various claims arising from the ordinary course of business. In the opinion of management, the ultimate resolution of such claims are not expected to have a material adverse effect upon the financial position or operations of the Company.

NOTE 7--RELATED PARTY TRANSACTIONS--OFFICERS' COMPENSATION

    During 1996, 1997, and 1998, the Company's stockholders received officers' distributions of $3,618, $6,160 and $10,126, respectively.

NOTE 8--BENEFIT PLANS

    Effective January 1, 1998, the Company offers a plan pursuant to
Section 401(k) of the Internal Revenue Code (the "Plan") covering substantially all full-time employees who are not party to collective bargaining agreements and those employees who are non-resident aliens. The Company's share of the matching employer contributions is set at the discretion of management. The expense for the Plan for the year ended December 31, 1998 was $16.

NOTE 9--SUBSEQUENT EVENT (UNAUDITED)


    On May 10, 1999, Hotel Reservations Network completed the acquisition of substantially all of the assets of TMF and Marketing. The purchase price was $149.2 million plus contingent payments based on operating performance of TMF and Marketing during the year ending December 31, 1999 and the twelve month periods ending March 31, 2000, 2001 and 2002.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
TMF, Inc. and HRN Marketing Corp.



We have audited the accompanying combined statements of operations, stockholders' equity, and cash flows of TMF, Inc. (d/b/a Hotel Reservations Network) and HRN Marketing Corp. for the period January 1, 1999 through May 10, 1999. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of TMF, Inc. (d/b/a Hotel Reservations Network) and HRN Marketing Corp. for the period January 1, 1999 through May 10, 1999 in conformity with accounting principles generally accepted in the United States.



                                                           ERNST & YOUNG LLP



Dallas, Texas
November 22, 1999

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Hotel Reservations Network, Inc.



We have audited the accompanying balance sheet of Hotel Reservations Network, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period May 11, 1999 through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hotel Reservations Network, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period May 11, 1999 through December 31, 1999 in conformity with accounting principles generally accepted in the United States.



                                                               ERNST & YOUNG LLP



Dallas, Texas
January 28, 2000

                        HOTEL RESERVATIONS NETWORK, INC.



                                 BALANCE SHEET
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                              DECEMBER 31,
                                                                  1999
                                                              -------------
                                  ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................    $  6,257
Marketable securities.......................................       4,906
Accounts and notes receivable...............................          78
Prepaid hotel rooms.........................................         938
Due from USAi...............................................          85
Other current assets........................................         885
                                                                --------
    Total current assets....................................      13,149
PROPERTY AND EQUIPMENT
Computer equipment..........................................       1,642
Buildings and leasehold improvements........................         233
Furniture and other equipment...............................         453
                                                                --------
                                                                   2,328
  Less accumulated depreciation and amortization............        (340)
                                                                --------
                                                                   1,988
OTHER ASSETS
Intangible assets, net of amortization of $12,897...........     187,411
Deferred tax asset..........................................       1,638
Other assets................................................          64
                                                                --------
                                                                $204,250
                                                                ========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable, trade.....................................    $ 16,252
Deferred revenue............................................      16,447
Amounts due under acquisition agreement.....................      17,500
Due to USAi for income taxes................................       4,008
Other accrued liabilities...................................       3,696
                                                                --------
    Total current liabilities...............................      57,903
COMMITMENTS AND CONTINGENCIES...............................          --
STOCKHOLDERS' EQUITY
Common stock, $.01 par value; 1,000 shares authorized, 100
  shares outstanding........................................          --
Additional paid-in capital..................................     142,313
Accumulated other comprehensive loss........................         (88)
Retained earnings...........................................       4,122
                                                                --------
  Total stockholders' equity................................     146,347
                                                                --------
                                                                $204,250
                                                                ========


        The accompanying notes are an integral part of these statements.

                        HOTEL RESERVATIONS NETWORK, INC.



                            STATEMENT OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                 PERIOD            PERIOD
                                                                JANUARY 1          MAY 11
                                                               TO MAY 10,     TO DECEMBER 31,
                                                                  1999              1999
                                                              -------------   ----------------
                                                              (PREDECESSOR)
                                                              -------------
Net revenues................................................     $ 37,701        $  124,113
Operating costs and expenses
  Cost of sales.............................................       26,538            89,385
  Selling, general and administrative.......................        5,669            16,177
  Non-recurring acquisition related costs...................       19,277                --
  Amortization of goodwill..................................           --            12,897
                                                                 --------        ----------
    Total operating costs and expenses......................       51,484           118,459
                                                                 --------        ----------
    Operating profit (loss).................................      (13,783)            5,654
  Other income (expense):
    Interest income.........................................          434             1,054
    Interest expense........................................           (5)             (165)
    Gain on sale of marketable securities...................          471                --
                                                                 --------        ----------
                                                                      900               889
                                                                 --------        ----------
  Earnings (loss) before income taxes.......................      (12,883)            6,543
  Income tax expense........................................           --            (2,421)
                                                                 --------        ----------
NET EARNINGS (LOSS).........................................     $(12,883)       $    4,122
                                                                 ========        ==========



                                                                PERIOD
                                                               JANUARY 1
                                                              TO MAY 10,
                                                                 1999
                                                              -----------
Pro forma information:
Historical loss before income taxes benefit.................   $(12,883)
Pro forma income tax benefit................................      4,767
                                                               --------
Pro forma net loss..........................................   $ (8,116)
                                                               --------


        The accompanying notes are an integral part of these statements.

                        HOTEL RESERVATIONS NETWORK, INC.
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)


                                                                                         TMF AND
                                                                                           HRN
                                         TOTAL                     HRN                  MARKETING                   RETAINED
                                     STOCKHOLDERS'     TMF      MARKETING               ADDITIONAL   ADDITIONAL     EARNINGS
                                        EQUITY        COMMON      COMMON      COMMON     PAID-IN      PAID-IN     (ACCUMULATED
                                       (DEFICIT)      STOCK       STOCK       STOCK      CAPITAL      CAPITAL       DEFICIT)
                                     -------------   --------   ----------   --------   ----------   ----------   ------------
PREDECESSOR
BALANCE AT JANUARY 1, 1999.........    $   (852)      $   --      $   --                   $  2                     $ (1,168)
  Capital Contribution.............      11,920                                                         11,920
  Comprehensive income:
  Net loss for the period
    January 1, 1999 to May 10,
    1999...........................     (12,883)          --          --                     --                      (12,883)
  Less: reclassification adjustment
    for gains included in net
    loss...........................        (314)          --          --                     --                           --
                                       --------
    Comprehensive loss.............     (13,197)                                                                          --
                                       --------       ------      ------                   ----       --------      --------
  Deficit of Predecessor Company as
    of May 10, 1999 prior to the
    change in capitalization due to
    the Acquisition................    $ (2,129)      $   --                               $  2       $ 11,920      $(14,051)
                                       ========       ======      ======                   ====       ========      ========
SUCCESSOR
  Initial capitalization of Company
    in conjunction with the
    Acquisition....................    $157,313                               $   --                  $157,313      $     --
  Net earnings for the period May
    11 to December 31, 1999........       4,122                                                                        4,122
  Unrealized losses on available
    for sale securities............         (88)                                                                          --
                                       --------
    Comprehensive income...........       4,034
                                       --------
Capital contributions by USAi
  related to the payment of
  contingent purchase price........      25,000                                                         25,000            --
Dividend distribution to USAi......     (40,000)                                                       (40,000)           --
                                       --------                               ------                  --------      --------
BALANCE AT DECEMBER 31, 1999.......    $146,347                               $   --                  $142,313      $  4,122
                                       ========                               ======                  ========      ========


                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                         INCOME
                                     --------------
PREDECESSOR
BALANCE AT JANUARY 1, 1999.........      $ 314
  Capital Contribution.............
  Comprehensive income:
  Net loss for the period
    January 1, 1999 to May 10,
    1999...........................         --
  Less: reclassification adjustment
    for gains included in net
    loss...........................       (314)

    Comprehensive loss.............         --
                                         -----
  Deficit of Predecessor Company as
    of May 10, 1999 prior to the
    change in capitalization due to
    the Acquisition................      $  --
                                         =====
SUCCESSOR
  Initial capitalization of Company
    in conjunction with the
    Acquisition....................      $  --
  Net earnings for the period May
    11 to December 31, 1999........         --
  Unrealized losses on available
    for sale securities............        (88)

    Comprehensive income...........

Capital contributions by USAi
  related to the payment of
  contingent purchase price........         --
Dividend distribution to USAi......         --
                                         -----
BALANCE AT DECEMBER 31, 1999.......      $ (88)
                                         =====



        The accompanying notes are an integral part of these statements.

                        HOTEL RESERVATIONS NETWORK, INC.



                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                 PERIOD
                                                               JANUARY 1      PERIOD MAY 11
                                                               TO MAY 10,    TO DECEMBER 31,
                                                              ------------   ---------------
                                                                  1999            1999
                                                              ------------   ---------------
                                                              (PREDECESSOR
                                                                COMPANY)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss).........................................    $(12,883)       $   4,122
Adjustments to reconcile net earnings (loss) to net cash
  provided by operating activities:
  Depreciation..............................................         119              340
  Amortization of goodwill..................................          --           12,897
  Gain on sale of marketable securities.....................        (471)              --
  Non-cash compensation charge..............................      11,920               --
  Deferred income taxes.....................................          --           (1,587)
  Changes in current assets and liabilities:
    Accounts and notes receivable...........................          20              (16)
    Prepaid hotel rooms.....................................        (179)            (418)
    Accounts payable........................................       7,123            4,759
    Deferred revenue........................................      11,994           (2,846)
    Other accrued liabilities...............................        (371)           6,990
    Other, net..............................................         (49)            (478)
                                                                --------        ---------
      NET CASH PROVIDED BY OPERATING ACTIVITIES.............      17,223           23,763
                                                                --------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of TMF and Marketing, net of cash acquired....          --         (157,985)
  Capital expenditures......................................        (222)          (1,092)
  Purchase of marketable securities.........................      (8,434)          (1,500)
  Proceeds from sale of marketable securities...............      11,631              996
  Other, net................................................          31             (238)
                                                                --------        ---------
      NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...       3,006         (159,819)
                                                                --------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions by USAi.............................          --          182,313
  Dividend distribution to USAi.............................          --          (40,000)
                                                                --------        ---------
      NET CASH PROVIDED BY FINANCING ACTIVITIES.............          --          142,313
                                                                --------        ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      20,229            6,257
Cash and cash equivalents at beginning of period............       4,964               --
                                                                --------        ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $ 25,193        $   6,257
                                                                ========        =========


        The accompanying notes are an integral part of these statements.

                        HOTEL RESERVATIONS NETWORK, INC.



                         NOTES TO FINANCIAL STATEMENTS



                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)



NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION



    On May 10, 1999, Hotel Reservations Network, Inc. ("Hotel Reservations Network" or the "Company"), a wholly-owned subsidiary of USA Networks, Inc. ("USAi"), acquired substantially all of the assets and assumed substantially all of the liabilities of TMF, Inc. ("TMF") and HRN Marketing Corp. ("Marketing") (the "Acquisition"). See Note 3. The Company operates the Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market in the United States. Until its acquisition by Hotel Reservations Network, TMF operated the Hotel Reservations Network. Marketing, which was formed on August 17, 1998 and commenced operations in October 1998, specialized in Internet marketing and provided, on a contract basis, marketing, advertising, promotional activities and public relations to TMF. Marketing also performed banner advertising, linking programs, search engine placement and arranging for Internet affiliations for TMF.



    The Acquisition was accounted for under the purchase method of accounting. The accompanying balance sheet as of December 31, 1999 and the statements of operations, cash flows and stockholders' equity for the period May 11 to December 31, 1999 give effect to the Acquisition. The accompanying financial statements prior to the Acquisition reflect the financial position, results of operations and cash flows of TMF and Marketing (the "Predecessor") on a combined basis based upon their historical basis of accounting. The Predecessor financial statements are presented on a combined basis since the companies were controlled by common shareholders, although neither company had a controlling interest in the other. All significant intercompany accounts and transactions are eliminated in the combined financial statements.



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



REVENUE RECOGNITION



    Charges for hotel accommodations are billed to customers in advance. The related payments are included in deferred revenue and recognized as income at the conclusion of the customer's stay at the hotel.



    The Company offers rooms that are contracted for in advance or are prepaid. Unsold contracted rooms may be returned by the Company based on a cancellation period, which generally expires before the date the customer may cancel the hotel reservation. Customers are subject to a penalty for all cancellations or changes to the reservation. To date, the Company has not incurred significant losses under the room contracts with hotels.



CASH EQUIVALENTS



    Cash and cash equivalents include cash and short-term investments. Short-term investments consist primarily of U.S. Treasury Securities, U.S. Government agencies and certificates of deposit with original maturities of less than 91 days.



MARKETABLE SECURITIES



    Marketable debt and equity securities are classified as available for sale and are carried at market value. Unrealized gains and losses, net of related income tax, are recorded as a component of accumulated other comprehensive income in stockholders' equity until realized. Realized gains and

                        HOTEL RESERVATIONS NETWORK, INC.

                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)



losses on the sale of investments are based upon the specific-identification method and are included in the statement of operations.



FINANCIAL INSTRUMENTS



    The carrying value of all financial instruments approximates their fair value due to the short maturity of the respective instruments.



PREPAID HOTEL ROOMS



    Prepaid hotel rooms are carried at cost and are expensed at the conclusion of the customer's stay at the hotel. The Company reviews the carrying value of prepaid hotel rooms and provides a carrying adjustment, if necessary. As of December 31, 1999, no carrying adjustment was recorded.



PROPERTY AND EQUIPMENT



    Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.



    Depreciation and amortization is provided for on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.



ASSET CATEGORY                                      DEPRECIATION/AMORTIZATION PERIOD
--------------                                      --------------------------------
Computer equipment................................             3 to 5 years
Leasehold improvements............................             4 to 7 years
Furniture and other equipment.....................            3 to 10 years



LONG-LIVED ASSETS INCLUDING INTANGIBLES



    The Company's accounting policy regarding the assessment of the recoverability of the carrying value of long-lived assets, including goodwill and property and equipment, is to review the carrying value of the assets if the facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value will not be recoverable, as determined based on the projected undiscounted future cash flows, the carrying value is reduced to its estimated fair value.



ADVERTISING



    Advertising expense for the period January 1 to May 10, 1999 and the period May 11 to December 31, 1999 was $1,375 and $5,205, respectively.



    The Company capitalizes costs paid for advertising to specific target audiences on third party Internet websites that have resulted in hotel room bookings for which the revenue has not been recognized as of the balance sheet date. The capitalized costs are amortized over a period of no more than three months, which approximates the period over which the revenue is earned. As of December 31, 1999, capitalized advertising is $182. Other advertising costs are expensed in the period incurred.

                        HOTEL RESERVATIONS NETWORK, INC.

                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)



INCOME TAXES



    The Predecessor to the Company elected to be taxed as an S corporation for Federal income tax purposes and thus generally did not pay federal income taxes.



    Since May 11, 1999, the Company is included in the consolidated tax return of USAi. The Company's financial statements for the period May 11 to December 31, 1999 reflect income tax expense computed on a stand-alone basis at the applicable federal and state tax rates.



    The statements of operations for the period January 1 to May 10, 1999 do not include a provision for income taxes using C corporation rates. The unaudited pro forma net income includes a provision for federal income taxes that would have been required had the Predecessor not elected to be treated as an S corporation.



    Furthermore, the Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled on a stand-alone basis.



EARNINGS PER SHARE



    The Company had no stock options or other potential common stock equivalents; therefore, there is no difference in basic and diluted earnings per share. Earnings per share is not presented either for the Company or the Predecessor since such amounts are not meaningful.



ACCOUNTING ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.



NOTE 3--BUSINESS ACQUISITION



    On May 10, 1999, the Company completed its acquisition of substantially all of the assets of TMF and Marketing. The transaction has been accounted for under the purchase method of accounting. The purchase price was $149.2 million, net of a working capital adjustment of $0.8 million, plus contingent payments based on operating performance during the year ending December 31, 1999 and for the twelve month periods ending March 31, 2000, 2001 and 2002 (See Note 11 for information about an amendment to this obligation). The purchase price was paid in the form of a cash payment of $145 million on May 11, 1999 and a promissory note of $5 million which is due on January 30, 2000 and which bears interest at 4.75% per annum. Interest for the period May 11 to December 31, 1999 on the promissory note was $153.



    The Company is required to issue the sellers of our predecessor business the number of shares of our class A common stock equal to approximately 10% of the aggregate value of the equity of the Company immediately prior to a transaction, as defined, including an initial public offering or sale or merger of the Company.

                        HOTEL RESERVATIONS NETWORK, INC.

                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)



NOTE 3--BUSINESS ACQUISITION (CONTINUED)



    The initial contingent payments total $50.0 million, of which $37.5 million has been paid through December 31, 1999 by the Company with funds contributed by USAi in consideration of equity interests, including $12.5 million at the date of Acquisition. The remaining $12.5 million has been accrued based on the attainment of the operating performance targets for the year ended December 31, 1999, and will be paid with funds contributed by USAi. The purchase price, including the initial contingent payments of $50.0 million for the year ending December 31, 1999, has been preliminarily allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of purchase. The unallocated excess of acquisition costs over net assets acquired of $200.3 million has been preliminarily allocated to goodwill, which is being amortized over ten years.



    The following unaudited pro forma combined condensed financial information for the year ended December 31, 1998 and 1999, is presented to show the results of the Company as if the Acquisition occurred at the beginning of the periods presented. The pro forma results include certain adjustments, including increased amortization related to goodwill and other intangibles, interest expense and income tax expense, and are not necessarily indicative of what the results would have been had the transaction actually occurred on the aforementioned dates. See Note 11.



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                          --------------------
                                                            1998       1999
                                                          --------   ---------
                                                              (UNAUDITED)
Net revenues............................................  $66,472    $161,814
Net earnings (loss).....................................   (8,649)      3,493



NOTE 4--MARKETABLE SECURITIES--AVAILABLE FOR SALE



    Investments in marketable securities--available for sale consist of the following:



                                                               DECEMBER 31, 1999
                                                        --------------------------------
                                                                               PRE-TAX
                                                                              UNREALIZED
                                                          COST      MARKET       LOSS
                                                        --------   --------   ----------
Government bonds......................................   $2,189     $2,087       $102
Medium term notes.....................................    2,856      2,819         37
                                                         ------     ------       ----
                                                         $5,045     $4,906       $139
                                                         ======     ======       ====



    The marketable securities have an aggregate face value of $5,045. Maturities of marketable securities--available for sale are $1,500, $200, $100 and $3,245 in 2000, 2003, 2004 and 2005 and thereafter, respectively. The unrealized loss of $139 is shown as a component of comprehensive loss net of income tax benefits of $51.

                        HOTEL RESERVATIONS NETWORK, INC.

                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)



NOTE 5--INCOME TAXES



    A reconciliation of total income tax expense to the amounts computed by applying the statutory federal income tax rate to earnings before income taxes for the period May 11 to December 31, 1999 is shown as follows:



Income tax expense at the federal statutory rate of 34%.....  $  2,225
State income taxes, net of effect of federal tax benefit....       196
                                                              --------
Income tax expense..........................................  $  2,421
                                                              ========



    The components of income tax expense are as follows:



Current income tax expense:
  Federal...................................................  $  3,520
  State.....................................................       488
                                                              --------
    Current income tax expense:.............................     4,008
                                                              --------

Deferred income tax benefit:
  Federal...................................................     1,393
  State.....................................................       194
                                                              --------
    Deferred income tax benefit.............................     1,587
                                                              --------
    Total net income tax expense............................  $  2,421
                                                              ========



    The deferred tax benefit of $1,587 as of December 31, 1999 is related entirely to the tax effects of cumulative temporary differences arising from the amortization of goodwill, which is amortized over 10 years for book purposes and 15 years for tax purposes. The effective tax rate is 37% which reflects the federal statutory rate and applicable state income tax rates.

                        HOTEL RESERVATIONS NETWORK, INC.

                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)



NOTE 6--COMMITMENTS AND CONTINGENCIES



    The Company leases office space and equipment used in connection with its operations under various operating leases. Future minimum payments under these non-cancelable agreements total $2,036 and are $607, $601, $590 and $238 in the years 2000, 2001, 2002 and 2003, respectively.



    Expenses charged to operations under these agreements were $108 and $382 for the period from January 1 to May 10, 1999 and the period May 11 to December 31, 1999, respectively.



    At December 31, 1999, the Company has $1,769 of outstanding letters of credit that expire between March and December 2000. The outstanding letters of credit are collateralized by $2,000 of investments that are classified as cash equivalents.



    As of December 31, 1999, the Company has non-cancelable commitments for hotel rooms totalling $4,612, which relate to the period January 1, 2000 to December 31, 2000. Furthermore, the Company has non-cancelable commitments under advertising contracts with third party Internet websites totalling $4,028 as of December 31, 1999.



NOTE 7--LITIGATION



    In the ordinary course of business, the Company is engaged in various lawsuits; however, the Company is not currently involved in any material legal proceedings. In the opinion of management, the ultimate outcome of the various lawsuits should not have a material impact on the liquidity, results of operations or financial condition of the Company.



NOTE 8--RELATED PARTY TRANSACTIONS



    The Company has arrangements with Ticketmaster LLC ("Ticketmaster") a wholly owned subsidiary of USAi that allows Ticketmaster to sell hotel rooms to the Company's customers using the Company's websites. Furthermore, the Company entered into an arrangement with Ticketmaster for teleservices in certain markets. For the period May 11 to December 31, 1999, the Company incurred fees of $93 under these arrangements.



    The Company entered into an arrangement with Ticketmaster Online-CitySearch, Inc. ("TMCS"), an indirect subsidiary of USAi which operates CitySearch's Reservation Center. Under the arrangement, TMCS will market the Company's hotel products via the Internet in return for (1) links from the Company's websites and newsletters to TMCS's website and (2) a 5% commission on total booking price on all orders placed and exercised through City Site links. The commission paid to TMCS for the period May 11 to December 31, 1999 was not material.



    The Company has certain arrangements for cable television commercial advertisements with USAi affiliates. Under the agreements, the Company receives promotional advertising in return for a 5% commission on total booking price on all orders resulting from the advertising. The commission paid for the period May 11 to December 31, 1999 was not material.



NOTE 9--NON-RECURRING ACQUISITION RELATED COSTS



    During the period January 1 to May 10, 1999, the Predecessor paid discretionary compensation and bonuses of $398 to its employees (other than Messrs. Diener and Litman, the principal owners of the predecessor) and incurred professional and advisory fees of $159 related directly to the acquisition.

                        HOTEL RESERVATIONS NETWORK, INC.

                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)



NOTE 9--NON-RECURRING ACQUISITION RELATED COSTS (CONTINUED)



    In connection with the sale of substantially all the assets of TMF and Marketing, the principal owners entered into an agreement to pay an executive of TMF for past services 5% of all net sales proceeds, including all contingent payments, received by the principal owners in connection with the sale. During the period January 1 to May 10, 1999, the Predecessor recorded a charge of $18,720 in connection with this obligation.



NOTE 10--BENEFIT PLANS



    The Company offers a plan pursuant to Section 401(k) of the Internal Revenue Code (the "Plan") covering substantially all full-time employees who are not party to collective bargaining agreements and those employees who are non-resident aliens. The Company's share of the matching employer contributions is set at the discretion of management. The expense for the Plan for the period January 1 to May 10, 1999 and the period May 11 to December 31, 1999 was $6 and $11, respectively.



NOTE 11--SUBSEQUENT EVENT (UNAUDITED)



    The Company plans to complete an initial public offering in the first fiscal quarter of 2000. Prior to the offering the Company plans to recapitalize its common stock into class A common stock having one vote per share and class B common stock having 15 votes per share. USAi will be issued shares of class B common stock in exchange for its shares of common stock. The Company will authorize 600,000,000 shares of class A common stock, 150,000,000 shares of class B common stock and 20,000,000 shares of preferred stock. Shares of class A common stock will be sold to the public in the offering. Under the asset purchase agreement, the Company is required to issue to the sellers of the predecessor business, shares of class A common stock equal to 10% of the aggregate value of the equity of the Company immediately prior to the offering. Immediately prior to the offering the Company will have 11,699,900 shares of class A common stock and 37,299,100 shares of class B common stock outstanding.



    Pursuant to an amendment to the asset purchase agreement, the Company has agreed to issue class A common stock to the sellers in exchange for releasing the obligation of the Company to make additional performance-based payments covering the twelve months ending March 31, 2001 and 2002. The number of shares to be issued will be determined by dividing $81.6 million by the initial public offering price per share (6,800,000 shares assuming an initial public offering price of $12.00 per share). This will result in additional goodwill that will be amortized over the remaining ten-year life assigned to the goodwill.



    In January 2000, the Company entered into an affiliation agreement with Travelocity and will issue to Travelocity a performance warrant upon the completion of the public offering. The performance warrants will be subject to vesting based on achieving certain performance targets. If the performance warrants are fully vested and exercisable it will entitle the holder to acquire approximately 2,447,955 shares of class A common stock. The Company also entered into other affiliation agreements and has agreed to issue approximately
1.75 million warrants at the initial offering price upon completion of the offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           , 2000

                                     [LOGO]

                    5,400,000 SHARES OF CLASS A COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                          DONALDSON, LUFKIN & JENRETTE
                          ALLEN & COMPANY INCORPORATED
                            BEAR, STEARNS & CO. INC.
                           THOMAS WEISEL PARTNERS LLC
                                 DLJDIRECT INC.

           ---------------------------------------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of class A common stock and seeking offers to buy shares of class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the class A common stock.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Until            , 2000, all dealers that buy, sell or trade in our class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses expected to be incurred by the Registrant in connection with the issuance and distribution described in this registration statement, other than underwriting discounts and commissions. All amounts other than the Commission registration fee are estimated.


Securities and Exchange Commission registration fee.........  $22,363
NASD filing fee.............................................    8,573
Blue sky fees and expenses..................................    2,500
Nasdaq listing fee..........................................    1,000
Accounting fees and expenses................................        *
Legal fees and expenses.....................................        *
Printing and engraving expenses.............................        *
Transfer Agent and Registrar fees and expenses..............        *
Miscellaneous...............................................        *
                                                              -------
    Total...................................................  $     *
                                                              =======


------------------------

*To be completed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may include in its charter documents, and in agreements between the corporation and its directors, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    The Registrant's restated certificate of incorporation limits the personal liability of directors of the Registrant and provides for the indemnification of directors of the Registrant to the fullest extent permitted under Delaware law. The Registrant's restated bylaws also provide for the indemnification of officers, directors and third parties acting on behalf of the company if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the company, and with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since March 25, 1999, the date of inception of the Registrant, the Registrant has issued securities that were not registered under the Securities Act in the following transactions:

(1) In connection with the formation of the Registrant, 100 shares of common stock were issued to USA Networks, Inc. ("USAi"), our parent company, on April 19, 1999. The shares were issued in exchange for USAi's initial capital contribution to the Registrant.

(2) Immediately prior to the closing of this offering, the Registrant will authorize a recapitalization of its common stock, and USAi will exchange all of its shares of common stock, which constitutes all of the Registrant's outstanding common stock, for shares of class B common stock.


(3) Following the recapitalization but prior to the closing of this offering, the Registrant will issue to an assignee of TMF, Inc. and HRN Marketing Corp. an estimated 11,699,000 shares of Class A Common Stock as part of the consideration for the sale by TMF, Inc. and HRN Marketing Corp. of substantially all their assets to the Registrant.



(4) Immediately upon completion of this offering, we have agreed to issue warrants to purchase at the initial public offering price an estimated 4,197,955 shares of class A common stock (assuming a public offering price of $12.00 per share) to a number of our third-party website affiliates. Warrants to purchase an estimated 1.75 million shares will be immediately exercisable, but neither these warrants nor the shares underlying them will be transferable until after the first anniversary of the initial closing of this offering. A performance warrant to purchase 2,447,955 shares will be subject to specified vesting criteria. The performance warrant is not transferable (except that it may be transferred to an affiliate of the holder after the first anniversary of the initial closing of this offering) and will not be exercisable until the third anniversary of the initial closing of this offering unless the vesting criteria are wavied.



    The original issuance of shares to USAi, the issuance of shares to the assignee of TMF, Inc. and HRN Marketing Corp. and the issuance of the warrants are transactions exempt from the registration requirements under Section 4(2) of the Securities Act. The recapitalization is a transaction exempt from the registration requirements under Section (3)(a)(9) of the Securities Act. In addition, no public offering was involved in any of these transactions nor were underwriting discounts or commissions paid.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
        1.1**           Form of Underwriting Agreement

        3.1*** Amended Certificate of Incorporation (as currently in effect)

        3.2** Form of Restated Certificate of Incorporation (to be effective immediately prior to the consummation of this offering)

        3.3**           Form of Restated Bylaws

        4.1**           Specimen class A common stock certificate

        5.1*            Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

       10.1**           Assumption Agreement between Hotel Reservations Network,
                        Inc. and USA Networks, Inc.

       10.2**           Tax Sharing Agreement between Hotel Reservations Network,
                        Inc. and USA Networks, Inc.

       10.3**           2000 Stock Option Plan

       10.4**           Directors' Stock Option Plan

       10.5**           Amended and Restated Asset Purchase Agreement by and among
                        Hotel Reservations Network, Inc., USA Networks, Inc., TMF,
                        Inc., HRN Marketing Corp., David Litman and Robert Diener

       10.6*            Form of Warrant

       10.7*            Form of Performance Warrant

EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
       10.8*            Employment Agreement with Jack Rubin

       12.1*            Statement regarding computation of EBITDA

       23.1*            Consent of Grant Thornton LLP

       23.2*            Consent of Ernst & Young LLP

       23.3*            Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (contained in Exhibit 5.1)

       24.1***          Powers of Attorney

       24.2*            Powers of Attorney for Michael Sileck and Jack Rubin

       27.1*            Financial Data Schedule (for SEC use only)

       27.2*            Financial Data Schedule (for SEC use only)

       99.1**           Nominee Directors' Consents


------------------------

*   Filed herewith

**  To be filed by amendment

*** Previously filed

    (b) Financial Statement Schedules

    None

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 3, 2000.


                                                       HOTEL RESERVATIONS NETWORK, INC.

                                                       By:  /s/ THOMAS J. KUHN
                                                            -----------------------------------------
                                                            Name: Thomas J. Kuhn
                                                            Title:  Vice President

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated below.


                SIGNATURES                                  TITLE                         DATE
                ----------                                  -----                         ----

                    *
    ---------------------------------       Chief Executive Officer and Director    February 3, 2000
               David Litman                   (Principal Executive Officer)

                    *
    ---------------------------------       President, Treasurer and Director       February 3, 2000
              Robert Diener                   (Principal Accounting Officer)

                    *
    ---------------------------------       Chief Financial and Strategic Officer   February 3, 2000
                Jack Rubin                    (Principal Financial Officer)

                    *
    ---------------------------------       Director                                February 3, 2000
               Barry Baker

                    *
    ---------------------------------       Director                                February 3, 2000
            Victor A. Kaufman

                    *
    ---------------------------------       Director                                February 3, 2000
            Dara Khosrowshahi

                    *
    ---------------------------------       Director                                February 3, 2000
              Michael Sileck


*By:      /s/ THOMAS J. KUHN
     ----------------------------
     Name:  Thomas J. Kuhn
     Title:  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
         1.1**          Form of Underwriting Agreement

         3.1*** Amended Certificate of Incorporation (as currently in effect)

         3.2** Form of Restated Certificate of Incorporation (to be effective immediately prior to the consummation of this offering)

         3.3**          Form of Restated Bylaws

         4.1**          Specimen class A common stock certificate

         5.1*           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

        10.1**          Assumption Agreement between Hotel Reservations Network,
                        Inc. and USA Networks, Inc.

        10.2**          Tax Sharing Agreement between Hotel Reservations Network,
                        Inc. and USA Networks, Inc.

        10.3**          2000 Stock Option Plan

        10.4**          Directors' Stock Option Plan

        10.5**          Amended and Restated Asset Purchase Agreement by and among
                        Hotel Reservations Network, Inc., USA Networks, Inc., TMF,
                        Inc., HRN Marketing Corp., David Litman and Robert Diener

        10.6*           Form of Warrant

        10.7*           Form of Performance Warrant

        10.8*           Employment Agreement with Jack Rubin

        12.1*           Statement regarding computation of EBITDA

        23.1*           Consent of Grant Thornton LLP

        23.2*           Consent of Ernst & Young LLP

        23.3*           Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (contained in Exhibit 5.1)

        24.1***         Powers of Attorney

        24.2*           Powers of Attorney for Michael Sileck and Jack Rubin

        27.1*           Financial Data Schedule (for SEC use only)

        27.2*           Financial Data Schedule (for SEC use only)

        99.1**          Nominee Directors' Consents


------------------------

*   Filed herewith

**  To be filed by amendment

*** Previously filed

    (b) Financial Statement Schedules

    None